       FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 21, 1999


                                                      REGISTRATION NO. 333-76331
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------


                                AMENDMENT NO. 4
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                      ------------------------------------

                            INTERNET.COM CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                          7319                  06-1542480
 (State or other jurisdiction    (Primary Standard Industrial    (IRS Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                      ------------------------------------

                               20 KETCHUM STREET
                          WESTPORT, CONNECTICUT 06880
                                 (203) 226-6967
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                 ---------------------------------------------

                                ALAN M. MECKLER
                       CHAIRMAN & CHIEF EXECUTIVE OFFICER
                            INTERNET.COM CORPORATION
                               20 KETCHUM STREET
                          WESTPORT, CONNECTICUT 06880
                                 (203) 226-6967
Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

          WILLIAM J. GRANT, JR.                        MICHAEL J. SULLIVAN
         WILLKIE FARR & GALLAGHER                       COOLEY GODWARD LLP
            787 SEVENTH AVENUE                          ONE MARITIME PLAZA
         NEW YORK, NEW YORK 10019                SAN FRANCISCO, CALIFORNIA 94111
              (212) 728-8000                              (415) 693-2000

                      ------------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE SECURITIES AND EXCHANGE COMMISSION DECLARES OUR REGISTRATION STATEMENT EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JUNE 21, 1999


3,400,000 SHARES

INTERNET.COM CORPORATION

                                                       [LOGO]

COMMON STOCK

$  PER SHARE

----------------------------------------------------------------------

-  We anticipate that the initial public       -  This is our initial public offering and no
   offering price will be between $10.00 and   public market currently exists for our
   $12.00 per share.                              shares.
-  Proposed trading symbol: Nasdaq National
   Market--INTM.

                              -------------------

THIS INVESTMENT INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------


                                                                          PER SHARE      TOTAL
                                                                         -----------  -----------
Public Offering Price..................................................   $            $
Underwriting Discounts.................................................   $            $
Proceeds, before expenses, to internet.com Corporation.................   $            $

-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

THE UNDERWRITERS HAVE A 30-DAY OPTION TO PURCHASE UP TO 510,000 ADDITIONAL SHARES OF COMMON STOCK FROM A SELLING STOCKHOLDER TO COVER OVER-ALLOTMENTS, IF ANY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF ANYONE'S INVESTMENT IN THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

U.S. BANCORP PIPER JAFFRAY

                     WILLIAM BLAIR & COMPANY

                                           DLJDIRECT Inc.

                  THE DATE OF THIS PROSPECTUS IS       , 1999.

                               TABLE OF CONTENTS


                                                                                            PAGE
                                                                                            -----
Summary................................................................................           4
Risk Factors...........................................................................           8
Use of Proceeds........................................................................          17
Dividend Policy........................................................................          17
Capitalization.........................................................................          18
Dilution...............................................................................          19
Selected Financial Data................................................................          20
Management's Discussion and Analysis of Financial Condition
  and Results of Operations............................................................          21
Business...............................................................................          32
Management.............................................................................          50
Certain Transactions...................................................................          55
Principal Stockholders.................................................................          59
Description of Capital Stock...........................................................          60
Shares Eligible for Future Sale........................................................          63
Underwriting...........................................................................          65
Legal Matters..........................................................................          67
Experts................................................................................          67
Where You Can Find More Information....................................................          68
Index to Financial Statements..........................................................         F-1


                      ------------------------------------

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

                                    SUMMARY

THE ITEMS IN THE FOLLOWING SUMMARY ARE DESCRIBED IN MORE DETAIL LATER IN THIS PROSPECTUS. THIS SUMMARY PROVIDES AN OVERVIEW OF SELECTED INFORMATION AND DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER. THEREFORE, YOU SHOULD ALSO READ THE MORE DETAILED INFORMATION SET OUT IN THIS PROSPECTUS, THE FINANCIAL STATEMENTS AND THE OTHER INFORMATION INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL REFERENCES IN THIS PROSPECTUS TO "INTERNET.COM," "WE," "US" OR "OUR" ARE TO INTERNET.COM CORPORATION OR INTERNET.COM LLC, OUR PREDECESSOR ENTITY.

INTERNET.COM

internet.com owns and operates a network of 61 Web sites and related Internet media properties focused solely on the Internet industry. In addition to our 61 Web sites, our network includes 43 e-mail newsletters, which are periodical publications delivered by electronic mail; 55 online discussion forums, which are electronic message centers where members of specific interest groups review messages left by others and leave their own messages; and 52 moderated e-mail discussion lists, which are similar to online discussion forums, except that members' messages are transmitted and received by e-mail broadcast. Our network is organized into nine subject areas, or vertical content channels. These vertical content channels serve our Internet users, which include Internet industry and Internet technology professionals, Web developers and experienced Internet users. We provide our audience, or community of Internet users, with the following resources:

-  real-time Internet industry news

-  tutorials, training and skills development

-  Internet market research

-  buyer's guides and products reviews

-  archives of definitive industry publications

-  discussion forums

-  software downloads

-  expert advice

The Internet has emerged as a global distribution network for real-time news and information, an environment for online communities and a marketplace in which commerce is conducted. International Data Corporation, or IDC, estimates that the number of Uniform Resource Locators, the addresses of documents on the World Wide Web, will grow from approximately 925 million in 1998 to 13.1 billion in 2003. This growth has created a rapidly expanding group of Internet professionals with a critical need for news and information resources to assist them in their daily work and purchasing decisions. Our network provides a comprehensive source of the latest Internet news and information for our community of Internet users. It also provides the ability to share information and evaluate, compare and purchase Internet-related products and services.

We also provide advertisers and vendors with a means through which they can reach our community of Internet industry and Internet technology professionals, many of whom either make or influence Internet technology purchasing decisions. We have had over 450 advertisers on our network, including Biztravel.com, Dell Computer Corporation, International Business Machines Corporation, Lucent Technologies Inc., Macromedia Inc., Microsoft Corporation, Nortel Networks Corporation, Oracle Corporation, OrderTrust LLC and Surfree.com Inc., which were our 10 largest advertisers based on revenues during the six months ended March 31, 1999.

We have rapidly built a network of Internet media properties, through internal development and acquisitions. We have experience identifying, evaluating, acquiring and integrating Internet media properties which are complementary to our content offerings and services. Since July 1995, we have made 28 acquisitions of Internet media properties, consisting of 37 Web sites, 29 e-mail newsletters, 16 online discussion forums and four moderated e-mail discussion lists. We have made 17 of these 28 acquisitions since March 1998. Our size and recent growth are illustrated by the following statistics for the months of April 1998 and April 1999:

                                                APRIL 1998    APRIL 1999
                                               ------------  ------------
Web site page views                              13,490,000    42,100,000
Unique Web site visitors                            850,000     1,660,000
E-mail newsletters distributed                      300,000     8,100,000
E-mail newsletter subscribers                        80,000       700,000
E-mail discussion list postings                     --         31,200,000
E-mail discussion list subscribers                  --             51,000

Our objective is to maintain and strengthen our position as a provider of business information focused solely on the Internet industry. We intend to achieve this objective by continuing to execute the following strategies:

      -      increase our proprietary content offerings and services;

      -      grow through targeted acquisitions;

      -      increase traffic and enhance worldwide brand recognition;

      -      expand revenue opportunities; and

      -      increase our international presence.

In part due to our rapid and recent growth, we have a history of significant losses. Since inception, internet.com and its predecessor business have a cumulative loss of approximately $11.2 million, of which $3.3 million relates to the three months ended March 31, 1999. Our plans for continued acquisitions of Internet media properties, as well our operating in highly competitive markets, will contribute to our anticipated continued losses for the foreseeable future.

Prior to the acquisition of Mecklermedia Corporation by Penton Media, Inc. in November 1998, we operated since December 1994 as one of three divisions which comprised Mecklermedia. We have a limited operating history. Our predecessor Web sites, MECKLERWEB.COM and IWORLD.COM, were also dedicated to covering the Internet industry. In connection with this acquisition, Penton Media determined that Mecklermedia's Internet business was not consistent with its planned strategic direction. To address this issue, Alan M. Meckler, Mecklermedia's Chairman and Chief Executive Officer, purchased an 80.1% interest in internet.com LLC, a business formed by Penton Media to hold the Internet business acquired from Mecklermedia. See "Certain Transactions--Formation Transactions." As of March 31, 1999, Mr. Meckler beneficially owned approximately 55.2% of our outstanding common stock, after giving effect to this offering.


Prior to the effectiveness of the registration statement relating to this prospectus, one of our underwriters mailed written materials to persons we had designated as potential purchasers of our common stock. In addition, this underwriter has received funds from some of the recipients of these written materials. These actions may have constituted violations of the Securities Act of 1933. See "Risk Factors--Some shares in this offering may have been offered or sold in violation of the Securities Act of 1933."


internet.com Corporation was incorporated on April 5, 1999 in the State of Delaware. internet.com LLC will be merged with and into internet.com Corporation immediately preceding the consummation of the offering. Our principal executive offices are located at 20 Ketchum Street, Westport, Connecticut 06880 and our telephone number is (203) 226-6967.

The information on our Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists is not a part of this prospectus. "internet.com" and the internet.com logo are two of our trademarks and service marks. We have numerous other trademarks and service marks as well. See "Business--Intellectual Property." This prospectus also references trademarks and trade names of other companies.

THE OFFERING


Common stock offered............................  3,400,000 shares

Common stock outstanding after the offering.....  23,400,000 shares (1)(2)

Offering price..................................  $      per share

Use of proceeds.................................  We will receive net proceeds from this
                                                  offering of approximately $    million.
                                                  We will use approximately $4.8 million of
                                                  the net proceeds to repay indebtedness
                                                  from our line of credit. We intend to use
                                                  the remaining net proceeds for potential
                                                  strategic acquisitions, general corporate
                                                  purposes, including working capital and
                                                  expansion of editorial, marketing and
                                                  sales activities, and to finance any
                                                  obligations to return the consideration
                                                  paid for shares of our common stock that
                                                  internet.com may have. See "Use of
                                                  Proceeds" and "Risk Factors--Some shares
                                                  in this offering may have been offered or
                                                  sold in violation of the Securities Act
                                                  of 1933."

Proposed Nasdaq National Market symbol..........  INTM


------------------------------------

(1) Based on shares outstanding as of March 31, 1999, assuming the conversion of internet.com into a corporation had been effected as of that date. Excludes 2,000,000 shares of common stock that have been set aside for stock options under our stock incentive plan, of which 510,500 options will be granted to our employees immediately preceding the closing of this offering at the inital public offering price.

(2) Assumes exercise by Internet World Media of a warrant to purchase up to 2,075,634 shares.

UNLESS OTHERWISE SPECIFICALLY STATED, INFORMATION CONTAINED IN THIS PROSPECTUS
(A) DOES NOT TAKE INTO ACCOUNT THE EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION TO PURCHASE UP TO 510,000 SHARES OF OUR COMMON STOCK FROM INTERNET WORLD MEDIA, INC., A WHOLLY-OWNED SUBSIDIARY OF PENTON MEDIA, INC.; (B) DOES NOT GIVE EFFECT TO THE EXERCISE BY INTERNET WORLD MEDIA OF A WARRANT TO PURCHASE 2,075,634 SHARES OF OUR COMMON STOCK IMMEDIATELY PRIOR TO THE CLOSING OF THIS OFFERING; AND (C) GIVES EFFECT TO THE CONVERSION OF OUR BUSINESS FORM INTO A CORPORATION, AT THE CONVERSION RATE OF ONE MEMBERSHIP UNIT IN INTERNET.COM LLC INTO 16,215.891 SHARES OF OUR COMMON STOCK, WHICH WILL OCCUR IMMEDIATELY PRIOR TO THE EFFECTIVENESS OF THIS OFFERING.

SUMMARY FINANCIAL DATA
(IN THOUSANDS, EXCEPT PER SHARE DATA)

The following table summarizes the financial data for internet.com and its predecessor business, the iWorld division of Mecklermedia. The share information reflects the conversion of internet.com from a limited liability company into a corporation as if such conversion had occurred at the beginning of each period indicated. Effective with the formation of internet.com in November 1998, our fiscal year end has been changed to December 31. The following summary financial data should be read in conjunction with the internet.com and iWorld audited financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                                           THREE
                                         INCEPTION                                                                        MONTHS
                                      (DEC. 7, 1994)             FISCAL YEAR ENDED              OCT. 1       NOV. 24       ENDED
                                          THROUGH      -------------------------------------    THROUGH      THROUGH    -----------
                                         SEPT. 30,      SEPT. 30,    SEPT. 30,    SEPT. 30,    NOV. 23,     DEC. 31,     MARCH 31,
                                          1995(1)        1996(1)      1997(1)      1998(1)      1998(1)      1998(2)      1998(1)
                                      ---------------  -----------  -----------  -----------  -----------  -----------  -----------
STATEMENT OF OPERATIONS DATA:
Revenues............................     $     123      $     498    $   1,479    $   3,544    $     778    $     772    $     831
Gross profit........................            84            (38)         308        1,373          322          369          264
Operating loss......................          (404)        (1,244)      (2,155)      (2,731)        (467)        (966)        (691)
Net loss............................          (404)        (1,244)      (2,155)      (2,731)        (467)        (974)        (691)
Basic and diluted net loss per
  share.............................
Common shares used to compute basic
  and diluted net loss per share....


                                       MARCH 31,
                                        1999(2)
                                      -----------
STATEMENT OF OPERATIONS DATA:
Revenues............................   $   1,612
Gross profit........................         495
Operating loss......................      (3,226)
Net loss............................      (3,258)
Basic and diluted net loss per
  share.............................   $   (0.18)
Common shares used to compute basic
  and diluted net loss per share....      17,924

The following table summarizes our balance sheet (assuming the conversion of internet.com LLC into a corporation) as of March 31, 1999, which has been adjusted, on a pro forma basis, to reflect the sale of the 3,400,000 shares of common stock offered hereby at an assumed offering price of $11.00 per share, after deducting estimated underwriting discounts and estimated offering expenses, and the exercise by Internet World Media of its warrant to purchase 2,075,634 shares of our common stock immediately prior to the closing of this offering. See "Use of Proceeds" and "Capitalization."

                                                                                 MARCH 31, 1999
                                                                             ----------------------
                                                                                         PRO FORMA
                                                                              ACTUAL    AS ADJUSTED
                                                                             ---------  -----------
BALANCE SHEET DATA:
Cash and cash equivalents..................................................  $     236   $  34,928
Working capital (deficit)..................................................     (2,207)     34,336
Total assets...............................................................     24,902      59,594
Borrowings under line of credit............................................      1,851      --
Total stockholders' equity.................................................     20,265      56,808

------------------------------------

(1) Represents the financial data of the iWorld division of Mecklermedia Corporation.

(2)  Represents the financial data of internet.com.

                                  RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE HARMED BY ANY OF THE FOLLOWING RISKS. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THE FOLLOWING RISKS, AND YOU MIGHT LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED OPERATING HISTORY. Although our predecessor business, iWorld, began operating in December 1994, internet.com was only formed in November 1998. Thus, we have a limited operating history upon which you can evaluate our business. We are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet products and services. For example:

      - we might fail to continue to develop and extend our Internet-based content offerings and services;

      - our services may be rejected by Internet users, vendors or advertisers;

      - we might be unable to maintain and increase the levels of traffic on our network;

      - our competitors may develop or may already have developed similar or superior services or products;

      - the market might fail to continue to accept the Internet as an advertising medium;

      -      we might not be able to successfully sell Internet advertising;

      - market prices for Internet advertising may drop as a result of competition or other factors;

      - we might not effectively integrate the technology and operations of any acquired businesses or technologies with our operations;

      - the technologies we use in our operations might fail or operate poorly; and

      - we might be unable to identify, attract, retain and motivate qualified personnel.

We might not be successful in addressing these risks or other risks we may face. If we are unable to adequately address these risks, our business, results of operations and financial condition would suffer.

WE ANTICIPATE CONTINUED LOSSES. We had net losses of approximately $1.2 million for the year ended September 30, 1996, $2.2 million for the year ended September 30, 1997, $2.7 million for the year ended September 30, 1998 and $3.3 million for the three months ended March 31, 1999. As of March 31, 1999, we had an accumulated deficit of approximately $4.2 million. We cannot assure you that our revenues will continue at their current level or increase in the future. We have not achieved profitability on a quarterly or annual basis to date and we anticipate that we will continue to incur net losses for the foreseeable future. Our failure to achieve profitability could deplete our current capital resources and reduce our ability to raise additional capital. We expect to increase our operating expenses significantly, expand our sales and marketing operations and continue to develop and expand our content offerings and services. If these expenses are not accompanied by increased revenues, our business, results of operations and financial condition would suffer.

WE HAVE A SIGNIFICANT AMOUNT OF NET INTANGIBLE ASSETS. We had approximately $20.8 million of net intangible assets as of March 31, 1999. Of these intangible assets, $19.9 million relates to the goodwill associated with the formation of internet.com LLC in November 1998. If we are unable to recover the recorded amounts of our intangible assets, our business, results of operations and financial condition will suffer.

OUR QUARTERLY OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS. Our quarterly operating results may fluctuate significantly in the future because of a variety of factors, many of which are outside our control. These factors include:

      -      the level of Internet usage;

      -      traffic levels on our network;

      - the demand for advertising on our network, as well as on the Internet in general;

      - changes in rates paid for Internet advertising resulting from competition or other factors;

      - our ability to enter into or renew key agreements with our advertisers and vendors;

      - the amount and timing of costs related to marketing efforts or other initiatives;

      -      costs incurred as we expand operations;

      - our ability to successfully introduce new content offerings and services;

      -      new services introduced by us or our competitors;

      - technical difficulties or system downtime affecting the Internet generally or the operation of our network; and

      - economic conditions specific to the Internet as well as general economic conditions.

Therefore, operating results for any particular quarter might not be indicative of future operating results. We expect to depend primarily on advertising revenues for the foreseeable future. As a result, the level of advertising revenues in each quarter is likely to significantly affect our quarterly revenues and operating results. Our advertising, promotion and selling and general and administrative expenses are based on expectations of future revenues and are relatively fixed in the short term. These expenses totaled approximately $1.7 million during the three months ended March 31, 1999. If our advertising and other revenues are lower than expected, we might not be able to quickly reduce spending. In addition, we intend to significantly increase operating expenses to expand our business. Any shortfall in revenues would have a direct impact on operating results for a particular quarter and these fluctuations could affect the market price of our common stock.

THERE ARE RISKS ASSOCIATED WITH OUR BUSINESS, WHICH IS DEPENDENT ON INTERNET ADVERTISING. We have derived approximately 99% of our revenues from impression-based advertising for each of the three years ended September 30, 1996, 1997 and 1998. No standards have been widely accepted to measure the effectiveness of Internet advertising. If such standards do not develop, existing advertisers might not continue their current levels of Internet advertising. Furthermore, advertisers that have traditionally relied upon other advertising media may be reluctant to advertise on the Internet. In addition, advertisers that have already invested substantial resources in other advertising methods may be reluctant to adopt a new strategy. Our business would suffer if the market for Internet advertising fails to continue to develop or develops more slowly than expected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Our Business Strategy" and "--Marketing and Sales."

It is difficult to predict which, if any, of the pricing models currently used to sell advertising on the Internet will emerge as the industry standard, which makes it difficult to project future advertising rates and revenues. For example, insistence by advertisers that advertising rates be based on the number of click throughs, or user requests for additional information made by clicking on the advertisement, instead of rates based solely on the number of advertising impressions, or the number of times an advertisement is displayed, could adversely affect revenues. Advertising revenues would suffer if we cannot adapt to new Internet advertising pricing models. Moreover, filtering software programs that limit or prevent advertising from being delivered to an Internet user's computer are available. Widespread adoption of this filtering software by Internet users could adversely affect the commercial viability of Internet advertising, which would harm our business.

It is important to advertisers that we accurately measure the size and demographics of our user base and accurately verify the number of advertising impressions we deliver. We depend on third parties to provide these measurement services. If they cannot provide these services in the future, we will be required to perform them ourselves or obtain them from another provider. This could cause us to incur additional costs or cause interruptions in business during the time we are replacing these services.

WE DEPEND ON A LIMITED NUMBER OF ADVERTISERS. Our largest advertiser, International Business Machines Corporation, accounted for 17% of our total revenues for the six months ended March 31, 1999. Our top 20 advertisers together accounted for 50% of our total revenues during the same period. We expect that a limited number of advertisers will continue to account for a significant portion of our revenues. Moreover, we typically sell advertisements under purchase order agreements. These agreements are subject to cancellation by our advertisers with no minimum notice requirement. If we lose one or more of the advertisers that represent a material portion of the revenues we have generated to date, our business, results of operations and financial condition would suffer. In addition, if a significant advertiser fails to pay amounts it owes us, or does not pay those amounts on time, our business, results of operations and financial condition would suffer. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

THE SEASONALITY OF OUR ADVERTISING REVENUES COULD CAUSE OUR OVERALL REVENUES TO FLUCTUATE. We believe that advertising sales in traditional media, such as print publishing, generally are lower in the first and third calendar quarters of each year due to buying patterns of advertisers. Therefore, we believe that the growth of our advertising revenues, which constitute a significant portion of our total revenues, may be lower in the first and third quarters of each year. If the Internet makes the transition from an emerging to a more developed advertising medium, we may experience similar seasonal patterns as those in the traditional media industry. As a result, our stock price may be lower after the announcement of our results for the first and third quarters than at other times of the year.

WE DEPEND ON AN EFFECTIVE DIRECT SALES FORCE. We depend on our direct sales force to sell advertising on our Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists. We also depend on our sales force to enter into e-commerce agreements. This dependence involves a number of risks, including:

      -      the need to increase the size of our direct sales force;

      - the need to hire, retain, integrate and motivate additional sales and sales support personnel;

      -      lack of experience at internet.com of our new sales personnel; and

      - competition from other companies in hiring and retaining sales personnel.

Our business may suffer if we do not maintain an effective direct sales force.

WE FACE INTENSE COMPETITION. The market for Internet-based content offerings and services is relatively new, intensely competitive and rapidly changing. Since the advent of commercial services on the Internet, the number of online services competing for users' attention and spending has proliferated. We expect that competition will continue to intensify. We compete with other companies that direct some of their overall Web content and services at the Internet professional community, such as Ziff-Davis Inc.'s ZDNet, C/NET, Inc., CMP Media Inc., EarthWeb Inc. and Wired Digital Inc. We also compete for circulation and advertising impressions with general interest portal and destination Web sites as well as traditional media.

An important part of our strategy is to develop and increase the reputation of our brand names. If we are unable to do so, or if our competitors develop their brand names more successfully than we do, our future growth, and our business, results of operations and financial condition would suffer.

Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we have. These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and to devote greater resources to the development, promotion and sale of their products and services than we can. We might not be able to compete successfully against our current or future competitors. See "Business--Competition."

WE MIGHT NOT BE ABLE TO ADEQUATELY MANAGE OUR GROWTH. Our recent growth has placed, and will continue to place, a significant strain on our managerial, operational and financial resources. We must continue to implement and improve our operational and financial systems and to expand, train and manage our employee base to manage this future growth. We also intend to establish or acquire additional Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists which will create additional operational and management complexities. In addition, we expect that our operational and management systems will face increased strain as a result of the expansion of our content offerings and services. We might not be able to manage effectively the expansion of our operations and systems, and our procedures and controls might not be adequate to support our operations. In addition, our management might not be able to make and execute decisions rapidly enough to exploit market opportunities for the expansion of our content offerings and services. If we are unable to manage growth effectively, our business, results of operations and financial condition would suffer.

WE MIGHT BE UNABLE TO SUCCESSFULLY IMPLEMENT OUR ACQUISITION STRATEGY. We have acquired and intend to continue to acquire complementary Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists, companies, technologies, services or products as appropriate opportunities arise. If we identify an appropriate acquisition opportunity, we might not be able to negotiate the terms of that acquisition successfully, finance it, or integrate its personnel and operations. We may also have difficulty continuing to acquire Web sites and other Internet media properties at the prices historically paid due to the escalation of Internet media valuations. If we make acquisitions outside of our core business, assimilating the acquired technology, services or products into our operations could be difficult. This may cause a disruption in our ongoing business, distract management and make it difficult to maintain standards, controls and procedures. In addition, we might be required to incur debt or issue equity securities to pay for any future acquisitions. If the market price for acquisition targets increases substantially, our future growth could be harmed.

OUR SYSTEMS ARE SUBJECT TO DAMAGE FROM NATURAL DISASTERS, TELECOMMUNICATION FAILURES, ELECTRONIC BREAK-INS AND SIMILAR PROBLEMS. Most of our communications and other computer hardware operations are located at our facility in Westport, Connecticut. These systems could be damaged by fire, floods, earthquakes, power loss, telecommunication failures, electronic break-ins and similar events. Our network could also be affected by computer viruses, electronic break-ins or other similar disruptive problems. Any of these occurrences could harm our business. Our insurance policies have limited coverage levels and therefore insurance may not adequately compensate us for any losses that may occur due to any failures or interruptions in our systems. See "--The failure of computer systems and software products to be Year 2000 compliant could hurt our business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

OUR SYSTEMS MAY FAIL OR EXPERIENCE A SLOWDOWN AND OUR USERS DEPEND ON OTHERS FOR ACCESS TO OUR NETWORK. Our network of Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists must accommodate a high volume of traffic and deliver frequently updated information. Our network has in the past, and may in the future, experience slower response times or decreased traffic for a variety of reasons. There have been two instances where internet.com as a whole has been inaccessible, in each instance for approximately 30 minutes. Slower response times, which have occurred more frequently, can result from general Internet problems, routing and equipment problems by third-party Internet access providers, problems with third-party advertising servers and increased traffic to our servers. We also depend on information providers to provide information and data feeds on a timely basis. Our network could experience interruptions in service due to the failure or delay in the transmission or receipt of this information. In addition, our community of Internet users depends on Internet service providers, online service providers and other Web sites' operators for access to our network. Those providers have experienced outages in the past, and may experience outages or delays in the future. Moreover, our Internet infrastructure might not be able to support continued growth of our network. Any of these problems could harm our business.

THE FAILURE OF COMPUTER SYSTEMS AND SOFTWARE PRODUCTS TO BE YEAR 2000 COMPLIANT WOULD HURT OUR BUSINESS. Our business will suffer if the computer systems we use, as well as the computer systems used by our Internet users, advertisers and vendors, do not correctly process the change in year from "99" to "00" on January 1, 2000. We are working to avoid such problems and to obtain assurances from our advertisers, vendors and other service providers that they are taking similar steps. We believe that our computer systems will successfully handle the Year 2000 issue, but there may be parts of our computer systems and aspects of the Year 2000 issue, including the potential cost of addressing the Year 2000 issue, that we have failed to consider. If our efforts and the efforts of our users, advertisers, vendors and other service providers to address the Year 2000 issue are not successful, our business will be harmed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

WE DEPEND ON THE CONTINUED SERVICE OF OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER, AND OUR PRESIDENT AND CHIEF OPERATING OFFICER, AND WE FACE INTENSE COMPETITION FOR PERSONNEL. We depend on the continued service of Alan M. Meckler, our Chairman and Chief Executive Officer, and Christopher S. Cardell, our President and Chief Operating Officer. While we maintain key person life insurance for Messrs. Meckler and Cardell, our business would suffer if we were to lose their services.

We expect that we will need to hire additional personnel in all areas. The competition for personnel in the Internet industry is intense. Any of our personnel may terminate their employment at any time for any reason. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business would be harmed.

WE HAVE LIMITED PROTECTION OF OUR INTELLECTUAL PROPERTY. Trademarks, copyrights and other proprietary rights are important to our success and competitive position. We seek protection of our editorial content, logos, brands and software relating to our Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists, but our actions may be inadequate to protect our trademarks, copyrights and other proprietary rights or to prevent others from claiming violations of their trademarks and other proprietary rights. In seeking to protect our trademarks, copyrights and other proprietary rights, or defending ourselves against claims of infringement brought by others, with or without merit, we could face costly litigation and the diversion of our management's attention and resources. This could harm our business.

OUR RIGHT TO USE THE INTERNET.COM TRADEMARK IS UNCERTAIN. We are currently involved in proceedings opposing the application of International Data Group, Inc., or IDG, to register the trademark internet.com. IDG has filed an intent-to-use application that predates our applications to register this trademark for substantially similar goods and services. The U.S. Patent and Trademark Office must decide whether our actual use of the internet.com trademark predates the IDG intent-to-use application date and whether such use amounts to actual trademark use. See "Business--Intellectual Property" and "--Legal Proceedings." If we are unsuccessful in opposing IDG's intent-to-use application, IDG could limit the scope of our use of the internet.com trademark, could use the internet.com trademark simultaneously with our use or could charge us a fee for such use, any of which would harm our business.

THERE ARE A NUMBER OF RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS THAT COULD HARM OUR BUSINESS. One component of our growth strategy is to further expand into international markets. We have launched Web sites for Canada, the United Kingdom, Israel, Australia and Asia. Our international operations are at an early stage of development and have an extremely limited operating history. In addition, the markets in which we have undertaken international expansion have technology and online industries that are less developed than in the United States.

There are risks inherent in doing business in international markets, such as the following:

      -      uncertainty of product acceptance by different cultures;

      -      unforeseen changes in regulatory requirements;

      -      difficulties in staffing and managing multinational operations;

      -      government-imposed restrictions on the repatriation of funds;

      -      currency fluctuations;

      - difficulties in finding appropriate foreign licensees or joint venture partners; and

      -      potentially adverse tax consequences.

These factors could harm our ability to successfully operate internationally and could harm our business.

RISKS RELATED TO THE INTERNET INDUSTRY

OUR FUTURE RESULTS DEPEND ON CONTINUED GROWTH IN THE USE OF THE INTERNET. Our market is new and rapidly evolving. Our business could suffer if Internet usage does not continue to grow. Internet usage may be inhibited for a number of reasons, including:

      -      inadequate network infrastructure;

      -      security concerns;

      -      inconsistent quality of service;

      -      lack of availability of cost-effective and high-speed service; and

      -      changes in government regulation of the Internet.

If Internet usage grows, the Internet infrastructure might not be able to support the demands placed on it by this growth or its performance and reliability may decline. In addition, future outages and other interruptions occurring throughout the Internet could lead to decreased use of our network and would therefore harm our business.

WE COULD BE SUED FOR INFORMATION RETRIEVED FROM THE INTERNET. We may face liability for defamation, negligence, copyright or trademark infringement, personal injury, or other claims due to the nature of content on our network of Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists, including content placed on our network by others. Such claims may also include, among others, claims that by providing hypertext links to Web sites operated by third parties, we are liable for wrongful actions by those third parties through such Web sites. Similar claims have been brought, and sometimes successfully asserted, against online services. It is also possible that users could make claims against us for losses incurred in reliance on information provided on our network. Although we carry general liability insurance, and set forth our terms and conditions of use on our network, our insurance might not cover potential claims of this type or might not be adequate to fully protect us. Also, the legal effectiveness of our terms and conditions of use is uncertain. Any liability or legal defense expenses that are not covered by insurance would harm our business, results of operations and financial condition.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD ADD ADDITIONAL COSTS AND RISKS TO DOING BUSINESS ON THE INTERNET. There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted in the future that address issues such as user privacy, pricing and the characteristics and quality of products and services. For example, although it was held unconstitutional, the Telecommunications Act of 1996 prohibited certain types of information and content from being transmitted over the Internet. Several other nations have taken actions to restrict the free flow of material deemed to be objectionable on the Internet. In addition, local telephone carriers have argued before the Federal Communications Commission, or FCC, that Internet service providers and online service providers should be required to pay fees for access to local telephone networks in a manner similar to long distance telephone carriers. If these efforts are successful, costs for Internet access could increase sharply. Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, libel and personal privacy are applicable to the Internet. Any new laws or regulations relating to the Internet could harm our business.

REGULATION COULD REDUCE THE VALUE OF OUR DOMAIN NAMES. We own the Internet domain name "internet.com," as well as numerous other domain names both in the United States and internationally. Domain names generally are regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we might not acquire or maintain the "internet.com" or comparable domain names in all the countries in which we conduct business, which could harm our business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear and still evolving. Therefore, we might be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights. If this occurred, our business would suffer.

THE INTERNET INDUSTRY IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE. Rapid technological developments, evolving industry standards and user demands, and frequent new product introductions and enhancements characterize the market for Internet products and services. These market characteristics are exacerbated by the emerging nature of the market and the fact that many companies are expected to introduce new Internet products and services in the near future. Our future success will depend on our ability to continually improve our content offerings and services. In addition, the widespread adoption of developing multimedia-enabling technologies could require fundamental and costly changes in our technology and could fundamentally affect the nature, viability and measurability of Internet-based advertising, which could harm our business.

RISKS RELATED TO THIS OFFERING

THERE HAS BEEN NO PUBLIC TRADING MARKET FOR OUR STOCK PRIOR TO THIS OFFERING AND OUR STOCK PRICE COULD BE EXTREMELY VOLATILE. There has not previously been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of a trading market or how liquid any trading market might become. The initial public offering price for the shares of our common stock will be determined by negotiations between internet.com and the representatives of our underwriters and might not reflect prices that will prevail in the trading market. The stock market has experienced extreme price and volume fluctuations and the market prices of securities of technology companies, particularly Internet-related companies, have been highly volatile. Investors might not be able to resell their shares at or above the initial public offering price. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of our management's attention and resources.

OUR STOCK OWNERSHIP WILL BE CONCENTRATED IN ALAN M. MECKLER, OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER. As of March 31, 1999, the present directors, executive officers, greater than 5% stockholders and their affiliates beneficially owned approximately 80.8% of our outstanding common stock, after giving effect to this offering. As of March 31, 1999, Alan M. Meckler beneficially owned approximately 55.2% of our outstanding common stock, after giving effect to this offering. As a result of his beneficial ownership, Mr. Meckler, acting alone or with others, will be able to control all matters requiring stockholder approval, including the election of directors and approval of significant transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of internet.com. See "Principal and Selling Stockholders."

OUR CHARTER DOCUMENTS AND THE DELAWARE GENERAL CORPORATION LAW MAY INHIBIT A TAKEOVER. Our Amended and Restated Certificate of Incorporation, bylaws and the Delaware General Corporation Law could make it more difficult for a third party to acquire us, even if a change in control would be beneficial to our stockholders. Our Amended and Restated Certificate of Incorporation allows our board of directors to issue preferred stock which may have rights and preferences that are superior to those of our common stock, thereby deterring a potential acquiror. Our bylaws provide that a special meeting of stockholders may only be called by our Board, Chairman of the Board, Chief Executive Officer or President or at the request of the holders of a majority of the outstanding shares of our common stock. See "Description of Capital Stock--Delaware Anti-takeover Law and Certain Charter and Bylaw Provisions."

SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING WOULD HURT OUR STOCK PRICE. After this offering there will be outstanding 23,400,000 shares of our common stock. Of these shares, the shares sold in this offering will be freely tradeable except for any shares purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act of 1933, as amended. The remaining 20,000,000 shares held by our directors, officers, employees, current outside stockholders, greater than 5% stockholders and their affiliates will be "restricted securities" and will become eligible for sale on the first anniversary of the closing of this offering, subject to the volume limitations and other conditions of Rule 144. In addition, 180 days after this offering, at least 13,500 shares will be issuable upon the exercise of options (based on options outstanding as of May 18, 1999). Sales of a large number of shares would hurt the market price for our common stock. See "Certain Transactions" and "Shares Eligible for Future Sale."

None of our directors, officers or greater than 5% stockholders has any restrictions on selling any of our securities held by him or her, other than as provided in lock-up agreements with U.S. Bancorp Piper Jaffray Inc., William Blair & Company, L.L.C. and DLJDIRECT Inc. and under applicable securities laws. In addition, Internet World Media, a wholly-owned subsidiary of Penton Media, can require us to register its shares of our common stock for public sale if we register any more of our equity securities after this offering (with some exceptions, such as if we register securities issuable under our stock incentive plan). Any sales by Internet World Media following this offering could hurt the trading price of our common stock. See "Certain Transactions--Registration Rights Agreement" and "Shares Eligible for Future Sale."

YOU WILL INCUR IMMEDIATE DILUTION IN THIS OFFERING. The initial public offering price of our common stock is substantially higher than the net tangible book value per share of the outstanding common stock immediately after this offering. Therefore, if you purchase our common stock in this offering, you will incur immediate dilution of $9.46 in the net tangible book value per share of common stock from the price you pay for such common stock (based upon an assumed initial public offering price of $11.00 per share). See "Dilution."


SOME SHARES IN THIS OFFERING MAY HAVE BEEN OFFERED OR SOLD IN VIOLATION OF THE SECURITIES ACT OF 1933. Prior to the effectiveness of the registration of the shares of our common stock being sold in this offering, U.S. Bancorp Piper Jaffray, Inc., an underwriter of this offering, mailed written materials to 278 persons we had designated as potential purchasers of up to 170,000 shares of common stock in this offering through a directed share program. These materials requested that any of the recipients who wished to purchase shares of our common stock through the directed share program send payment for such shares to U.S. Bancorp Piper Jaffray prior to the effectiveness of the registration of the shares of our common stock being sold in this offering. These materials may constitute a prospectus that does not meet the requirements of the Securities Act of 1933.



In addition, as of June 21, 1999 U.S. Bancorp Piper Jaffray has received funds from 88 persons seeking to subscribe for the entire $1.9 million of common stock reserved for issuance in the directed share program. This receipt of payment may have constituted a sale of our common stock in violation of the Securities Act of 1933. If the mailing of these materials or the receipt of funds by U.S. Bancorp Piper Jaffray did constitute a violation of the Securities Act of 1933, the recipients of the letter who purchased common stock in this offering would have the right, for a period of one year from the date of their purchase of common stock, to obtain recovery of the consideration paid in connection with their purchase of common stock or, if they had already sold the stock, sue us for damages resulting from their purchase of common stock. These refunds or damages could total up to approximately $1.9 million, based on an assumed initial public offering price of $11.00 per share, if these investors seek recovery or damages after an entire loss of their investment. If this occurs, our business, results of operations and financial condition would be harmed.

                                USE OF PROCEEDS

The net proceeds from the sale of the 3,400,000 shares of our common stock offered by internet.com are estimated to be $33.5 million. This assumes an initial public offering price of $11.00 per share and also reflects a deduction for the estimated underwriting discounts and commissions and estimated offering expenses. The principal purposes of this offering are to obtain additional capital, create a public market for internet.com common stock and facilitate our future access to the public capital markets.


We intend to use a portion of the net proceeds for repayment of debt incurred under our line of credit agreement (approximately $4.8 million as of May 31, 1999). This debt matures on November 15, 1999 and bears interest at a rate based on the lower of prime plus 1% or LIBOR plus .65% (5.7% as of May 31, 1999). We expect to use the remainder of the net proceeds for potential strategic acquisitions, general corporate purposes, including working capital and expansion of editorial, marketing and sales activities, and to finance any obligations to return the consideration paid for shares of our common stock that internet.com may have. See "Risk Factors -- Some shares in this offering may have been offered or sold in violation of the Securities Act of 1933." The amounts actually expended for such working capital purposes may vary significantly and will depend on a number of factors, including the amount of our future revenues and the other factors described under "Risk Factors." Accordingly, our management will retain broad discretion in the allocation of the net proceeds of this offering. Pending such uses, the net proceeds of this offering will be invested in short-term, interest-bearing, investment grade securities.


                                DIVIDEND POLICY

We have not in the past paid any dividends on our equity securities and anticipate that we will retain any future earnings for use in the expansion and operation of our business. We do not anticipate paying any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our financial condition, results of operations and capital requirements.

                                 CAPITALIZATION

The following table sets forth our historical capitalization (assuming the conversion of internet.com LLC into internet.com Corporation) as of March 31, 1999, which has been adjusted, on a pro forma basis, to reflect the sale of 3,400,000 shares of common stock offered hereby at an assumed offering price of $11.00 per share and the exercise by Internet World Media of its warrant to purchase 2,075,634 shares of our common stock immediately prior to the closing of this offering.

                                                                                                MARCH 31, 1999
                                                                                            ----------------------
                                                                                                        PRO FORMA
                                                                                             ACTUAL    AS ADJUSTED
                                                                                            ---------  -----------
                                                                                                (IN THOUSANDS)
Borrowings under line of credit (1).......................................................  $   1,851   $  --
                                                                                            ---------  -----------
Preferred stock, $0.01 par value; 4,000,000 shares authorized, no shares issued and
  outstanding, actual.....................................................................     --          --
Common stock, $0.01 par value; 75,000,000 shares authorized, 17,924,366 shares issued and
  outstanding, actual; 23,400,000 shares issued and outstanding, pro forma as adjusted ...        179         234
Additional paid-in capital................................................................     24,318      60,806
Accumulated deficit.......................................................................     (4,232)     (4,232)
                                                                                            ---------  -----------
        Total stockholders' equity........................................................     20,265      56,808
                                                                                            ---------  -----------
          Total capitalization............................................................  $  22,116   $  56,808
                                                                                            ---------  -----------
                                                                                            ---------  -----------

---------------------------------------------
(1) See Note 6 of notes to internet.com LLC financial statements for a description of borrowings under line of credit.

                                    DILUTION

Our net tangible book value as of March 31, 1999, assuming the conversion of internet.com LLC into internet.com Corporation as of that date, was $(539,000), or $(0.03) per share of common stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the pro forma shares of common stock outstanding as of March 31, 1999. Our pro forma net tangible book value as of March 31, 1999 would have been $36.0 million, or $1.54 per share. These amounts reflect the issuance and sale of our common stock offered hereby at an assumed initial public offering price of $11.00 per share and deductions for estimated underwriting discounts, commissions and offering expenses, and the exercise by Internet World Media of its warrant to purchase 2,075,634 shares of our common stock immediately prior to the closing of this offering for a total of $3.0 million. This represents an immediate increase in pro forma net tangible book value of $1.57 per share to existing stockholders and an immediate dilution of $9.46 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............................             $   11.00
  Net tangible book value per share at March 31, 1999.......................  $   (0.03)
  Increase in pro forma net tangible book value per share attributable to
    the exercise by Internet World Media of its warrant.....................       0.15
  Increase in pro forma net tangible book value per share attributable to
    new investors...........................................................       1.42
                                                                              ---------
Pro forma net tangible book value per share after offering (as adjusted)....                  1.54
                                                                                         ---------
Dilution per share to new investors.........................................             $    9.46
                                                                                         ---------
                                                                                         ---------

The table below summarizes, on a pro forma basis, as of March 31, 1999, the following differences between our existing stockholders and new investors purchasing our common stock in this offering:

      -      the number of shares purchased from internet.com;

      -      the aggregate cash consideration paid; and

      -      the average price per share paid.

                                                     SHARES PURCHASED        TOTAL CONSIDERATION
                                                  -----------------------  ------------------------  AVERAGE PRICE
                                                     NUMBER      PERCENT      AMOUNT       PERCENT     PER SHARE
                                                  ------------  ---------  -------------  ---------  -------------
Existing stockholders (1)(2)....................    20,000,000     85.5%   $  27,712,859     42.6%     $    1.39
New investors...................................     3,400,000     14.5       37,400,000     57.4      $   11.00
                                                  ------------  ---------  -------------  ---------
    Total.......................................    23,400,000    100.0%   $  65,112,859    100.0%
                                                  ------------  ---------  -------------  ---------
                                                  ------------  ---------  -------------  ---------

---------------------------------------------
(1) Reflects the conversion of internet.com LLC into internet.com Corporation as if it had occurred as of the inception of internet.com LLC on November 24, 1998.

(2) Amounts reflect the exercise by Internet World Media of its warrant to purchase 2,075,634 shares of our common stock.

                            SELECTED FINANCIAL DATA
                    (in thousands, except per share amounts)

The following selected financial data should be read in conjunction with the financial statements of internet.com, the accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected financial data of the iWorld division of Mecklermedia for the period from inception (December 7, 1994) through September 30, 1995, the years ended September 30, 1996, 1997 and 1998, the period from October 1, 1998 through November 23, 1998 and for the three months ended March 31, 1998, as well as the balance sheet data as of March 31, 1998, are derived from financial statements of the iWorld division of Mecklermedia. The selected financial data for the period from November 24, 1998 through December 31, 1998 and for the three months ended March 31, 1999, as well as the balance sheet data as of March 31, 1999, are derived from the financial statements of internet.com. These financial statements, except for the selected statements of operations data for the period from inception (December 7, 1994) through September 30, 1995, the three months ended March 31, 1998 and the three months ended March 31, 1999 as well as the balance sheet data as of March 31, 1998 and March 31, 1999, have been audited by Arthur Andersen LLP, independent public accountants. See "Index to Financial Statements."

The financial information of the iWorld division of Mecklermedia included herein is not necessarily indicative of the results of operations, financial position and cash flows of internet.com had it been a stand-alone entity at such times. It is also not necessarily indicative of the results of operations, financial position and cash flows of internet.com in the future. The share information reflects the conversion of internet.com from a limited liability company into a corporation as if such conversion had occurred at the beginning of each period indicated.

                                                        INCEPTION
                                                        (DEC. 7,                FISCAL YEAR ENDED              OCT. 1
                                                      1994) THROUGH   -------------------------------------    THROUGH
                                                        SEPT. 30,      SEPT. 30,    SEPT. 30,    SEPT. 30,    NOV. 23,
                                                         1995(1)        1996(1)      1997(1)      1998(1)      1998(1)
                                                     ---------------  -----------  -----------  -----------  -----------
STATEMENT OF OPERATIONS DATA:
Revenues...........................................     $     123      $     498    $   1,479    $   3,544    $     778
Cost of revenues...................................            39            536        1,171        2,171          456
                                                           ------     -----------  -----------  -----------  -----------
    Gross profit...................................            84            (38)         308        1,373          322
Operating expenses
  Advertising, promotion and selling...............            69            285          881        1,406          441
  General and administrative.......................           419            727          751        1,349          195
  Depreciation.....................................        --                 85          326          429           67
  Amortization.....................................        --                109          505          920           86
                                                           ------     -----------  -----------  -----------  -----------
    Total operating expenses.......................           488          1,206        2,463        4,104          789
                                                           ------     -----------  -----------  -----------  -----------
Operating loss.....................................          (404)        (1,244)      (2,155)      (2,731)        (467)
Interest expense, net..............................        --             --           --           --           --
                                                           ------     -----------  -----------  -----------  -----------
Net loss...........................................     $    (404)     $  (1,244)   $  (2,155)   $  (2,731)   $    (467)
                                                           ------     -----------  -----------  -----------  -----------
                                                           ------     -----------  -----------  -----------  -----------
Basic and diluted net loss per share...............
Common shares used to compute basic and diluted net
  loss per share...................................


                                                       NOV. 24       THREE MONTHS ENDED
                                                       THROUGH    ------------------------
                                                      DEC. 31,     MARCH 31,    MARCH 31,
                                                       1998(2)      1998(1)      1999(2)
                                                     -----------  -----------  -----------
STATEMENT OF OPERATIONS DATA:
Revenues...........................................   $     772    $     831    $   1,612
Cost of revenues...................................         403          567        1,117
                                                     -----------  -----------  -----------
    Gross profit...................................         369          264          495
Operating expenses
  Advertising, promotion and selling...............         239          283          928
  General and administrative.......................         449          348          773
  Depreciation.....................................          15          102           82
  Amortization.....................................         632          222        1,938
                                                     -----------  -----------  -----------
    Total operating expenses.......................       1,335          955        3,721
                                                     -----------  -----------  -----------
Operating loss.....................................        (966)        (691)      (3,226)
Interest expense, net..............................          (8)      --              (32)
                                                     -----------  -----------  -----------
Net loss...........................................   $    (974)   $    (691)   $  (3,258)
                                                     -----------  -----------  -----------
                                                     -----------  -----------  -----------
Basic and diluted net loss per share...............                             $   (0.18)
                                                                               -----------
                                                                               -----------
Common shares used to compute basic and diluted net
  loss per share...................................                                17,924
                                                                               -----------
                                                                               -----------

                                                                                                      AS OF
                                                                                      -------------------------------------
                                                                                       SEPT. 30,    SEPT. 30,    MARCH 31,
                                                                                        1997(1)      1998(1)      1998(1)
                                                                                      -----------  -----------  -----------
BALANCE SHEET DATA:
Cash and cash equivalents...........................................................   $      --    $      --    $      --
Working capital (deficit)...........................................................        (166)         286        1,058
Total assets........................................................................       2,812        7,225        5,430
Borrowings under line of credit.....................................................          --           --           --
Total equity........................................................................       2,144        6,252        4,519


                                                                                       MARCH 31,
                                                                                        1999(2)
                                                                                      -----------
BALANCE SHEET DATA:
Cash and cash equivalents...........................................................   $     236
Working capital (deficit)...........................................................      (2,207)
Total assets........................................................................      24,902
Borrowings under line of credit.....................................................       1,851
Total equity........................................................................      20,265

---------------------------------------------------
(1) Represents the financial data of the iWorld division of Mecklermedia Corporation.
(2)  Represents the financial data of internet.com.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our financial statements and the accompanying notes which appear elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, beliefs, expectations and intentions. These statements may be identified by the use of words such as "expects," "anticipates," "believes," "intends," "plans" and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could cause or contribute to these differences include those discussed below and in "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

We own and operate a network of Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists focused solely on the Internet industry. Our network consists of nine subject areas, or vertical content channels, that contain 61 Web sites, 43 e-mail newsletters, 55 online discussion forums and 52 moderated e-mail discussion lists focused solely on the Internet industry. During the month of April 1999, we delivered 42.1 million page views to approximately 1.7 million unique visitors and 8.1 million copies of our e-mail newsletters to 700,000 subscribers, and 31.2 million postings were generated by 51,000 subscribers to our moderated e-mail discussion lists.

We were formed in November 1998 following the acquisition of Mecklermedia by Penton Media. As part of the acquisition, Penton Media agreed to contribute all the assets of Mecklermedia's Internet media business division, iWorld, to a newly formed limited liability company, internet.com LLC. As part of this acquisition agreement, we reserved 4% of our total membership units for discretionary grants to our employees. The grants were completed in March 1999. As these membership units will vest upon the completion of an initial public offering, we will record an $8.8 million compensation charge concurrent with the completion of this offering. Prior to the acquisition of Mecklermedia by Penton Media, iWorld operated as one of three business lines which comprised Mecklermedia. Our predecessor Web sites, MecklerWeb and iWorld.com, were also dedicated to covering Internet developments. See "Certain Transactions--Formation Transactions."

We generate revenues from the following primary sources:

      - advertising on our Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists;

      -      e-commerce agreements;

      -      paid subscription services; and

      -      licensing of our editorial content, brands and software.

We barter an immaterial portion of the unsold advertising impressions generated by our network for advertising and promotion in media properties owned by Penton Media and other third parties. We do not record any revenues or expenses for such barter because we do not incur any costs to fulfill such barter and because such unsold advertising and promotion exchanged and received would otherwise have no value. Therefore, the recording of any barter would result in an overstatement of revenues and expenses.

For the three months ended March 31, 1999, approximately 87% of our revenues were from the sale of advertising. We recognize advertising revenue ratably in the period the advertising is displayed, provided that no significant company obligations remain outstanding and collection of the resulting receivable is probable. Such obligations typically include guarantees of a minimum number of advertising impressions, or times an advertisement is displayed. We use a direct sales force to sell advertising to companies and advertising agencies.

Our e-commerce agreements generally include advertising on our Web sites or revenue sharing for sales made by the e-commerce vendors as a result of links from our network, or in some cases both advertising and revenue sharing. We recognize the advertising component of these agreements ratably in the period the advertising is displayed, provided that no significant company obligations remain and collection of the remaining receivable is probable. We recognize the revenue sharing component of these agreements as revenue in the period that the underlying sales are made by the e-commerce vendor.

Paid subscription services relate to customer subscriptions to our paid e-mail newsletters, Internet Stock Report's Monthly HotWatch, Internet StockTracker and SearchEngineWatch, which are sold through our network and through affiliate relationships. Revenue from subscriptions is recognized ratably over the subscription period. Deferred revenues relate to the portion of collected subscription fees which has not yet been recognized as revenue.

Our licensing agreements vary in structure, with internet.com generating fixed fees, royalties or both for access to our editorial content, brands or software. We generally license our editorial content, brands and software to offline and online media companies.

Since July 1995, we have made 28 acquisitions of Internet media properties, consisting of 37 Web sites, 29 e-mail newsletters, 16 online discussion forums and four moderated e-mail discussion lists. We have made 17 of these 28 acquisitions since March 1, 1998. We expect to continue to pursue strategic acquisitions to strengthen our content offerings and services.

We believe that advertising sales in traditional media, such as print publishing, generally are lower in the first and third calendar quarters of each year due to buying patterns of advertisers. If the Internet makes the transition from an emerging to a more developed advertising medium, we may experience similar seasonal patterns as those in the traditional media industry. See "Risk Factors--The seasonality of our advertising revenues could cause our overall revenues to fluctuate."

We have sustained losses on a quarterly and annual basis in the past. We expect to incur significantly higher costs, particularly advertising, promotion and selling expense, to grow our business. As a result, we expect to incur significant operating losses for the foreseeable future and because costs are largely fixed in the short term, we expect to be vulnerable to significant fluctuations in operating losses if actual revenues fall below anticipated levels. Furthermore, given the rapidly evolving nature of our business and our limited operating history, our operating results are difficult to forecast and period-to-period comparison of our operating results will not be meaningful and should not be relied upon as any indication of future performance. Due to these and other factors, many of which are outside our control, quarterly operating results may fluctuate significantly in the future. See "Risk Factors--We have a limited operating history," "--We anticipate continued losses" and "--Our quarterly operating results are subject to significant fluctuations."

RESULTS OF OPERATIONS

Costs have been allocated to the iWorld division of Mecklermedia based on our management's estimate of the costs attributable to its operations. Such allocations are not necessarily indicative of the costs that would have been incurred if the iWorld division of Mecklermedia had been a stand-alone entity. The following table sets forth certain statement of operations data as a percentage of revenues for the periods indicated:

                                                                                  FISCAL YEAR ENDED              OCT. 1
                                                                        -------------------------------------    THROUGH
                                                                         SEPT. 30,    SEPT. 30,    SEPT. 30,    NOV. 23,
                                                                          1996(1)      1997(1)      1998(1)      1998(1)
                                                                        -----------  -----------  -----------  -----------
STATEMENT OF OPERATIONS DATA:
Revenues..............................................................         100%         100%         100%         100%
Cost of revenues......................................................         108           79           61           59
                                                                        -----------  -----------  -----------       -----
Gross profit..........................................................          (8)          21           39           41
                                                                        -----------  -----------  -----------       -----
Operating expenses:
  Advertising, promotion and selling..................................          57           60           40           57
  General and administrative..........................................         146           51           38           25
  Depreciation........................................................          17           22           12            8
  Amortization........................................................          22           34           26           11
                                                                        -----------  -----------  -----------       -----

    Total operating expenses..........................................         242          167          116          101
                                                                        -----------  -----------  -----------       -----
Operating loss........................................................        (250)        (146)         (77)         (60)
                                                                        -----------  -----------  -----------       -----
Interest expense, net.................................................          --           --           --           --
                                                                        -----------  -----------  -----------       -----
Net loss..............................................................        (250)%       (146 )%        (77 )%        (60)%
                                                                        -----------  -----------  -----------       -----
                                                                        -----------  -----------  -----------       -----

                                                                          NOV. 24       THREE MONTHS ENDED
                                                                          THROUGH    ------------------------
                                                                         DEC. 31,     MARCH 31,    MARCH 31,
                                                                          1998(2)      1998(1)      1999(2)
                                                                        -----------  -----------  -----------
STATEMENT OF OPERATIONS DATA:
Revenues..............................................................         100%         100%         100%
Cost of revenues......................................................          52           68           69
                                                                             -----        -----        -----
Gross profit..........................................................          48           32           31
                                                                             -----        -----        -----
Operating expenses:
  Advertising, promotion and selling..................................          31           34           58
  General and administrative..........................................          58           42           48
  Depreciation........................................................           2           12            5
  Amortization........................................................          82           27          120
                                                                             -----        -----        -----
    Total operating expenses..........................................         173          115          231
                                                                             -----        -----        -----
Operating loss........................................................        (125)         (83)        (200)
                                                                             -----        -----        -----
Interest expense, net.................................................          (1)          --           (2)
                                                                             -----        -----        -----
Net loss..............................................................        (126 )%        (83 )%       (202 )%
                                                                             -----        -----        -----
                                                                             -----        -----        -----

---------------------------------------------
(1) Represents the financial data of the iWorld division of Mecklermedia Corporation.

(2)  Represents the financial data of internet.com.

THREE MONTHS ENDED MARCH 31, 1998 AND 1999

REVENUES. We generate revenues from advertising on our Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists; e-commerce agreements; licensing of our editorial content, brands and software; and paid subscription services. Revenues were $831,000 for the three months ended March 31, 1998 and approximately $1.6 million for the three months ended March 31, 1999, representing an increase of 94%. This increase was primarily due to increased advertising on our network of Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists. While we anticipate that advertising revenues will continue to represent a substantial majority of our revenues for the foreseeable future, we believe that revenues from e-commerce agreements, licensing, paid subscription services, seminars, opt-in e-mail list rentals and venture fund management will expand and diversify our future revenue streams.

COST OF REVENUES. Cost of revenues primarily consists of expenses associated with editorial, communications infrastructure and Web site hosting. Cost of revenues was $567,000 for the three months ended March 31, 1998 and approximately $1.1 million for the three months ended March 31, 1999, representing an increase of 97%. This change was primarily due to the increased hiring of editorial, technology and operations personnel and expenses for freelance contributors. As a percentage of revenues, cost of revenues was 68% for the three months ended March 31, 1998 and 69% for the three months ended March 31, 1999. We anticipate that our cost of revenues will continue to increase in absolute dollars as we continue to strengthen our existing content offerings and services. We anticipate hiring additional editorial, technology and operations personnel, as well as freelance contributors, as we acquire additional Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists and expand our proprietary content.

ADVERTISING, PROMOTION AND SELLING. Advertising, promotion and selling expenses primarily consist of costs related to sales and marketing staff, sales commissions and promotion costs. Advertising, promotion and selling expenses were $283,000 for the three months ended March 31, 1998 and $928,000 for the three months ended March 31, 1999, representing a 228% increase. This change was primarily due to increased hiring of advertising sales personnel. As a percentage of revenues, advertising, promotion and selling expenses were 34% for the three months ended March 31, 1998 and 58% for the three months ended March 31, 1999. We anticipate that our advertising, promotion and selling expenses will continue to increase in absolute dollars, primarily due to our planned hiring of additional sales personnel in an effort to increase our advertising sales as well as increased expenses for the promotion of our content offerings and services to our community of Internet users, advertisers and vendors.

GENERAL AND ADMINISTRATIVE. General and administrative expenses primarily consist of salaries, professional fees, facilities costs and bad debt expense. General and administrative expenses were $348,000 for the three months ended March 31, 1998 and $773,000 for the three months ended March 31, 1999, representing a 122% increase. This change was primarily due to the hiring of additional personnel and increased professional fees. As a percentage of revenues, general and administrative expenses were 42% for the three months ended March 31, 1998 and 48% for the three months ended March 31, 1999. We expect that our general and administrative expenses will continue to increase in absolute dollars, but these expenses are expected to decrease as a percentage of revenues. We anticipate hiring additional personnel and incurring additional costs related to being a public company, including directors' and officers' liability insurance, investor relations programs and professional services fees.

DEPRECIATION AND AMORTIZATION. Depreciation of property and equipment was $102,000 for the three months ended March 31, 1998 and $82,000 for the three months ended March 31, 1999, representing a 20% decrease. As a percentage of revenues, depreciation of property and equipment was 12% for the three months ended March 31, 1998 and 5% for the three months ended March 31, 1999. Amortization of intangibles was $222,000 for the three months ended March 31, 1998 and approximately $1.9 million for the three months ended March 31, 1999, representing a 742% increase. This increase was primarily due to the amortization of the goodwill associated with the formation of internet.com LLC. As a percentage of revenues, amortization of intangibles was 27% for the three months ended March 31, 1998 and 120% for the three months ended March 31, 1999. We anticipate that depreciation and amortization will continue to increase as we acquire additional Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists. We also anticipate increasing our capital expenditures to support the current and expected growth of our business.

INTEREST EXPENSE, NET. Interest expense, net of interest income, related to borrowings under our line of credit was $32,000 for the three months ended March 31, 1999.

PERIOD FROM NOVEMBER 24, 1998 THROUGH DECEMBER 31, 1998

REVENUES. Revenues were $772,000 for the period from November 24, 1998 through December 31, 1998.

COST OF REVENUES. Cost of revenues was $403,000 for the period from November 24, 1998 through December 31, 1998. As a percentage of revenues, cost of revenues was 52% for the period from November 24, 1998 through December 31, 1998.

ADVERTISING, PROMOTION AND SELLING. Advertising, promotion and selling expenses were $239,000 for the period from November 24, 1998 through December 31, 1998. As a percentage of revenues, advertising, promotion and selling expenses were 31% for the period from November 24, 1998 through December 31, 1998.

GENERAL AND ADMINISTRATIVE. General and administrative expenses were $449,000 for the period from November 24, 1998, through December 31, 1998. As a percentage of revenues, general and administrative expenses were 58% for the period from November 24, 1998 through December 31, 1998.

DEPRECIATION AND AMORTIZATION. Depreciation of property and equipment was $15,000 for the period from November 24, 1998 through December 31, 1998. As a percentage of revenues, depreciation of property and equipment was 2% for the period from November 24, 1998 through December 31, 1998. Amortization of intangibles was $632,000 for period from November 24, 1998 through December 31, 1998. As a percentage of revenues, amortization of intangibles was 82% for the period from November 24, 1998 through December 31, 1998.

INTEREST EXPENSE, NET. Interest expense, net of interest income, related to borrowings under our line of credit was $8,000 for the period from November 24, 1998 through December 31, 1998.

PERIOD FROM OCTOBER 1, 1998 THROUGH NOVEMBER 23, 1998

REVENUES. Revenues were $778,000 for the period from October 1, 1998 through November 23, 1998.

COST OF REVENUES. Cost of revenues was $456,000 for the period from October 1, 1998 through November 23, 1998. As a percentage of revenues, cost of revenues was 59% for the period from October 1, 1998 through November 23, 1998.

ADVERTISING, PROMOTION AND SELLING. Advertising, promotion and selling expenses were $441,000 for the period from October 1, 1998 through November 23, 1998. As a percentage of revenues, advertising, promotion and selling expenses were 57% for the period from October 1, 1998 through November 23, 1998.

GENERAL AND ADMINISTRATIVE. General and administrative expenses were $195,000 for the period from October 1, 1998 through November 23, 1998. As a percentage of revenues, general and administrative expenses were 25% for the period from October 1, 1998 through November 23, 1998.

DEPRECIATION AND AMORTIZATION. Depreciation of property and equipment was $67,000 for the period from October 1, 1998 through November 23, 1998. As a percentage of revenues, depreciation of property and equipment was 8% for the period from October 1, 1998 through November 23, 1998. Amortization of intangibles was $86,000 for the period from October 1, 1998 through November 23, 1998. As a percentage of revenues, amortization of intangibles was 11% for the period from October 1, 1998 through November 23, 1998.

FISCAL YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998

REVENUES. Revenues were $498,000 for the year ended September 30, 1996, approximately $1.5 million for the year ended September 30, 1997 and $3.5 million for the year ended September 30, 1998, representing increases of 197% from fiscal 1996 to fiscal 1997 and 140% from fiscal 1997 to fiscal 1998. The 197% increase from fiscal 1996 to fiscal 1997 was primarily due to an increase in banner advertising. The 140% increase from fiscal 1997 to fiscal 1998 was primarily due to an increase in banner advertising from a growing number of advertisers as well as new revenue from e-commerce and licensing agreements.

COST OF REVENUES. Cost of revenues was $536,000 for the year ended September 30, 1996, approximately $1.2 million for the year ended September 30, 1997 and $2.2 million for the year ended September 30, 1998, representing increases of 118% from fiscal 1996 to fiscal 1997 and 85% from fiscal 1997 to fiscal 1998. These increases were primarily due to the increased payroll costs for editorial, technology and operations personnel to support the current and anticipated future growth of our network. As a percentage of revenues, cost of revenues was 108% for the year ended September 30, 1996, 79% for the year ended September 30, 1997 and 61% for the year ended September 30, 1998.

ADVERTISING, PROMOTION AND SELLING. Advertising, promotion and selling expenses were $285,000 for the year ended September 30, 1996, $881,000 for the year ended September 30, 1997 and approximately $1.4 million for the year ended September 30, 1998, representing increases of 209% from fiscal 1996 to fiscal 1997 and 60% from fiscal 1997 to fiscal 1998. These increases were primarily due to the hiring of additional advertising sales personnel and related sales commissions. As a percentage of revenues, advertising, promotion and selling expenses were 57% for the year ended September 30, 1996, 60% for the year ended September 30, 1997 and 40% for the year ended September 30, 1998.

GENERAL AND ADMINISTRATIVE. General and administrative expenses were $727,000 for the year ended September 30, 1996, $751,000 for the year ended September 30, 1997 and approximately $1.3 million for the year ended September 30, 1998, representing increases of 3% from fiscal 1996 to fiscal 1997 and 80% from fiscal 1997 to fiscal 1998. These increases were due primarily to increases in payroll for administrative personnel and professional fees to support the growth of our business and an increase in bad debt expense. As a percentage of revenues, general and administrative expenses were 146% for the year ended September 30, 1996, 51% for the year ended September 30, 1997 and 38% for the year ended September 30, 1998.

DEPRECIATION AND AMORTIZATION. Depreciation of property and equipment was $85,000 for the year ended September 30, 1996, $326,000 for the year ended September 30, 1997 and $429,000 for the year ended September 30, 1998, representing increases of 284% from fiscal 1996 to fiscal 1997 and 32% from fiscal 1997 to fiscal 1998. These increases were primarily due to our increased capital expenditures which were required to support the current and anticipated future growth of our network. As a percentage of revenues, depreciation expense was 17% for the year ended September 30, 1996, 22% for the year ended September 30, 1997 and 12% for the year ended September 30, 1998. Amortization of intangible assets was $109,000 for the year ended September 30, 1996, $505,000 for the year ended September 30, 1997 and $920,000 for the year ended September 30, 1998, representing increases of 363% from fiscal 1996 to fiscal 1997 and 82% from fiscal 1997 to fiscal 1998. These increases were primarily due to our acquisitions of Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists. As a percentage of revenues, amortization expense was 22% for the year ended September 30, 1996, 34% for the year ended September 30, 1997 and 26% for the year ended September 30, 1998.

QUARTERLY RESULTS OF OPERATIONS

The following tables set forth statements of operations data for the periods presented, as well as the percentage of our revenues represented by each item. All data is unaudited, except for the periods from October 1 through November 23, 1998 and from November 24 through December 31, 1998, which have been audited. The data for the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, considered necessary for a full presentation of such information when read in conjunction with the financial statements and accompanying notes appearing elsewhere in this prospectus.

                                                                          THREE MONTHS ENDED
                                             ----------------------------------------------------------------------------
                                              MARCH 31,    JUNE 30,     SEPT. 30,    DEC. 31,     MARCH 31,    JUNE 30,
                                               1997(1)      1997(1)      1997(1)      1997(1)      1998(1)      1998(1)
                                             -----------  -----------  -----------  -----------  -----------  -----------
                                                                (IN THOUSANDS, EXCEPT PERCENTAGE DATA)
STATEMENT OF OPERATIONS
Revenues...................................   $     346    $     350    $     460    $     769    $     831    $     971
Cost of revenues...........................         339          299          277          343          567          577
                                             -----------  -----------  -----------  -----------  -----------  -----------
Gross profit...............................           7           51          183          426          264          394
                                             -----------  -----------  -----------  -----------  -----------  -----------
Operating expenses:
  Advertising, promotion and selling.......         189          292          193          325          283          491
  General and administrative...............         172          198          223          236          348          363
  Depreciation.............................          91           94           99          101          102          109
  Amortization.............................          84          156          207          208          222          238
                                             -----------  -----------  -----------  -----------  -----------  -----------

    Total operating expenses...............         536          740          722          870          955        1,201
                                             -----------  -----------  -----------  -----------  -----------  -----------
Operating loss.............................        (529)        (689)        (539)        (444)        (691)        (807)
Interest expense, net......................          --           --           --           --           --           --
                                             -----------  -----------  -----------  -----------  -----------  -----------
Net loss...................................   $    (529)   $    (689)   $    (539)   $    (444)   $    (691)   $    (807)
                                             -----------  -----------  -----------  -----------  -----------  -----------
                                             -----------  -----------  -----------  -----------  -----------  -----------

AS A PERCENTAGE OF REVENUES
Revenues...................................         100%         100%         100%         100%         100%         100%
Cost of revenues...........................          98           85           60           45           68           59
                                             -----------  -----------  -----------  -----------  -----------  -----------
Gross profit...............................           2           15           40           55           32           41
                                             -----------  -----------  -----------  -----------  -----------  -----------
Operating expenses:
  Advertising, promotion and selling.......          55           83           42           42           34           51
  General and administrative...............          50           57           48           31           42           37
  Depreciation.............................          26           27           22           13           12           11
  Amortization.............................          24           45           45           27           27           25
                                             -----------  -----------  -----------  -----------  -----------  -----------

    Total operating expenses...............         155          212          157          113          115          124
                                             -----------  -----------  -----------  -----------  -----------  -----------
Operating loss.............................        (153)        (197)        (117)         (58)         (83)         (83)
Interest expense, net......................          --           --           --           --           --           --
                                             -----------  -----------  -----------  -----------  -----------  -----------
Net loss...................................        (153)%       (197 )%       (117 )%        (58 )%        (83 )%        (83)%
                                             -----------  -----------  -----------  -----------  -----------  -----------
                                             -----------  -----------  -----------  -----------  -----------  -----------


                                                                                   THREE
                                                           OCT. 1     NOV. 24     MONTHS
                                                           THROUGH    THROUGH      ENDED
                                              SEPT. 30,   NOV. 23,   DEC. 31,    MARCH 31,
                                               1998(1)     1998(1)    1998(2)     1999(2)
                                             -----------  ---------  ---------  -----------

STATEMENT OF OPERATIONS
Revenues...................................   $     973   $     778  $     772   $   1,612
Cost of revenues...........................         684         456        403       1,117
                                             -----------  ---------  ---------  -----------
Gross profit...............................         289         322        369         495
                                             -----------  ---------  ---------  -----------
Operating expenses:
  Advertising, promotion and selling.......         307         441        239         928
  General and administrative...............         402         195        449         773
  Depreciation.............................         117          67         15          82
  Amortization.............................         252          86        632       1,938
                                             -----------  ---------  ---------  -----------
    Total operating expenses...............       1,078         789      1,335       3,721
                                             -----------  ---------  ---------  -----------
Operating loss.............................        (789)       (467)      (966)     (3,226)
Interest expense, net......................          --          --         (8)        (32)
                                             -----------  ---------  ---------  -----------
Net loss...................................   $    (789)  $    (467) $    (974)  $  (3,258)
                                             -----------  ---------  ---------  -----------
                                             -----------  ---------  ---------  -----------
AS A PERCENTAGE OF REVENUES
Revenues...................................         100%        100%       100%        100%
Cost of revenues...........................          70          59         52          69
                                             -----------  ---------  ---------  -----------
Gross profit...............................          30          41         48          31
                                             -----------  ---------  ---------  -----------
Operating expenses:
  Advertising, promotion and selling.......          32          57         31          58
  General and administrative...............          41          25         58          48
  Depreciation.............................          12           8          2           5
  Amortization.............................          26          11         82         120
                                             -----------  ---------  ---------  -----------
    Total operating expenses...............         111         101        173         231
                                             -----------  ---------  ---------  -----------
Operating loss.............................         (81)        (60)      (125)       (200)
Interest expense, net......................          --          --         (1)         (2)
                                             -----------  ---------  ---------  -----------
Net loss...................................         (81 )%       (60)%      (126)%       (202 )%
                                             -----------  ---------  ---------  -----------
                                             -----------  ---------  ---------  -----------

---------------------------------------------
(1) Represents the financial data of the iWorld division of Mecklermedia Corporation.

(2)  Represents the financial data of internet.com.

Our revenues have increased sequentially from quarter to quarter throughout the periods since January 1, 1997 due to increased advertising on our network of Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists. Quarterly revenues and operating results depend substantially upon the advertising revenues received within the quarter, which are difficult to forecast accurately. Accordingly, the cancellation or deferral of a small number of advertising contracts could harm our business, results of operations and financial condition. We believe that advertising sales in traditional media, such as print publishing, generally are lower in the first and third calendar quarters of each year due to buying patterns of advertisers. If the Internet makes the transition from an emerging to a more developed medium, we may experience similar seasonal patterns as those in the traditional media industry. As a result, our stock price may be lower after the announcement of our results for the first and third quarters than at other times of the year.

Due to the foregoing factors, quarterly revenues and results of operations are difficult to forecast. We do not believe that period-to-period comparison of our operating results will necessarily be meaningful, and they should not be relied upon as indicators of future performance. In one or more future quarters, results of operations may fall below the expectations of securities analysts and investors. In such event, the trading price of our common stock could decrease significantly.

LIQUIDITY AND CAPITAL RESOURCES

Since inception, we have funded operations primarily with cash from borrowings under our line of credit and the capital contributions of members of internet.com LLC. As of March 31, 1999, internet.com had total current assets of $2.4 million and total current liabilities of $4.6 million, or a working capital deficit of $2.2 million.

Net cash used in operating activities was approximately $1.1 million for the year ended September 30, 1996, $1.1 million for the year ended September 30, 1997, $1.8 million for the year ended September 30, 1998, $1.4 million for the period from October 1, 1998 through November 23, 1999, $612,000 for the period from November 24, 1998 through December 31, 1998, $495,000 for the three months ended March 31, 1998 and $73,000 for the three months ended March 31, 1999. Net cash used in operating activities was primarily a result of our net losses adjusted for non-cash depreciation, amortization and purchased in-process research and development, and increases in accounts receivable, offset by an increase in accounts payable and accrued expenses.

Net cash used in investing activities was approximately $642,000 for the year ended September 30, 1996, $2.4 million for the year ended September 30, 1997, $5.0 million for the year ended September 30, 1998, $2.5 million for the period from October 1, 1998 through November 23, 1998, $1.1 million for the period from November 24, 1998 through December 31, 1998, $1.4 million for the three months ended March 31, 1998 and $1.5 million for the three months ended March 31, 1999. Net cash used in investing activities was primarily a result of acquisitions of Web sites and related Internet media properties and capital expenditures.

Net cash provided by financing activities was approximately $1.8 million for the year ended September 30, 1996, $3.5 million for the year ended September 30, 1998, $3.9 million for the period from October 1, 1998 through November 23, 1998, $1.9 million for the period from November 24, 1998 through December 31, 1998, $1.9 million for the three months ended March 31, 1998 and $1.6 million for the three months ended March 31, 1999. Net cash provided by financing activities was a result of borrowings under our line of credit, a private placement of equity securities and contributions from Mecklermedia.

Capital expenditures were $315,000 for the year ended September 30, 1996, $740,000 for the year ended September 30, 1997, $934,000 for the year ended September 30, 1998, $91,000 for the period from October 1, 1998, through November 23, 1998, $546,000 for the period from November 24, 1998 through December 31, 1998, $178,000 for the three months ended March 31, 1998 and $370,000 for the three months ended March 31, 1999. We anticipate that we will increase our capital expenditures consistent with our anticipated growth in operations, infrastructure and personnel.

We have a $6.0 million line of credit with a bank secured by a personal guarantee from Alan M. Meckler, our Chairman and Chief Executive Officer. We had outstanding borrowings under the line of credit of approximately $1.9 million as of March 31, 1999. Interest expense on this line is based on the lower of prime plus 1% or LIBOR plus .65% (5.7% as of March 31, 1999). This line of credit expires on November 15, 1999. Upon completion of this offering, we anticipated terminating this line of credit.

We believe that the net proceeds from this offering will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least 12 months following this offering. Thereafter, if cash generated from operations is insufficient to satisfy our liquidity requirements, we might need to raise additional funds through public or private financing, strategic relationships or other arrangements. There can be no assurance that such additional funding, if needed, will be available on terms which we believe are attractive to internet.com, or at all. If we fail to raise capital when needed, it could harm our business, operating results and financial condition. If we raise additional funds through the issuance of equity securities, the percentage ownership of our stockholders would be reduced.

YEAR 2000

The Year 2000 issue is the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations, including, among other things, an inability to process transactions, send invoices or engage in similar normal business activities. We may be affected by Year 2000 issues related to non-compliant information technology systems or non-information technology systems operated by us or third parties. Our information technology systems consist of software and data developed either in-house or purchased from third parties, and hardware purchased from vendors.

STATE OF READINESS. We have completed a preliminary assessment of our information technology systems, which includes but is not limited to the hardware and software necessary to provide and deliver our services. We are continuing to perform assessments of our non-information technology systems, which include many of the building and office equipment systems. To date, our assessment has consisted of the following steps:

      - identifying and evaluating all software and hardware upon which we are dependent;

      - contacting third-party vendors of hardware, software and services that we utilize;

      - contacting material non-information technology systems and service providers; and

      - developing and formalizing procedures to implement necessary remedial measures.

As of the end of the first quarter of 1999 we have performed the following:

      - we have reviewed all functional areas of our business and have identified Microsoft Windows 95, Microsoft Office 97 and Microsoft Windows NT as the only software programs that are not Year 2000 compliant;

      - we will continue to perform Year 2000 simulations on our systems and services to test our system and service readiness;

      - we have revised and continue to revise our systems as necessary to improve their Year 2000 compliance based on the results of our Year 2000 simulation tests;

      - we are continuing to upgrade and test all other hardware and software used in our operations;

      - we have identified all vendors of material hardware and software components of our information technology systems, have contacted our principal vendors of hardware, software and data providers, and have obtained confirmation from all of our material vendors, either in writing or from information available on their Web sites, confirming their Year 2000 compliance;

      - we are continuing the process of working with our hardware and software providers to assure that we are prepared for the Year 2000; and


      - we have received confirmation from all of our material non-information technology systems and service providers, either in writing or from information available on their Web sites, confirming their Year 2000 compliance.


At this point in our assessment, we are not currently aware of any Year 2000 problems relating to these systems which would have a material effect on our business, financial condition or results of operations. We plan to complete our Year 2000 assessment during the summer of 1999 and expect to make all remediations by September 1999. We believe that the work required to achieve Year 2000 compliance is approximately 80% complete. The only products we have not tested are network routers and switches.

COST. As of March 31, 1999, we had incurred costs of approximately $50,000 and we expect to incur an additional $20,000 in connection with identifying, evaluating and addressing Year 2000 compliance issues. Most of our expenses have been related to, and are expected to continue to relate to, the operating costs associated with time spent by employees in the evaluation process and Year 2000 compliance matters. If such expenses are higher than anticipated, our business, financial condition and operating results would suffer.

RISKS. Although our assessment may be finalized without identifying any additional material non-compliant information technology or systems operated by us or by third parties, a systemic failure beyond our control, such as a prolonged telecommunications or electrical failure, is possible. This type of failure could prevent us from operating our business, prevent users from accessing our network, or change the behavior of advertising customers or persons accessing our network. We believe that the primary business risks, in the event of such failure, would include but not be limited to lost advertising revenues, lost business revenues, increased operating costs, loss of customers or persons accessing our network and servers, or other business interruptions of a material nature, as well as claims of mismanagement, misrepresentation or breach of contract.

CONTINGENCY PLAN. As discussed above, we are engaged in an ongoing Year 2000 assessment. The results of our further testing and the responses we receive from third-party vendors, service providers and customers will be taken into account in determining the nature and extent of any contingency plans.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISKS

We are exposed to market risk from changes in interest rates on borrowings under our line of credit that bears interest from time to time at the lower of the lending bank's prime rate plus 1% or LIBOR plus .65%. Because we do not believe that the maximum available borrowings under the line of credit are material, and because we anticipate terminating this line of credit upon the completion of this offering, we do not believe this risk will be material.

We have no derivative financial instruments or derivative commodity instruments in our cash and cash equivalents and investments. We invest our cash and cash equivalents and investments in short-term, interest-bearing, investment grade securities. We anticipate investing our net proceeds from this offering in similar investment grade investments pending their use as described in this prospectus. See "Use of Proceeds." Our transactions are generally conducted, and our accounts are denominated, in United States dollars. Accordingly, we are not exposed to significant foreign currency risk.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which establishes standards for reporting information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The adoption of this standard is not expected to have an impact on the presentation of our financial statements.

In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. Presently, all costs to develop computer software for internal use are expensed as incurred. Adoption of this new pronouncement in 1999 may require capitalization of certain software development costs although such amounts are not expected to be material.

In April 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. As we have expensed these costs historically, the adoption of this statement is not expected to have a significant impact on our results of operations, financial position or cash flows.

                                    BUSINESS

OVERVIEW

internet.com owns and operates a network of Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists focused solely on the Internet industry. Our community of Internet users includes Internet industry and Internet technology professionals, Web developers and experienced Internet users. The internet.com network provides Internet users with proprietary content, including:

-  real-time Internet industry news

-  tutorials, training and skills development

-  Internet market research

-  buyer's guides and products reviews

-  archives of definitive industry publications

-  discussion forums

-  software downloads

-  expert advice

Our network of Internet media properties consists of nine subject areas, or vertical content channels, that contain 61 Web sites, 43 e-mail newsletters, 55 online discussion forums and 52 moderated e-mail discussion lists. During the month of April 1999, we delivered 42.1 million page views to approximately 1.7 million unique visitors and 8.1 million copies of our e-mail newsletters to 700,000 subscribers, and 31.2 million postings were generated by 51,000 subscribers to our moderated e-mail discussion lists.

INDUSTRY BACKGROUND

GROWTH OF THE INTERNET. The Internet has emerged as a global distribution network for real-time news and information, an environment for online communities and a market place in which commerce is conducted. IDC estimates that the number of Internet users will grow from 159 million in 1998 to 509 million in 2003 and estimates that the number of Uniform Resource Locators, or URLs, will grow from approximately 925 million in 1998 to 13.1 billion in 2003. To best exploit the rapid growth of the Internet, businesses must stay abreast of Internet-related technologies and products as well as develop and maintain the skills necessary to utilize these technologies and products. A broader set of executive management and business professionals are increasingly participating in Internet technology implementation decisions with information technology professionals. As a result, Internet-related topics need to be addressed from a variety of business as well as technology perspectives to effectively communicate the value of deploying and integrating Internet technologies.

The increasing use of the Internet is dramatically affecting the operating methods of profit and not-for-profit businesses and other organizations. These businesses and organizations are dedicating an increasing amount of personnel and financial resources to integrating and effectively using the Internet to expand and enhance their operations. As a result, these businesses and organizations have a rapidly growing need for personnel with specialized skills and knowledge in Internet technologies who can effectively build and manage their Internet infrastructures.

NEED FOR A COMPREHENSIVE RESOURCE FOR INTERNET INDUSTRY AND INTERNET TECHNOLOGY PROFESSIONALS. With the rapid change and increasing complexity of Internet technology and the industries surrounding it, Internet industry and Internet technology professionals need a comprehensive resource to provide the most recent Internet news and information as well as tutorials in Internet technologies. To date, these professionals have relied upon general business and information technology publishers, software and hardware vendors and training service providers to stay abreast of the latest Internet industry developments and Internet technology trends. We believe these traditional resources are inadequate for

Internet professionals for several reasons, including an inability to provide real-time Internet news and information, training in the latest Internet technologies and communities focused on specific interests.

Internet industry and Internet technology professionals have developed a critical need for a timely and comprehensive resource that provides a broad range of independent, in-depth and easy-to-access content to keep them up-to-date in the rapidly evolving Internet industry. Internet industry and Internet technology professionals require current information covering Internet business and technical information, including:

      -      news;

      -      analysis;

      -      tutorials, training and skills development;

      -      market information about emerging products and technologies;

      -      buyers' guides and product reviews;

      -      Internet market research; and

      -      expert advice.

These professionals also need a focused online community to share information with one another, work together to find solutions to common problems, learn about upcoming conferences and other industry events, seek employment and hire personnel. In addition, Internet industry and Internet technology professionals are frequently responsible for purchasing Internet technologies for their companies. In order to make informed purchasing decisions, these professionals must devote considerable time, effort and financial resources to researching new Internet technologies. To date, they have had to rely on fragmented and disparate sources, such as technical books and print magazines, and training materials provided by service providers and traditional software retailers. None of these sources has provided a comprehensive and timely solution for Internet professionals' need for news and information resources.

NEED FOR ADVERTISERS AND VENDORS TO REACH INTERNET INDUSTRY AND INTERNET TECHNOLOGY PROFESSIONALS. Advertisers and vendors have realized that Internet industry and Internet technology professionals represent a highly attractive audience and need a medium through which they can reach this audience in a focused and effective manner. Internet advertising permits advertisers to gather demographic information, through voluntary registration and user surveys, and direct messages at targeted groups of users. It also enables advertisers to measure the effectiveness of their advertising campaigns and revise them in response to real-time feedback, market factors and current events. Traditional forms of advertising are not as targeted and do not permit evaluation of results in as timely and accurate a manner. Internet advertising is growing rapidly and is projected to experience significant growth in the future. Forrester Research, Inc. estimates that:

      - worldwide Internet advertising will grow from $1.5 billion in 1998 to $10.9 billion in 2002; and

      - business-to-business Internet advertising will grow from $290 million in 1998 to $2.6 billion in 2002.

Vendors of goods and services via the Internet benefit from the ability to reach a global audience and to operate with minimal physical infrastructure, reduced overhead and greater economies of scale. The number of transactions taking place over the Internet is growing rapidly and is expected to increase as vendors improve Internet-based transaction processing technology and as consumers become more accustomed to buying online. Forrester Research estimates that:

      - e-commerce will grow from $55 billion in 1998 to $1.1 trillion in 2002; and

      - business-to-business e-commerce will grow from $17 billion in 1998 to $327 billion in 2002.

In summary, the evolution and growth of the Internet has created a rapidly expanding group of Internet professionals with a critical need for news and information resources. These Internet professionals represent a select, focused and attractive group of potential purchasers for advertisers and vendors to target.

THE INTERNET.COM SOLUTION

We provide our community of Internet users with a wide variety of content offerings and services to aid them in their daily work and purchasing decisions. Our solution addresses the needs of three constituencies--Internet users, advertisers and vendors.

BENEFITS FOR OUR COMMUNITY OF INTERNET USERS

CONTENT. Our network of Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists provides Internet news and information which is updated on a daily basis. This Internet news and information helps our community of Internet users to enhance their job performance by providing them with up-to-date information and resources about the Internet industry. Our network consists of proprietary content as well as services for the Internet industry, including:

      -      news;

      -      analysis;

      -      tutorials, training and skills development;

      -      market information about emerging products and technologies;

      -      buyers' guides and product reviews;

      -      Internet market research; and

      -      expert advice.

Unlike traditional media, our network provides our community of Internet users with real-time Internet news and information. These users can easily search our network by using a host of search and navigation tools.

COMMUNITY. Our network of Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists provides our community of Internet users the ability to discuss and solve technical problems and share information. We provide means by which users can contribute materials and communicate with each other. Users submit and share software code and development tools that are then published and archived on our network. We believe that creating a sense of community through these services fosters loyalty and affinity among our community of Internet users and increases the amount of time they spend using our services. These services include:

      - ONLINE DISCUSSION FORUMS. We offer 55 online discussion forums, categorized by vertical content areas for the Internet industry, that enable users to share information and resources in order to help each other solve technical problems. We archive these online discussion forums, creating an online knowledge repository for future reference.

      - MODERATED E-MAIL DISCUSSION LISTS. We offer 52 moderated e-mail discussion lists and have over 51,000 subscribers to these lists, which are categorized by subject, or vertical content areas for the Internet industry. These forums, which enable subscribers to conveniently share information and resources and solve technical problems, are moderated by skilled internet.com personnel.

      - QUESTION AND ANSWER SERVICES. We offer question and answer services that enable users to submit technical questions related to the Internet industry and our content offerings and services. Answers from skilled internet.com personnel are published online in searchable formats.

      - TECHNICAL JOB LISTINGS. Through SILICONALLEYJOBS.COM and an agreement with CareerBuilder, Inc., JOBS.INTERNET.COM, we provide our community of Internet users with access to Internet industry and Internet technology job openings. These Web sites can be searched by job type, salary range and geographic location.

COMMERCE. Our network of Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists provides our community of Internet users the ability to evaluate, compare and purchase Internet-related products and services provided by e-commerce vendors. We receive either fixed fees for advertising, or revenue sharing of 10% to 50% of the sales made by the e-commerce vendors as a result of links from our network, or in some cases both advertising and revenue sharing. These commerce offerings provide our users with access to the following goods and services:

      -      software and hardware;

      -      technical books and training materials;

      -      Internet research reports;

      -      employment classifieds;

      -      opt-in e-mail list brokerage;

      -      online press release distribution;

      -      online banking and credit card registration services;

      -      online travel services; and

      -      online scheduling.

BENEFITS FOR ADVERTISERS AND VENDORS

We provide advertisers and vendors with targeted channels to reach our highly focused community of Internet users, 83% of whom either make or influence purchasing decisions, according to a survey we commissioned from Informative LLC. We believe that our Internet users represent a large and targeted online community of Internet industry and Internet technology professionals, Web developers and experienced Internet users. We believe our advertisers and vendors can enhance the effectiveness of their advertising by customizing advertisements and placing them on targeted channels and pages on our network. We also provide vendors with a much needed distribution channel and the ability to focus their marketing efforts cost effectively.

Our Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists attract a focused community of business and professional Internet users, as compared to more broadly focused Web sites. According to a survey we commissioned from Informative LLC, which was conducted from August 1998 through February 1999, some key demographics of our community of Internet users include:

      - 83% are involved in purchasing Internet products and services for their companies and organizations, including hardware, software, networking and Internet access;

      - 67% purchased products online in the six months ended February 28, 1999;

      - 53% have Internet technology or information technology job titles; another 19% are in corporate management;

      -      the average household income of the group exceeds $65,000 annually;

      -      61% are in the desirable 25-44 age group; and

      -      72% have at least one college degree.

OUR BUSINESS STRATEGY

Our objective is to maintain and strengthen our position as a provider of business information focused solely on the Internet industry. We intend to achieve this objective by continuing to execute the following key strategies:

INCREASE OUR PROPRIETARY CONTENT OFFERINGS AND SERVICES. We will strengthen our existing content offerings and services by continuing to improve our proprietary content available for our community of Internet users. Our editorial team, comprised of 33 employees and over 50 freelance contributors as of April 30, 1999, creates proprietary content for our network on a daily basis. In April 1999, our editorial team authored more than 700 news articles published in InternetNews, over 50 technical tutorials, over 140 product or book reviews and various other publications. We will continue to identify emerging topics of interest and then create and aggregate content for those topics through internal development and acquisitions of additional Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists.

GROW THROUGH TARGETED ACQUISITIONS. Since July 1995, we have made 28 acquisitions, which included 37 Web sites, 29 e-mail newsletters, 16 online discussion forums and four moderated e-mail discussion lists. Since March 1, 1998, we have made 17 acquisitions, which included 26 Web sites, 22 e-mail newsletters, nine online discussion forums and three moderated e-mail discussion lists. We expect to continue to pursue strategic acquisitions to strengthen our content offerings and services. We may also acquire Internet media properties to obtain valuable brands, expertise or access to new users, advertisers and vendors. We believe that by acquiring Internet media properties, we can integrate them into our network and improve their traffic and revenue results. In addition, we believe that acquiring Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists generally has increased the overall traffic on our existing network. We intend to use our experience gained from our numerous acquisitions in order to identify, evaluate, acquire and integrate Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists which are complementary to our network.

INCREASE TRAFFIC AND ENHANCE WORLDWIDE BRAND RECOGNITION. We will continue to expand the combination of online and offline advertising and promotional campaigns to enhance the brand recognition of internet.com. We intend to promote the internet.com brand as a leading source of online content focused solely on the Internet industry. In addition, we will promote our branded Internet services, such as Web Developer and The Electronic Commerce Guide, under the internet.com network through online and offline advertising and other promotional activities. Our marketing and branding campaigns are designed to increase overall brand awareness. This increased brand awareness will help drive additional traffic to our network and create additional advertising impressions, which in turn will create additional advertising and e-commerce revenue opportunities. As a result, this growth in user traffic should make our network more valuable to advertisers and vendors. Our marketing and branding campaigns will reinforce to users, advertisers and vendors that the internet.com brand represents technical competence, comprehensiveness, timeliness and objectivity.

EXPAND REVENUE OPPORTUNITIES. For the three months ended March 31, 1999, 79% of our revenues were derived from banner advertising. A significant majority of our advertising revenues for the three months ended March 31, 1999 were derived from technology companies. We believe that the increase in the number of advertising impressions available for sale resulting from the growth of subscribers to our e-mail newsletters and moderated e-mail discussion lists will increase advertising revenues in the future. We are continuing to develop additional revenue sources, including e-commerce agreements; content, brand and software licensing; paid subscription services; seminars; opt-in e-mail list rentals; and venture capital management. See "--Revenue Opportunities."

INCREASE OUR INTERNATIONAL PRESENCE. The Internet is also rapidly growing internationally and we intend to utilize our experience to continue to develop and acquire Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists with an international focus in order to expand our global presence. We currently have internet.com country and regional Web sites for Asia, Australia, Canada, Israel and the United Kingdom. These English language editions are produced by our employees and freelance contributors in the geographic areas they serve and provide daily Internet news from the country or region. We also have licensed the internet.com brand and content for non-English language editions. We are aggressively seeking opportunities in other countries and regions to produce additional non-English language editions. We intend to continue to develop and acquire English and non-English language Internet media properties to increase our global presence.

REVENUE OPPORTUNITIES

ADVERTISING. For the three months ended March 31, 1999, 87% of our revenues were derived from advertising, of which 91% of these advertising revenues were generated from advertising on our Web sites and online discussion forums. With the growth in subscribers to our e-mail newsletters and moderated e-mail discussion lists, these media properties are also expected to contribute to increased advertising revenues in the future.

E-COMMERCE AGREEMENTS. We have entered into a number of e-commerce agreements, which generally include either a fixed fee for advertising or revenue sharing of 10% to 50% of the sales made by the e-commerce vendor as a result of links from our network, or in some cases both advertising and revenue sharing. E-commerce agreements typically are a minimum of six months in duration. During the three months ended March 31, 1999, 7% of our revenues were derived from e-commerce agreements. As of March 31 1999, four of our e-commerce agreements provided for fixed fees, and four of our e-commerce agreements provided for both fixed fees and revenue sharing. As of March 31, 1999, our e-commerce vendors were:

-          Biztravel.com, Inc.          -          FatBrain.com, Inc. (formerly Computer Literacy, Inc.)

-          CareerBuilder, Inc.          -          Hewlett-Packard Company

-          CompuBank, N.A.              -          Internet Wire Inc.

-          Digital River, Inc.          -          Jintek, LLC

LICENSING AGREEMENTS. We license our editorial content and brands to third parties for fixed fees and royalties based on the licensee's revenues generated by the licensed content. We also provide access to limited versions of our editorial content to others at no charge, to promote our brands and generate traffic. We have paid licensing arrangements with America Online, Inc., Ziff-Davis Inc., One Galaxy Solution, Inc., Upside Media Inc.'s UPSIDE MAGAZINE, MBNA America Bank, N.A., T4S Group, ITI Wirtschaftsinformations and Reprint Services. We also license our editorial content and brands in exchange for promotional consideration to other Web sites, including YAHOO.COM, SNAP.COM, Web TV Networks, Inc. and PC Financial Network, Inc.

We license selected portions of our editorial content to print publishers. In March 1999, we entered into an agreement with the Los Angeles Times Syndicate International to license our editorial content to print periodicals. We also license one-time rights to reprint individual articles, online or in print, to third parties through licensing of reprints and copyright permission requests. We have licensed our ISDEX, The Internet Stock Index, to the Kansas City Board of Trade for the creation of futures and futures options contracts which are expected to be traded on this exchange. We also offer our proprietary software for license to third parties that offer services that are similar to, but do not compete with, internet.com. For example, our NewsLinx software provides a highly efficient and cost-effective means by which Internet content publishers can abstract and aggregate news and information for any vertical subject area. For the three months ended March 31, 1999, 2% of our revenues were derived from licensing agreements.

PAID SUBSCRIPTION SERVICES. We currently publish three paid e-mail subscription publications, Internet Stock Report's Hotwatch, Internet StockTracker and SearchEngineWatch, which have a combined total of more than 9,000 paying subscribers. We believe that our other content areas may attract audiences with specialized interests that would pay subscription fees for unique proprietary content and we will launch additional paid subscription services when appropriate. In particular, we anticipate launching additional paid subscription services in our Internet Stock, Internet Marketing and Web Developer Channels. For the three months ended March 31, 1999, 4% of our revenues were derived from paid subscription services.

SEMINARS. As a result of recent acquisitions, we plan to offer offline seminars focused on several Internet-specific topics which are of interest to our community of Internet users. We are able to efficiently promote these seminars through our network. We anticipate generating revenues from attendee registrations as well as from advertiser and vendor sponsorships. We have not yet generated any revenues from seminars.

OPT-IN E-MAIL LIST RENTALS. Through a third-party agent, we currently offer for rental our opt-in e-mail list names relating to 25 Internet-specific topics. Members of our community of Internet users volunteer, or "opt in," to be included on these lists to receive e-mail product offerings and information relevant to their Internet interests. Subscribers to these opt-in e-mail lists receive e-mail announcements of special offers relating to each topic subscribed. We generate revenues on a per use basis for the rental of our list names. For the three months ended March 31, 1999, 1% of our revenues were derived from opt-in e-mail list rentals.

VENTURE FUND MANAGEMENT. We are the portfolio manager of internet.com Venture Fund I LLC, a $5.0 million venture fund formed in April 1999, that will invest in early-stage content-based Internet properties that are not competitive with internet.com. We earn management fees for the day to day operation and general management of the fund. We also earn 20% of the realized gains on investments made by this fund. We committed to invest $600,000 in this fund at its inception. The remaining $4.4 million was committed to by third party investors. internet.com and all other investors contributed 15% of their total investments to the fund at its inception. Remaining commitments will be called by the fund as investments are actually made by the fund. We have not yet generated any revenues from the management of this fund. See "Certain Transactions--Venture Capital Fund."

CONTENT OFFERINGS AND SERVICES

We offer a broad range of content offerings and services to serve the needs of our community of Internet users for content, community and commerce, as well as the needs of advertisers and vendors in targeting our community of Internet users. Our network is organized into the following nine vertical content categories, or channels:

      - INTERNETNEWS CHANNEL--Provides real-time coverage of Internet industry news events from around the world. Our staff of over 25 analysts and journalists file approximately 25 original items daily in the following vertical Internet news categories: business, finance, Internet service provider, or ISP, Web developer, E-commerce, Internet advertising and Internet stocks. We enhance our original coverage of Internet industry news events through agreements with Reuters NewMedia Inc. and USA TODAY to carry selected Internet news items.

      - INTERNET TECHNOLOGY CHANNEL--Provides access to Internet news, analyses, tutorials, reviews and resource guides to help our users integrate evolving Internet technologies. Internet media properties in the Internet Technology Channel cover many topics, including Microsoft Active Server Pages, corporate intranet implementation, Web servers and Internet technology products.

      - WEB DEVELOPER CHANNEL--Provides our users who are responsible for building and maintaining Web sites with communication services and the latest information and trends for Web site development. We provide tutorials, applets and script downloads and online resource directories to Web developers. In addition, we provide community-building resources through online discussion forums, frequently asked questions and moderated e-mail discussion lists.

      - INTERNET MARKETING CHANNEL--Provides Internet marketers with information resources, market research and sales and marketing techniques. This channel includes tutorials for gaining better placement in search engines, summaries of the latest Internet market research and information about Internet advertising and promotion.

      - INTERNET RESOURCES CHANNEL--Provides access to Internet job listings, an online dictionary of Internet and technology terms, subscription services to our e-mail newsletters, information about Internet industry events including Internet World and ISPCON trade shows and other Internet resources.

      - ISP RESOURCES CHANNEL--Provides information for professionals in the ISP industry, including the online edition of BOARDWATCH magazine, and ISP-Lists, a collection of 38 e-mail discussion lists used by more than 33,000 professionals in the ISP industry to communicate with their colleagues. This channel also provides sophisticated Internet users with information about Internet access through THE LIST: THE DEFINITIVE ISP BUYER'S GUIDE.

      - INTERNET STOCKS CHANNEL--Provides stock and financial news, information and analysis about Internet companies. This channel includes the Internet Stock Report, which includes daily analysis of Internet stocks; ISDEX, The Internet Stock Index, a proprietary index of 50 publicly traded Internet stocks; InternetStockList, a directory of publicly traded Internet companies; IPO Watch, a directory of Internet companies which have filed to go public; and IPODEX, a directory of Internet companies which have recently gone public.

      - INTERNATIONAL CHANNEL--Provides Internet news and information for specific countries or regions, including Asia, Australia, Canada, Israel, the Middle East and the United Kingdom.

      - DOWNLOAD CHANNEL--Helps experienced Internet users evaluate and retrieve freeware and shareware software in a variety of categories, including business, developer, utilities, multimedia and games.

INTERNET.COM WEB SITES AND RELATED INTERNET MEDIA PROPERTIES

In addition to our 61 Web sites, the Internet media properties presented on these channels include 43 e-mail newsletters, 55 online discussion forums and 52 moderated e-mail discussion lists. Our network of Internet media properties consists of the following:

                                                                                                       ONLINE     E-MAIL
                                                                                            E-MAIL     DISCUS-    DISCUS-
           INTERNET                                                                WEB       NEWS-      SION       SION
        MEDIA PROPERTY                           DESCRIPTION                      SITE      LETTERS    FORUMS      LISTS
------------------------------  ----------------------------------------------  ---------  ---------  ---------  ---------

INTERNETNEWS CHANNEL
internetnews                    Real-time, global coverage of Internet
WWW.INTERNETNEWS.COM            industry news and analysis reported by our
                                staff covering business, finance, ISP, Web
                                development, e-commerce, advertising, stocks
                                and international news
NewsLinx                        Provides continuous updates of Internet news
WWW.NEWSLINX.COM                headlines with links to the related articles
                                from leading news Web sites
atnewyork                       Provides news and analysis for the New York
WWW.ATNEWYORK.COM               City Internet industry
internetnews radio              Daily audio Internet news broadcast
STREAM.INTERNET.COM

INTERNET TECHNOLOGY CHANNEL
The Electronic Commerce Guide   News, tutorials, reviews and opinions for
E-COMMERCE.INTERNET.COM         e-commerce professionals
ServerWatch                     Reviews of Web server hardware and software
WWW.SERVERWATCH.COM
Internet ProductWatch           Searchable directory of commercial Internet
WWW.INTERNETPRODUCTWATCH.COM    product listings
15 seconds                      Tutorials, discussion lists and newsletters
WWW.15SECONDS.COM               for Microsoft Active Server Pages developers
AllNet Devices                  News and reviews of devices that perform
WWW.ALLNETDEVICES.COM           specialized Internet and intranet tasks
BotSpot                         Directory of information and resources about
WWW.BOTSPOT.COM                 automated Internet data retrieval
WebServer Compare               Directory of Web servers listing technical
WWW.WEBSERVERCOMPARE.COM        specifications
Intranet Design Magazine        Tutorials and product reviews for intranet
WWW.INTRANETDESIGNMAGAZINE.COM  managers
The Web Design List             Directory of more than 1,000 Web design firms
DESIGNLIST.INTERNET.COM
Swynk                           News and information for system administrators
WWW.SWYNK.COM
LinuxPlanet                     Linux news and tutorials for system
WWW.LINUXPLANET.COM             administrators
WinPlanet                       Microsoft Windows software news, tutorials,
WWW.WINPLANET.COM               opinions, reviews and tips
Internet Technology Forums      Discussion forums about Internet technology
FORUMS.INTERNET.COM             topics
Internet World                  Archives of Internet World newspaper
WWW.IW.COM

                                 ACQUIRED,
                                INTERNALLY
           INTERNET              DEVELOPED
        MEDIA PROPERTY          OR LICENSED
------------------------------  -----------
INTERNETNEWS CHANNEL
internetnews                    Internally
WWW.INTERNETNEWS.COM             Developed

NewsLinx                         Acquired
WWW.NEWSLINX.COM                   11/98

atnewyork                        Acquired
WWW.ATNEWYORK.COM                   4/99
internetnews radio              Internally
STREAM.INTERNET.COM              Developed
INTERNET TECHNOLOGY CHANNEL
The Electronic Commerce Guide    Acquired
E-COMMERCE.INTERNET.COM            11/95
ServerWatch                      Acquired
WWW.SERVERWATCH.COM                 7/96
Internet ProductWatch            Acquired
WWW.INTERNETPRODUCTWATCH.COM        1/96
15 seconds                       Acquired
WWW.15SECONDS.COM                  12/98
AllNet Devices                  Internally
WWW.ALLNETDEVICES.COM            Developed
BotSpot                          Acquired
WWW.BOTSPOT.COM                     1/99
WebServer Compare                Acquired
WWW.WEBSERVERCOMPARE.COM            7/96
Intranet Design Magazine         Acquired
WWW.INTRANETDESIGNMAGAZINE.COM      9/98
The Web Design List             Internally
DESIGNLIST.INTERNET.COM          Developed
Swynk                            Acquired
WWW.SWYNK.COM                       4/99
LinuxPlanet                      Acquired
WWW.LINUXPLANET.COM                 5/99
WinPlanet                        Acquired
WWW.WINPLANET.COM                   5/99
Internet Technology Forums      Internally
FORUMS.INTERNET.COM              Developed
Internet World                   Licensed
WWW.IW.COM

                                                                                                       ONLINE     E-MAIL
                                                                                            E-MAIL     DISCUS-    DISCUS-
           INTERNET                                                                WEB       NEWS-      SION       SION
        MEDIA PROPERTY                           DESCRIPTION                      SITE      LETTERS    FORUMS      LISTS
------------------------------  ----------------------------------------------  ---------  ---------  ---------  ---------
WEB DEVELOPER CHANNEL
WebDeveloper                    News, reviews and tutorials for Web developers
WWW.WEBDEVELOPER.COM
WebReference                    Tutorials, technical information and reviews
WWW.WEBREFERENCE.COM            for Web developers
Web Developer's Virtual         Tutorials and technical information for Web
Library                         developers
WWW.WDVL.COM
WebDeveloper101                 Web developer resource for novices and experts
WWW.WEBDEVELOPER101.COM
BrowserWatch                    News and information for technical
WWW.BROWSERWATCH.COM            professionals about Web browsers
StreamingMediaWorld             Tutorials and information resources for
WWW.STREAMINGMEDIAWORLD.COM     streaming media developers
JustSMIL                        Tutorials, information resources and forums
WWW.JUSTSMIL.COM                for streaming media developers
Java Boutique                   Collection of over 360 Java applets available
WWW.JAVABOUTIQUE.COM            for download
The JavascriptSource            Collection of over 300 Javascripts available
WWW.JAVASCRIPTSOURCE.COM        for download
ScriptSearch                    Links to more than 5,000 C++, PERL, VBScript
WWW.SCRIPTSEARCH.COM            and other programs online
Web Developer Forums            Discussion forums about Web development topics
FORUMS.INTERNET.COM

INTERNET MARKETING CHANNEL
SearchEngineWatch               How-to site for Internet marketers and users
WWW.SEARCHENGINEWATCH.COM       about search engine operations
CyberAtlas                      Searchable repository of Internet-related
WWW.CYBERATLAS.COM              research abstracts
Internet Day                    Daily tutorial for Internet marketers and
WWW.INTERNETDAY.COM             professionals
Internet Advertising Report     Highlights top Internet marketing and
WWW.INTERNETNEWS.COM/IAR        advertising news and events
Ad Resource                     Collection of Internet advertising resources
WWW.ADRESOURCE.COM              for Internet marketers
Refer-It                        Directory of Web site affiliate, referral and
WWW.REFER-IT.COM                revenue sharing programs
AllNetResearch                  Directory of Internet industry research
WWW.ALLNETRESEARCH.COM          reports available for online purchase

INTERNET RESOURCES CHANNEL

Webopedia                       Dictionary and search engine containing more
WWW.WEBOPEDIA.COM               than 7,500 Internet and technology definitions
                                and terms
Internet Radio List             Directory of Internet radio stations
WWW.INTERNETRADIOLIST.COM
CoolCentral                     Recommendations for useful and entertaining
WWW.COOLCENTRAL.COM             Web sites
InternetShopper                 Directory of shopping Web sites listed by
WWW.INTERNETSHOPPER.COM         category, daily listings of free and
                                discounted items available online and an
                                Internet shopping agent
Internet Jobs                   Provides searchable access to Internet
JOBS.INTERNET.COM               industry and Internet technology job openings
silicon alley Jobs              Provides searchable access to Internet
WWW.SILICONALLEYJOBS.COM        industry and Internet technology job openings
My Desktop                      Information site for experienced Internet
WWW.MYDESKTOP.COM               users
Virtual Dr                      Technical support for Internet and personal
WWW.VIRTUALDR.COM               computer users
Hardware Central                Comprehensive hardware information including
WWW.HARDWARECENTRAL.COM         advice on optimization and troubleshooting
Internet Forums                 Directory of online discussion forums about a
FORUMS.INTERNET.COM             variety of Internet topics
Events.internet.com             Information about Internet World and ISPCON
EVENTS.INTERNET.COM             trade shows

                                 ACQUIRED,
                                INTERNALLY
           INTERNET              DEVELOPED
        MEDIA PROPERTY          OR LICENSED
------------------------------  -----------
WEB DEVELOPER CHANNEL
WebDeveloper                    Internally
WWW.WEBDEVELOPER.COM             Developed
WebReference                     Acquired
WWW.WEBREFERENCE.COM               11/97
Web Developer's Virtual          Acquired
Library                             3/98
WWW.WDVL.COM
WebDeveloper101                  Acquired
WWW.WEBDEVELOPER101.COM             5/99
BrowserWatch                     Acquired
WWW.BROWSERWATCH.COM                5/96
StreamingMediaWorld             Internally
WWW.STREAMINGMEDIAWORLD.COM      Developed
JustSMIL                         Acquired
WWW.JUSTSMIL.COM                   11/98
Java Boutique                    Acquired
WWW.JAVABOUTIQUE.COM                5/97
The JavascriptSource             Acquired
WWW.JAVASCRIPTSOURCE.COM            7/98
ScriptSearch                     Acquired
WWW.SCRIPTSEARCH.COM                9/98
Web Developer Forums            Internally
FORUMS.INTERNET.COM              Developed
INTERNET MARKETING CHANNEL
SearchEngineWatch                Acquired
WWW.SEARCHENGINEWATCH.COM          11/97
CyberAtlas                       Acquired
WWW.CYBERATLAS.COM                  8/98
Internet Day                     Acquired
WWW.INTERNETDAY.COM                11/98
Internet Advertising Report     Internally
WWW.INTERNETNEWS.COM/IAR         Developed
Ad Resource                      Acquired
WWW.ADRESOURCE.COM                 11/98
Refer-It                         Acquired
WWW.REFER-IT.COM                    4/99
AllNetResearch                  Internally
WWW.ALLNETRESEARCH.COM           Developed
INTERNET RESOURCES CHANNEL
Webopedia                        Acquired
WWW.WEBOPEDIA.COM                   3/98

Internet Radio List             Internally
WWW.INTERNETRADIOLIST.COM        Developed
CoolCentral                      Acquired
WWW.COOLCENTRAL.COM                11/97
InternetShopper                 Internally
WWW.INTERNETSHOPPER.COM          Developed

Internet Jobs                   Internally
JOBS.INTERNET.COM                Developed
silicon alley Jobs               Acquired
WWW.SILICONALLEYJOBS.COM            4/99
My Desktop                       Acquired
WWW.MYDESKTOP.COM                   5/99
Virtual Dr                       Acquired
WWW.VIRTUALDR.COM                   5/99
Hardware Central                 Acquired
WWW.HARDWARECENTRAL.COM             5/99
Internet Forums                 Internally
FORUMS.INTERNET.COM              Developed
Events.internet.com             Internally
EVENTS.INTERNET.COM              Developed

                                                                                                       ONLINE     E-MAIL
                                                                                            E-MAIL     DISCUS-    DISCUS-
           INTERNET                                                                WEB       NEWS-      SION       SION
        MEDIA PROPERTY                           DESCRIPTION                      SITE      LETTERS    FORUMS      LISTS
------------------------------  ----------------------------------------------  ---------  ---------  ---------  ---------
ISP RESOURCES CHANNEL
ISP-Planet                      News and information for the ISP industry
WWW.ISP-PLANET.COM
ISP-Lists                       E-mail discussion lists and Web sites serving
WWW.ISP-LISTS.COM               ISP industry professionals
The List                        Buyer's guide containing terms of service for
WWW.THELIST.COM                 more than 6,700 Internet Service Providers
                                worldwide
ISP News                        Real-time, global coverage of Internet Service
WWW.INTERNETNEWS.COM/ISP-NEWS   Provider industry news
Boardwatch                      Archives of Boardwatch magazine
WWW.BOARDWATCH.COM
ISPCON                          Information site for ISPCON events
WWW.ISPCON.COM
Directory of Internet Service   Directory of Internet Service Providers
Providers
BOARDWATCH.INTERNET.COM/ISP

INTERNET STOCKS CHANNEL
Internet Stock Report           Intraday analysis of Internet stocks
WWW.INTERNETSTOCKREPORT.COM
ISDEX, The Internet Stock       Proprietary index of 50 publicly traded
Index                           Internet stocks
WWW.ISDEX.COM
InternetStockList               Directory of publicly traded Internet
WWW.INTERNETSTOCKLIST.COM       companies, including related news, information
                                and analysis
IPO Watch                       Directory of Internet companies that have
WWW.INTERNETNEWS.COM/STOCKS/IPO filed to go public, including related news, information and analysis
IPODEX                          Directory of Internet companies that have
WWW.IPODEX.COM                  recently gone public
Internet Stock Forums           Discussion forums about Internet stocks and
FORUMS.INTERNET.COM             investing

INTERNATIONAL CHANNEL
Arabia                          Daily Internet news and information about the
ARABIA.INTERNET.COM             Middle East
Asia                            Daily Internet news and information about Asia
ASIA.INTERNET.COM
Australia                       Daily Internet news and information about
AUSTRALIA.INTERNET.COM          Australia
Canada                          Daily Internet news and information about
CANADA.INTERNET.COM             Canada
Israel                          Daily Internet news and information about
ISRAEL.INTERNET.COM             Israel
United Kingdom                  Daily Internet news and information about the
UK.INTERNET.COM                 United Kingdom

DOWNLOAD CHANNEL
Jumbo!                          Software Web site with over 300,000 programs
WWW.JUMBO.COM                   available for download
CWSApps                         Reviews and downloads for Microsoft Windows-
WWW.CWSAPPS.COM                 based Internet software
NewApps                         Links to new software programs available for
WWW.NEWAPPS.COM                 download
FileFarm                        Reviews and downloads for business software
WWW.FILEFARM.COM

                                 ACQUIRED,
                                INTERNALLY
           INTERNET              DEVELOPED
        MEDIA PROPERTY          OR LICENSED
------------------------------  -----------
ISP RESOURCES CHANNEL
ISP-Planet                      Internally
WWW.ISP-PLANET.COM               Developed
ISP-Lists                        Acquired
WWW.ISP-LISTS.COM                  10/98
The List                         Acquired
WWW.THELIST.COM                     8/95
ISP News                        Internally
WWW.INTERNETNEWS.COM/ISP-NEWS    Developed
Boardwatch                       Licensed
WWW.BOARDWATCH.COM
ISPCON                           Licensed
WWW.ISPCON.COM
Directory of Internet Service    Licensed
Providers
BOARDWATCH.INTERNET.COM/ISP
INTERNET STOCKS CHANNEL
Internet Stock Report           Internally
WWW.INTERNETSTOCKREPORT.COM      Developed
ISDEX, The Internet Stock       Internally
Index                            Developed
WWW.ISDEX.COM
InternetStockList               Internally
WWW.INTERNETSTOCKLIST.COM        Developed
IPO Watch                       Internally
WWW.INTERNETNEWS.COM/STOCKS/IP   Developed
IPODEX                          Internally
WWW.IPODEX.COM                   Developed
Internet Stock Forums           Internally
FORUMS.INTERNET.COM              Developed
INTERNATIONAL CHANNEL
Arabia                           Licensed
ARABIA.INTERNET.COM
Asia                            Internally
ASIA.INTERNET.COM                Developed
Australia                       Internally
AUSTRALIA.INTERNET.COM           Developed
Canada                          Internally
CANADA.INTERNET.COM              Developed
Israel                          Internally
ISRAEL.INTERNET.COM              Developed
United Kingdom                  Internally
UK.INTERNET.COM                  Developed
DOWNLOAD CHANNEL
Jumbo!                           Acquired
WWW.JUMBO.COM                      11/98
CWSApps                          Acquired
WWW.CWSAPPS.COM                    12/96
NewApps                          Acquired
WWW.NEWAPPS.COM                    11/98
FileFarm                         Acquired
WWW.FILEFARM.COM                    5/99

Penton Media has licensed the online publishing rights for its INTERNET WORLD, BOARDWATCH and DIRECTORY OF INTERNET SERVICE PROVIDERS print publications, as well as information about its Internet World and ISPCON trade shows, to internet.com. See "Certain Transactions--Services Agreement."

SELECTED CASE STUDIES

The following case studies are provided as representative samples of both our internally developed and acquired Internet properties and their growth from March 1998 to March 1999, which we believe is representative of the overall growth of our network for the same period:

INTERNETNEWS.COM. We created internetnews.com in November 1995. internetnews.com publishes, on a real-time basis throughout each business day, approximately 25 original Internet news items which are produced by our staff of over 25 editors, freelance contributors and analysts, and supplemented by content from Reuters NewMedia Inc. and USA TODAY. The editorial philosophy of internetnews.com is to provide members of our community of Internet users with current Internet industry information. Monthly page views for internetnews.com increased 275% from 746,000 in March 1998 to approximately 2.8 million in March 1999.

WEBDEVELOPER.COM. We launched WebDeveloper.com as a print publication with a companion Web site in September 1995. In May 1997, Web Developer.com was reconstituted as an exclusively online resource. WebDeveloper.com provides news, software and book reviews, tutorials, and question and answer features for Web developers. WebDeveloper.com appeals to professionals who are responsible for building and maintaining Web sites. WebDeveloper.com also provides links to other resources, many of which are within our network, containing reference information on Web development topics. Monthly page views for WebDeveloper.com increased 203% from 288,000 in March 1998 to 873,000 in March 1999.

THE LIST--"THE DEFINITIVE ISP BUYER'S GUIDE". We acquired The List in August 1995 and have continued to enhance its content offerings and services, making The List a leading directory of ISPs on the Internet. The List currently provides access to information detailing the service offerings and rates of 6,700 ISPs in more than 200 countries worldwide. The List is based on a contributory system that allows ISPs to enter information about rates and services offered. The List offers ISPs a targeted method of acquiring subscribers through sponsoring or providing advertising on specific pages corresponding to area codes in which they provide service, allowing them to effectively reach potential customers. In April 1999, we launched a program of selling enhanced listings and sponsorships that allows ISPs to add their logos to The List and more effectively target new customers. Monthly page views for The List increased 69% from approximately 1.3 million in March 1998 to approximately 2.2 million in March 1999.

SEARCHENGINEWATCH. We acquired SearchEngineWatch in November 1997. SearchEngineWatch serves two audiences: marketers who want to have their companies' Web sites listed prominently in search engines and sophisticated Internet users who want to make informed selections when choosing a search engine to use. In addition to advertising and sponsorship revenue, SearchEngineWatch offers a paid subscription newsletter on its Web site. Since acquiring and integrating SearchEngineWatch into our network in November 1997, we have rapidly increased the number of paid subscribers while at the same time increasing the annual subscription rate for this service from $25 to $44. Monthly page views for SearchEngineWatch increased 109% from 573,000 in March 1998 to approximately 1.2 million in March 1999.

EDITORIAL

We maintain editorial offices in Westport, Connecticut; New York, New York; Lexington, Kentucky; and Ann Arbor, Michigan. In addition, editorial personnel work from home offices throughout the United States and in Hong Kong. Freelance contributors and analysts are also located both domestically and in 13 countries worldwide.

Our editorial team, comprised of 33 employees and over 50 freelance contributors as of April 30, 1999, creates considerable proprietary content each month. For example, in April 1999, our editorial team:

      -      authored more than 700 news articles published in InternetNews;

      -      authored more than 50 technical tutorials;

      -      authored more than 100 market analysis reports;

      -      reviewed more than 140 products and books;

      -      created more than 450 editions of 43 separate e-mail newsletters;

      - moderated over 50 e-mail discussion lists and over 50 online discussion forums;

      -      catalogued and evaluated more than 1,300 software programs; and

      - maintained more than 10,000 directory listings of Internet-related products, services and companies.

In addition, our editorial staff also maintains an online dictionary, WWW.WEBOPEDIA.COM, of 7,500 Internet and technology terms, writes question and answer columns and creates directories of scripts for major Internet technologies. We also have an exclusive agreement to serve as the Internet publisher of Penton Media's INTERNET WORLD, BOARDWATCH and DIRECTORY OF INTERNET SERVICE PROVIDERS print publications, as well as information about Penton Media's Internet World and ISPCON trade shows. See "Certain
Transactions--Services Agreement."

MARKETING AND SALES

MARKETING. We employ a combination of online and offline advertising and promotional campaigns to promote our content offerings and services to our community of Internet users, advertisers and vendors. User advertising includes cross-promotion on our network, advertising in trade publications and at trade shows and promotional links from Web sites that attract demographically similar audiences. We believe that this strategy maintains the high quality and unique focus of our community of Internet users. We have participated in various Internet industry events, including Internet World and ISPCON trade shows. We have also used print advertising, which has appeared in INTERNET WORLD, BOARDWATCH, UPSIDE, INTERNET WEEK, DATA COMMUNICATIONS, TELE.COM, SILICON ALLEY REPORTER and ADWEEK, among other publications.

Our marketing efforts are directed largely at acquiring advertising clients and commerce agreements. We principally use offline and online advertising, direct mail and event sponsorships for customer acquisition. ADVERTISING AGE, ADWEEK, MARKETING COMPUTERS, CLICKZ, CHANNELSEVEN.COM and the ONLINE ADVERTISING DISCUSSION LIST are among the venues used to deliver our promotional messages. In addition, we have a strategic agreement with Penton Media, a significant investor in internet.com, which provides for an exchange of services to be provided by each party. This agreement expires on November 23, 2001 and is automatically renewable for subsequent three year terms unless terminated by either party.

Services provided by Penton Media to us under this agreement include the following:

      - one full-page advertisement at no charge in each issue of INTERNET WORLD newspaper and BOARDWATCH magazine;

      - exhibit and sales office space at no charge for each U.S. Internet World and ISPCON trade show; and

      - prominent listing as a sponsor in all promotional materials and for appropriate conference tracks, as well as prominent hanging media banners for Internet World and ISPCON trade shows.

Services we provide to Penton Media under this agreement include the following:

      - Web site archives of INTERNET WORLD and BOARDWATCH print publications and information about Internet World and ISPCON trade shows and conferences; and

      - a minimum of 2.3 million advertising impressions each month on our network.

ADVERTISING SALES. We believe that we have been able to obtain revenue from advertising on our Web sites and online discussion forums because we enable clients to efficiently and effectively reach targeted segments of the Internet community. Based on a survey we commissioned which was conducted from August 1998 through February 1999, 83% of our community of Internet users report that they either make or influence purchasing decisions. We believe that targeting this influential audience allows us to sell advertising space at rates that are higher than the average rates charged by online services aimed at more general audiences. Based upon publicly available banner advertisement rate cards, we believe that our actual rates are approximately 1.2 and 3.5 times higher than the published rates of Go2Net, Inc., Netscape Communications Corp., Yahoo! Inc. and Infoseek Corporation as of April 1999, which we believe to be a representative group of Internet-based services aimed at more general audiences.

We also offer advertisers the opportunity to advertise on our e-mail newsletters and moderated e-mail discussion lists. In April 1999, we distributed 8.1 million copies of our e-mail newsletters to over 700,000 subscribers. We also distributed 31.2 million messages to more than 51,000 moderated e-mail discussion list subscribers.

Our sales force is organized by geographic regions as follows: New England, New York Metro, Mid-Atlantic/Southeast, Midwest, West, Canada, Europe and Israel.

Over 450 advertisers have placed advertisements on our network. For the six months ended March 31, 1999, International Business Machines Corporation accounted for 17% of our revenues, and our top 20 advertisers together accounted for 50% of our revenues during the same period. Based on revenues, the following were our largest 20 advertisers during the six months ended March 31, 1999:

       Allaire Corporation
       Apple Computer, Inc.
       Ariel Corporation
       Biztravel.com, Inc.
       Dell Computer Corporation
       Digital River, Inc.
       Earthlink Networks, Inc.
       GoTo.com, Inc.
       Hewlett-Packard Company
       Inktomi Corporation
       International Business Machines
       Lucent Technologies Inc.
       Macromedia Inc.
       Microsoft Corporation
       Northern Telecom Limited
       Oracle Corporation
       OrderTrust LLC
       Surfree.com Inc.
       Transarc Corporation
       Ubid, Inc.

E-COMMERCE SALES, LICENSING AND BUSINESS DEVELOPMENT. We offer e-commerce, licensing and other business development arrangements to maximize the potential of our proprietary content and community of Internet users. We identify potential e-commerce vendors, licensees and other potential business development opportunities and generally enter into contracts of six to 12 months' duration. E-commerce agreements generally include a fixed fee for advertising as well as revenue sharing of 10% to 50% of the sales made by the e-commerce vendor as a result of links from our network. These activities are conducted by a staff of three employees separate from our advertising sales force.

Licensing arrangements allow third parties to reproduce our editorial content and brands either for print or online use. We are typically paid per-use in the case of book and print rights, including reprints of articles published on our network, and monthly in cases where our editorial content is published in electronic form. We also offer our proprietary software for license to third parties that offer services that are similar to, but do not compete with, internet.com.

COMPETITION

We believe we compete on the basis of our brand recognition and our proprietary content offerings and services focused solely on the Internet industry. We believe that we are differentiated relative to our competitors due to our vertical focus of providing content, community and commerce to Internet industry and Internet technology professionals, Web developers and experienced Internet users.

The market for Internet-based services is relatively new, intensely competitive and rapidly changing. Since the advent of commercial services on the Internet, the number of online services competing for users' attention and spending has proliferated. We expect that competition will continue to intensify. We compete with other companies which direct a portion of their overall Web content at the Internet professional community, such as Ziff-Davis Inc.'s ZDNet, C/NET, CMP Media Inc., EarthWeb Inc. and Wired Digital Inc. We also compete for circulation and advertising impressions with general interest portal and destination Web sites as well as traditional media.

Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we have. These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and to devote greater resources to the development, promotion and sale of their products and services than we can. The number of companies competing for the attention and spending of our community of Internet users has increased and we expect it to continue to increase. See "--Industry Overview" and "Risk Factors--We face intense competition."

TECHNOLOGY AND OPERATIONS

We have developed an expandable operations infrastructure using open standard hardware and software systems. We make our Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists available using multiple Sun Microsystems, Inc. and Wintel-based servers that run on Sun Solaris and Microsoft NT operating systems. We license software from the following parties, among others: Web and e-mail servers from Netscape; Web and database servers from Microsoft Corporation; an advertising management system from NetGravity, Inc.; a content management system from Vignette Corporation; a log and traffic analysis system from net.Genesis Corp.; a streaming media server from RealNetworks, Inc.; a spidering, content indexing, personalization and categorization system from Autonomy, Inc.; and a firewall from Network Associates Inc.

We maintain a data center with redundant production and staging servers. In the event that all of the production servers fail, the staging servers are capable of supporting our services. Our redundant Internet circuits are diversely routed to different points within our providers' networks, so that interruptions will be minimized if a failure in one network segment occurs. All of our servers are powered by uninterruptible power supplies. In addition, all of our production systems are copied to backup tapes each night and stored at an off-site storage facility each business day. In the event of a disaster at the production facility, arrangements are in place to resume production at an off-site center maintained by International Business Machines. We maintain a quality assurance process to constantly monitor our servers, processes and network connectivity. We have implemented these redundancies and backup systems in order to minimize the risk associated with damage from fire, power loss, telecommunications failure, break-ins, computer viruses and other events beyond our control. See "Risk Factors--Our systems are subject to damage from natural disasters, telecommunication failures, electronic break-ins and similar problems."

INTELLECTUAL PROPERTY

We regard our content, logos, brands and software as proprietary and attempt to protect them by relying on trademark, copyright, trade secret and other laws and restrictions. We currently have no patents or patents pending and do not anticipate that patents will become a significant part of our intellectual property in the foreseeable future. We pursue the registration of our trademarks and service marks in the United States and internationally, and have applied for registration in the United States and numerous other countries for a number of our trademarks and service marks. We also pursue copyright registration of our content in the United States. We might not be able to obtain effective trademark, copyright and trade secret protection in every country in which we distribute our services or make them available through the Internet, and it is difficult for us to police unauthorized use of our proprietary information. We seek protection of our content, logos, brands and software relating to our Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists.

We have applied for registration of our trademarks and service marks in the United States and in over 60 other countries. We have encountered obstacles to registration of some marks in several of these countries.

We are opposing an application by IDG to register the trademark "internet.com" in the United States Patent and Trademark Office. IDG has filed an intent-to-use application that predates our applications to register this trademark for substantially similar goods and services. We have, however, been using this trademark for several years, and we believe that our actual use predates IDG's intent-to-use application. The Patent and Trademark Office must decide whether our actual use of the internet.com trademark predates the IDG intent-to-use application date and whether such use amounts to actual trademark use. We believe that we will be successful in opposing IDG's intent-to-use application on these grounds, but there can be no guarantee of this outcome. If we are unsuccessful in opposing IDG's intent-to-use application, IDG could limit the scope of our use of the internet.com trademark, could use the internet.com trademark simultaneously with our use or could charge a fee for such use, although we would have the option of pursuing our rights in federal court in that event.

Legal standards relating to the validity, enforceability and scope of protection of proprietary rights in Internet-related businesses are uncertain and still evolving. As a result, we cannot assure the future viability or value of our proprietary rights. We might not have taken adequate steps to prevent the misappropriation or infringement of our intellectual property. Any such infringement or misappropriation, should it occur, might harm our business, results of operations and financial condition. In addition, we may have to file lawsuits in the future to perfect or enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. These lawsuits could result in substantial costs and divert our resources and the attention of our management. As a result, our business, results of operations and financial condition would suffer.

Our business activities may infringe upon the proprietary rights of others, and other parties might assert infringement claims against us. From time to time, we have been, and expect to continue to be, subject to claims in the ordinary course of our business including claims of alleged infringement of the trademarks, service marks and other intellectual property rights of third parties. If similar claims are made against us in the future, those claims and any resultant litigation might subject us to liability for damages, result in invalidation of our proprietary rights and, even if not meritorious, could be time consuming and expensive to defend and could result in the diversion of our resources and the attention of our management. As a result, our business, results of operations and financial condition would suffer.

We generally obtain our content and some of our technology from our employees or pursuant to work-for-hire arrangements. We also license technology and content from third parties. In such license arrangements, we generally obtain representations as to origin and ownership of such content and technology and the licensors have generally agreed to defend, indemnify and hold us harmless from any third party claims that such technology or content violates the rights of another. We cannot be sure that these third party technology and content protections will be effective or sufficient or that we will be able to maintain such content or technology on commercially reasonable terms. As a result, our business, results of operations and financial condition would suffer.

We have licensed in the past, and expect to license in the future, proprietary rights, such as trademarks or copyrighted material, to third parties. While we attempt to ensure that the quality of our brands and content are maintained by such licensees, we cannot be sure that such licensees will not take actions that might decrease the value of our brands, proprietary rights or reputation, which would harm our business, prospects, financial condition and results of operations.

DOMAIN NAMES

We own the Internet domain name "internet.com," as well as numerous other domain names both in the United States and internationally. Domain names generally are regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we might not acquire or maintain the "internet.com" or comparable domain name in all the countries in which we conduct business.

The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear and still evolving. Therefore, we might be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights. See "Risk Factors--Regulation could reduce the value of our domain names."

EMPLOYEES
The following table sets forth a breakdown of our employees as of April 30, 1999:

                                                                                        NUMBER OF
                                                                                        EMPLOYEES
                                                                                      -------------
Editorial...........................................................................           33
Marketing and sales.................................................................           35
Technology and operations...........................................................           19
Administration......................................................................           10
                                                                                              ---
    Total...........................................................................           97
                                                                                              ---
                                                                                              ---

We have never had a work stoppage and no personnel are represented under collective bargaining agreements. We consider our relations with our personnel to be good.

FACILITIES

Our principal administrative, editorial, sales, marketing and information technology facilities are located in Westport, Connecticut and are rented from Penton Media. See "Certain Transactions." We believe that our current facilities will be adequate to meet our needs for the foreseeable future.

The following table sets forth a summary of our leased and subleased office facilities as of April 30, 1999:

LOCATION                                                          SQUARE FEET   LEASED THROUGH
---------------------------------------------------------------  -------------  ------------------
Westport, Connecticut..........................................        7,000    December 1999
New York, New York.............................................        3,400    November 2000
Burlingame, California.........................................        1,800    December 2000
Ann Arbor, Michigan............................................        1,000    December 2000
Lexington, Kentucky............................................        1,000    December 1999

LEGAL PROCEEDINGS

We are engaged in trademark opposition proceedings before trademark offices in the United States and other jurisdictions, including our opposition to the application of IDG to register the mark "internet.com." Our opposition to IDG's application was filed with the Trademark Trial and Appeal Board of the U.S. Patent and Trademark Office in September 1998. See "Business--Intellectual Property."


Messrs. Alan M. Meckler and Christopher S. Cardell, who are shareholders, executive officers and directors of internet.com, were shareholders, executive officers and directors of Mecklermedia Corporation prior to its acquisition by Penton Media in November 1998. In addition, Messrs. Gilbert F. Bach and Michael
J. Davies, who will become directors of internet.com upon the closing of this offering, were directors of Mecklermedia Corporation prior to the acquisition by Penton Media. A complaint seeking class action status was filed in Delaware Chancery Court on June 16, 1999 by a former shareholder of Mecklermedia Corporation alleging that Messrs. Meckler, Cardell, Bach and Davies, as well as the other directors of Mecklermedia Corporation, breached their fiduciary duties of care, candor and loyalty in connection with the approval of the sale of Mecklermedia Corporation to Penton Media at the price paid by Penton Media and the related sale of 80.1% of the Internet business of Mecklermedia Corporation to Mr. Meckler at the price paid by Mr. Meckler. See "Certain Transactions--Formation Transactions." Among other things, this plaintiff has alleged that the price paid by Penton Media for the purchase of Mecklermedia Corporation, and the price paid by Mr. Meckler for an 80.1% stake in the Internet business of Mecklermedia Corporation, were inadequate. This former shareholder of Mecklermedia Corporation has asserted claims for unspecified damages. The plaintiff also named internet.com Corporation as a defendant seeking that a constructive trust be established consisting of any benefits derived by the defendants in respect of the allegations set forth in the complaint and other relief. All of the defendants, including internet.com and Messrs. Meckler, Cardell, Bach and Davies, deny such allegations and intend to vigorously defend themselves.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth certain information regarding our executive officers, directors and nominees for election to our board:

NAME                                         AGE                                   POSITION
---------------------------------------      ---      ------------------------------------------------------------------
Alan M. Meckler                                  53   Director, Chairman and Chief Executive Officer
Christopher S. Cardell                           39   Director, President and Chief Operating Officer
Christopher J. Baudouin                          32   Chief Financial Officer
Gilbert F. Bach(1)                               67   Director
Michael J. Davies(1)                             54   Director

------------------------------------

(1) Will become a director on our board and a member of the compensation and audit committees of our board upon the closing of this offering.

OTHER MANAGEMENT EMPLOYEES

The following table sets forth the names and positions of other management employees:

NAME                                         AGE                                   POSITION
---------------------------------------      ---      ------------------------------------------------------------------
Christopher S. Elwell                            38   Vice President and General Manager
Susan F. Leiterstein                             47   Vice President and Publisher
Augustine Venditto                               43   Editor-in-Chief
Mark J. Berns                                    45   Chief Technology Officer
David M. Arganbright                             57   Vice President of Commerce and Licensing
Mitchell S. Eisenberg                            35   General Counsel

ALAN M. MECKLER has been a director, Chairman of the Board and Chief Executive Officer of internet.com since its inception. Previously, Mr. Meckler had been Chairman of the Board and Chief Executive Officer of Mecklermedia since December 1993 and had been President and a director from 1971 through November 1997. Mr. Meckler also held the office of Chairman of the Board of Mecklermedia since 1971, and was the only person to have held the offices of Chairman of the Board or Chief Executive Officer since Mecklermedia's founding.

CHRISTOPHER S. CARDELL has been a director, President and Chief Operating Officer of internet.com since its inception. Previously, Mr. Cardell was President and Chief Operating Officer of Mecklermedia since November 1997, and a director since February 1997. Prior to November 1997, Mr. Cardell held the office of Executive Vice President, Chief Operating Officer and Chief Financial Officer of Mecklermedia. He joined Mecklermedia as Senior Vice President and Chief Financial Officer in January 1996. Prior to that time, Mr. Cardell was a Senior Manager with Arthur Andersen LLP.

CHRISTOPHER J. BAUDOUIN has been Chief Financial Officer of internet.com since its inception. Mr. Baudouin served as Chief Financial Officer of Mecklermedia since June 1998. He joined Mecklermedia as Controller in June 1997. Prior to that time, Mr. Baudouin was a Manager with Arthur Andersen LLP.

GILBERT F. BACH will become a director of internet.com upon its conversion to a corporation immediately before the closing of this offering. Mr. Bach retired on January 1, 1997 from Lehman Bros., where he held various positions from 1979 through 1996, most recently as a Managing Director. From 1955 to 1979, Mr. Bach held various positions at Hirsch & Co. and Loeb Rhoades & Co. Mr. Bach was also a director of Mecklermedia from February 1997 until it was acquired by Penton Media in November 1998.

MICHAEL J. DAVIES will become a director of internet.com upon its conversion to a corporation immediately before the closing of this offering. Mr. Davies has been President of Fox Hill Consulting LLC since February 1998 and a director of PROVANT Inc. since April 1998. He was a special limited partner with American Business Partners from July 1997 to April 1998. Prior to that he was a Managing Director, Corporate Finance, of the investment bank Legg Mason Wood Walker, Incorporated since 1993. Before joining Legg Mason, Mr. Davies was the Publisher of the Baltimore Sun between 1990 and 1993. Mr. Davies was also a director of Mecklermedia from January 1996 until it was acquired by Penton Media in November 1998.

CHRISTOPHER S. ELWELL has been Vice President and General Manager of internet.com and its predecessor business since January 1997. Mr. Elwell is responsible for the editorial, sales and marketing operations of internet.com. Mr. Elwell was employed at Cowles Business Media Company's Simba Information division, a publisher of newsletters and market research about the media industry from January 1991 to December 1996, most recently as the Publisher. Prior to becoming the Publisher, Mr. Elwell served in a variety of editorial, product development and management roles.

SUSAN F. LEITERSTEIN has been Vice President and Publisher for internet.com and its predecessor business since February 1997. Ms. Leiterstein is responsible for developing and implementing strategies for building the advertising sales force and continuing the constant growth of sales revenue. Ms. Leiterstein came to internet.com from Cowles Business Media Company where she was responsible for small space advertising for both traditional and online media from October 1994 to January 1997. She was the Vice President and Publisher of The McGraw-Hill Companies Sweet's Group from July 1989 to June 1994.

AUGUSTINE VENDITTO has been editor-in-chief of internet.com and its predecessor business since January 1998. He has been writing about computers since 1984 and is best known for his columns and articles in INTERNET WORLD, PC MAGAZINE, HOME PC, and PC WEEK. In 1992, he was the founding editor-in-chief of Ziff-Davis' WINDOWS SOURCES magazine. He is the author of six books and over 300 magazine articles. Mr. Venditto began his career in 1977 with the Scott Meredith Literary Agency.

MARK J. BERNS has served as Chief Technology Officer of internet.com since its inception. Mr. Berns was Director of Information Technology for Mecklermedia from July 1998 through November 1998. Prior to that, Mr. Berns was the Technology Manager responsible for Internet development at The Associated Press from October 1995 to June 1998. Mr. Berns also served as Director of Product Development in The Associated Press's Technology Department, where he was responsible for development and support of a number of news delivery services from June 1992 to September 1995.

DAVID M. ARGANBRIGHT has been Vice President of Commerce and Licensing of internet.com and its predecessor business since June 1998. He initiated and is responsible for internet.com's Commerce Affiliates Program. Prior to joining internet.com, Mr. Arganbright was President of Grolier Interactive, a division of the Lagardere Group's Grolier, Inc. and publisher of the GROLIER MULTIMEDIA ENCYCLOPEDIA from October 1985 to February 1998. Prior to joining Grolier, Mr. Arganbright held senior level general management and marketing positions at Philips Electronics and the RCA Corporation.

MITCHELL S. EISENBERG has served as General Counsel of internet.com since its inception. In addition to overseeing all of internet.com's legal matters, he is active in developing license and other e-commerce agreements. Previously, Mr. Eisenberg was General Counsel to Mecklermedia since January 1997. Prior to that time, Mr. Eisenberg was Commercial Counsel to Framatome Connectors USA, Inc. from January 1994 to December 1996.

BOARD OF DIRECTORS AND BOARD COMMITTEES

Our board of directors will be comprised of four directors upon the closing of this offering. Directors are elected by the stockholders at each annual meeting of stockholders and serve until their successors are duly elected and qualified. All executive officers are elected by, and serve at the discretion of, the board of directors.

The audit committee has the responsibility to review audited financial statements and accounting practices of internet.com, and to consider and recommend the employment of, and approve the fee arrangements with, independent accountants for both audit functions and for advisory and other consulting services. Upon the closing of this offering, the audit committee will be comprised of Messrs. Bach and Davies.

The compensation committee reviews and approves the compensation and benefits for our key executive officers, administers our employee benefit plans and makes recommendations to the board regarding such matters. Upon the closing of this offering, the compensation committee will be comprised of Messrs. Bach and Davies.

DIRECTOR COMPENSATION

Directors of internet.com who are also employees or officers of internet.com do not receive any compensation specifically related to their activities as directors, other than reimbursement for expenses incurred in connection with their attendance at board meetings. Other directors will be paid an annual stipend of $4,000. For each board meeting they attend, these other directors will receive $1,000 and will be reimbursed for their expenses incurred in connection with the meeting. In addition, each of these other directors will receive, upon becoming a director, options for 5,000 shares of common stock, which vest over a period of three years. Each of these other directors will also receive options for 1,000 shares of common stock, which also vest over a period of three years, for each year of service as a director. See "--1999 Stock Incentive Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Prior to this offering, our board did not have a compensation committee. Compensation decisions were made by Mr. Meckler. Upon completion of this offering, the compensation committee will make all compensation decisions. No interlocking relationship exists between the board or compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

Each of Christopher S. Cardell and Christopher J. Baudouin has an employment agreement with internet.com which provides for severance pay equal to one year and six months, respectively, of his annual salary if his employment with internet.com is terminated. Pursuant to our 1999 Stock Incentive Plan, the vesting of stock options will be accelerated upon certain changes of control of internet.com.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE. The following table sets forth, for the period from inception (November 24, 1998) through December 31, 1998, cash and certain other compensation paid or accrued by internet.com for the Chief Executive Officer of internet.com in all capacities in which he served. The table also sets forth cash and certain other compensation paid to or accrued by internet.com for the period from inception through December 31, 1998 for the President and Chief Operating Officer and the Chief Financial Officer of internet.com.

                           SUMMARY COMPENSATION TABLE
      PERIOD FROM INCEPTION (NOVEMBER 24, 1998) THROUGH DECEMBER 31, 1998

                                                                                  ANNUAL COMPENSATION
                                                                  ---------------------------------------------------
                  NAME AND PRINCIPAL POSITION                       YEAR      SALARY($)    OTHER ANNUAL COMPENSATION
----------------------------------------------------------------  ---------  -----------  ---------------------------
Alan M. Meckler.................................................       1998      12,164(1)                 --
  Chairman and Chief Executive Officer
Christopher S. Cardell..........................................       1998      17,740(2)                 --
  President and Chief Operating Officer
Christopher J. Baudouin.........................................       1998      12,164(3)                 --
  Chief Financial Officer

------------------------------------

(1)  Mr. Meckler's current annual salary is $120,000.

(2)  Mr. Cardell's current annual salary is $175,000.

(3)  Mr. Baudouin's current annual salary is $120,000.

1999 STOCK INCENTIVE PLAN

On April 15, 1999, we adopted the internet.com Corporation 1999 Stock Incentive Plan. We will issue options to purchase 510,500 shares of our common stock to our directors, officers and employees concurrently with the closing of this offering. The exercise price of options granted under the 1999 Stock Incentive Plan will not be less than the fair market value of the shares of our common stock on the date of grant. The purpose of the plan is to provide stock-based incentive compensation to these individuals to further align their interests with the interests of our stockholders. We have reserved 2,000,000 shares of common stock for issuance pursuant to the exercise or vesting of awards under the plan.

The plan allows for the discretionary grant of restricted stock, non-qualified stock options, incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and other stock-based awards. In addition, the plan provides for the automatic grant of non-qualified stock options to our directors who are not also employees or officers of internet.com. Only directors, key employees and consultants may receive discretionary awards under the plan.

The plan will be administered by the compensation committee of our board of directors. The compensation committee will make the determination with respect to the discretionary awards under the plan, including which eligible individuals are to receive awards under the plan and the specific terms, vesting conditions, if any, and number of shares of stock to which each award relates.

The compensation committee may grant awards with different terms and conditions. The compensation committee can also accelerate the vesting of outstanding awards and can reprice any option at any time. At the time options are granted, the compensation committee will set the price at which options can be exercised to purchase shares of common stock.

Option holders will not have any rights as stockholders until and to the extent they have exercised their options. The exercise price for options may either be paid in cash or check or, at the discretion of the compensation committee, by tendering shares having a value equal to the exercise price. The number of shares of common stock covered by awards will be adjusted in the event of any stock split, merger, recapitalization or similar corporate event.

The board of directors may terminate or amend the stock plan at any time, except that the board may not, without the approval of our stockholders, increase the maximum number of shares for which options may be granted under the stock plan or expand the class of individuals eligible to participate in the plan.

Immediately after this offering, we intend to file a registration statement under the Securities Act covering the 2,000,000 shares of common stock reserved for issuance under the plan. See "Shares Eligible for Future Sale--Stock Options."

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

Our Amended and Restated Certificate of Incorporation will include a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

      - for any breach of the director's duty of loyalty to internet.com or its stockholders;

      - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

      - under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; and

      - for any transaction from which the director derived an improper personal benefit.

Our Amended and Restated Certificate of Incorporation will also provide that:

      - we must indemnify our directors, officers, other employees and agents to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions; and

      - we must pay expenses of our directors, and may pay expenses of our officers, other employees, agents or trustees, incurred in connection with a legal proceeding before the final disposition of such proceeding.

These provisions are permitted under the Delaware General Corporation Law. In addition, our Bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

Prior to the completion of this offering, we intend to enter into indemnity agreements with each of our directors and executive officers to give them additional contractual assurances regarding the scope of the indemnification described above and to provide additional procedural protections. In addition, we intend to obtain directors' and officers' insurance providing indemnification for our directors, officers and management employees for liabilities arising as a result of their employment at internet.com. We believe that these indemnification provisions and agreements are necessary to attract and retain qualified directors and officers.

The limitation of liability and indemnification provisions in our Amended and Restated Certificate of Incorporation and Bylaws may discourage stockholders form bringing a lawsuit against directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.


Except as otherwise described in this prospectus, there is at present no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification. See "Business-- Legal Proceedings."

                              CERTAIN TRANSACTIONS

FORMATION TRANSACTIONS

internet.com LLC was formed as part of the acquisition of Mecklermedia Corporation by Internet World Media, a wholly-owned subsidiary of Penton Media (a publicly-owned corporation). During the negotiation of this acquisition, Penton Media indicated that it did not wish to retain all of iWorld Corporation, Mecklermedia's Internet business, because it believed that the Internet business was inconsistent with its planned strategic direction. However, Penton Media indicated that it wanted Internet World Media to maintain a minority interest in the Internet business due to its belief that the Internet business had the potential to become profitable in the future. As a result, Alan M. Meckler, Mecklermedia's Chairman and Chief Executive Officer, agreed to purchase an 80.1% interest in the Internet business from Internet World Media for a total of $18.0 million in cash immediately following the acquisition of Mecklermedia by Internet World Media. On November 24, 1998, Mecklermedia was acquired by Internet World Media in an all-cash tender offer. Following its purchase of Mecklermedia, Internet World Media caused iWorld Corporation to be merged into internet.com LLC, a newly-formed Delaware limited liability company. Internet World Media then sold 80.1% of its membership interest in internet.com to Alan
M. Meckler (including four trusts for the benefit of his children) for a total of $18.0 million in cash and a warrant valued at $284,000. Internet World Media retained a 19.9% interest in internet.com LLC and a warrant to acquire up to an additional 128 membership units in internet.com LLC (representing 2,075,634 shares of our common stock) for up to $3.0 million. For accounting purposes, the warrant has been valued at $284,000 which reflects the present value of the strike price using a risk free rate of return over a three year term, as compared to the cash price per share paid to Penton Media. The following chart summarizes the organizational events from the acquisition of Mecklermedia by Penton Media to the closing of this offering:

                                  [LOGO]

In March 1999, internet.com sold additional membership units to Internet World Media and to several additional investors, some of whom are employees, officers or directors of internet.com. In addition, in March 1999, we granted 49.33, or 4%, of internet.com's total membership units at the time (assuming full dilution, including the exercise of the Internet World Media warrant) to 15 of our employees. The following table summarizes the number of units sold in March 1999, the number of shares of internet.com Corporation common stock into which those units will be converted immediately prior to the consummation of this offering, and the resulting price per share:

                       SHARES OF COMMON STOCK   PRICE PER SHARE ASSUMING
NUMBER OF UNITS SOLD       UPON CONVERSION             CONVERSION
---------------------  -----------------------  -------------------------
          56.02                 908,475                 $    2.47

The units purchased by Internet World Media and by our employees, officers and directors in this transaction were purchased at the same price as the price we negotiated with our four unaffiliated new investors. Christopher S. Cardell, our President and Chief Operating Officer, purchased 3.75 of these units, which will convert to 60,810 shares of internet.com Corporation common stock at a price of $2.47 per share, assuming conversion. Christopher J. Baudouin, our Chief Financial Officer, purchased 0.88 of these units, which will convert to 14,189 shares of internet.com Corporation common stock at a price of $2.47 per share, assuming conversion. The remaining employees purchased in the aggregate 5.875 of these units, which will convert to 95,268 shares of our common stock at a price of $2.47 per share, assuming conversion.

The following table summarizes the number of units granted to our employees in March 1999, the number of shares of internet.com Corporation common stock into which those units will be converted immediately prior to the consummation of this offering and the resulting value per share:

                                                 TOTAL VALUE OF GRANTS
   NUMBER OF UNITS     SHARES OF COMMON STOCK     ASSUMING $11.00 PER
       GRANTED             UPON CONVERSION               SHARE
---------------------  -----------------------  ------------------------
          49.33                 800,000              $    8,800,000

Christopher S. Cardell, our President and Chief Operating Officer, was granted
18.50 of these units, which will convert to 300,000 shares of internet.com Corporation common stock at a total value of $3.3 million, assuming a value of $11.00 per share. Christopher J. Baudouin, our Chief Financial Officer, was granted 3.47 of these units, which will convert to 56,250 shares of internet.com Corporation common stock at a total value of $618,750, assuming a value of $11.00 per share. The remaining employees were granted in the aggregate 27.36 of these units, which will convert to 443,750 shares of our common stock at a total value of $4.9 million, assuming a value of $11.00 per share.

LIMITED LIABILITY COMPANY AGREEMENT. On November 24, 1998, Mr. Meckler and Internet World Media entered into an Amended and Restated Limited Liability Company Agreement governing internet.com LLC. Membership interests in internet.com LLC are represented by membership units in the records of internet.com LLC. As discussed above, additional membership units in internet.com LLC were sold and granted after November 24, 1998, and a Second Amended and Restated Limited Liability Company Agreement was entered into in March 1999, which included as members the holders of the membership units issued after November 24, 1998. This agreement also contains provisions relating to, among other things, the management of internet.com LLC, allocations of profits and losses, transfer restrictions, anti-dilution provisions and rights of first refusal. In addition, this agreement contains provisions entitling the members of internet.com LLC to participate in the proposed sale by another member of all or part of its membership units to a third party. Furthermore, pursuant to this agreement, Mr. Meckler is entitled to require all other members to sell all or part of their membership units to a proposed third-party purchaser of Mr. Meckler's membership units. In both of the foregoing cases, the number of units which each member would have the right to sell or would be required to sell, as applicable, would be determined pro-rata based on the number of membership units initially proposed to be sold. This agreement will be of no further force and effect upon the conversion of internet.com LLC to a corporation immediately prior to the closing of this offering.

WARRANT AGREEMENT. On November 24, 1998, we issued a warrant to Internet World Media to acquire up to 128 additional membership units in internet.com LLC for up to $3.0 million. Upon the conversion of internet.com LLC into a corporation, this warrant will entitle Internet World Media to purchase up to 2,075,634 shares of our common stock at an exercise price of approximately $1.45 per share. Internet World Media has informed us that it intends to exercise this warrant prior to the closing of this offering of common stock. As a result of such exercise, following this offering, Internet World Media will hold 5,483,383 shares of our common stock, or approximately 23.4% of the total shares of our common stock which will be outstanding immediately following this offering (assuming the underwriters do not exercise their over-allotment option). If Internet World Media does not exercise its warrant prior to the consummation of this offering, the warrant will expire upon consummation of this offering.

REGISTRATION RIGHTS AGREEMENT. On November 24, 1998, we entered into a registration rights agreement with Internet World Media. Internet World Media has "piggyback" registration rights if we register any of our equity securities under the Securities Act following the offering of common stock made by this prospectus. For a further discussion of these registration rights, see "Description of Capital Stock-- Registration Rights."

SERVICES AGREEMENT. On November 24, 1998, we entered into a Services Agreement with Penton Media and Internet World Media. Penton Media and Internet World Media provide us with a royalty-free license to use intellectual property and promotional, advertising and display rights, and we provide to Penton Media and Internet World Media, a royalty-free license to use intellectual property, advertising rights on our network of Web sites and related Internet media properties and the inclusion of back issues of INTERNET WORLD AND BOARDWATCH print publications on our network. See "Business--Marketing and Sales."

TRADEMARK CO-LICENSE AGREEMENT. On November 24, 1998, we entered into a Trademark Co-License Agreement with Internet World Media. Internet World Media provides us with a royalty-free license to use several of its trademarks in connection with our inclusion of those trademarks on our network. We provide Internet World Media with a royalty-free license to use several of our trademarks in Internet World Media's INTERNET WORLD, BOARDWATCH and DIRECTORY OF INTERNET SERVICE PROVIDERS print publications, at Internet World Media's Internet World and ISPCON trade shows and conferences and in promotional materials for those print publications, trade shows and conferences.

COPYRIGHT CO-LICENSE AGREEMENT. On November 24, 1998, we entered into a Copyright Co-License Agreement with Internet World Media. Internet World Media provides us with a royalty-free license to use several of its copyrights in connection with our inclusion of those copyrights and material protected by those copyrights on our network. We provide Internet World Media with a royalty-free license to use several of our copyrights and the material protected by those copyrights in Internet World Media's INTERNET WORLD, BOARDWATCH and DIRECTORY OF INTERNET SERVICE PROVIDERS print publications.

REORGANIZATION TRANSACTIONS

Immediately prior to the closing of this offering, we will convert our business form to a corporation. We will effect the reorganization by merging internet.com LLC into a newly-formed Delaware corporation called internet.com Corporation. In connection with this reorganization, our Operating

Agreement will terminate. Each member of internet.com LLC will receive shares of our common stock in exchange for his or her membership units at a rate of 16,215.891 shares per membership unit. For more information on the stock ownership after the reorganization of those members who are officers, directors or greater than 5% stockholders of internet.com, see "Principal and Selling Stockholders."

OFFICE LEASES

Since November 24, 1998, internet.com has occupied space in Penton Media facilities in Westport, Connecticut to house our corporate headquarters and in Burlingame, California to house a portion of our sales force. Rent expense was $22,000 for the use of these locations for the period from inception (November 24, 1998) through March 31, 1999. We are obligated to pay a proportionate share of all electricity, heating, ventilation and air conditioning costs for these premises. These leases are governed by the Services Agreement between internet.com and Penton Media; we have not executed separate leases with Penton Media regarding these premises.

VENTURE CAPITAL FUND

We organized and are the portfolio manager of internet.com Venture Fund I LLC, a $5.0 million venture capital fund formed on April 12, 1999, that invests in early-stage content-based Internet properties that are not competitive with internet.com. We earn management fees for the day to day operation and general management of the fund. We also earn a percentage of the realized gains on investments made by this fund. We committed to invest $600,000 in this fund at its inception.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 30, 1999 and as adjusted to reflect the sale of the shares of common stock offered hereby by: (a) each person who is known by internet.com to own beneficially more than 5% of our common stock, (b) each director and director nominee of internet.com, (c) each Named Executive Officer of internet.com and (d) all executive officers and directors of internet.com as a group.

                                                                                               PERCENTAGE OF SHARES
                                                                                                   BENEFICIALLY
                                                                                                  OWNED(1)(2)(3)
                                                                                             ------------------------
                                                                                NUMBER OF     PRIOR TO       AFTER
NAME OF BENEFICIAL OWNER                                                          SHARES      OFFERING     OFFERING
-----------------------------------------------------------------------------  ------------  -----------  -----------
Alan M. Meckler..............................................................    12,907,850(4)       64.5%       55.2%

Penton Media, Inc.
1100 Superior Avenue, N.E.
Cleveland, Ohio 44114........................................................     5,483,383      (5)       27.4       23.4

Christopher S. Cardell.......................................................       441,889         2.2          1.9

Gilbert F. Bach(6)...........................................................       --           --           --

Michael J. Davies(6).........................................................       --           --           --

Christopher J. Baudouin......................................................        70,439           *        *

All executive officers and directors as a group (five persons)...............    13,420,178        67.1%        57.4%

---------------------------------------------
*   Represents beneficial ownership of less than 1%.

(1) Percentage ownership is based on 20,000,000 shares outstanding as of April 30, 1999, assuming the conversion of internet.com from a limited liability company into a corporation (which is to occur immediately prior to the effectiveness of this offering) had occurred as of such date. Shares of common stock subject to options currently exercisable or exercisable within 60 days of April 30, 1999 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable.

(2) Assumes exercise by Internet World Media, a wholly-owned subsidiary of Penton Media, of a warrant to purchase up to 2,075,634 shares. See "Certain
    Transactions."

(3) Assumes the underwriters do not exercise their over-allotment option to purchase up to 510,000 shares from Internet World Media.

(4) Includes 1,443,214 shares held in trusts established for the benefit of Mr. Meckler's four children. Mr. Meckler exercises investment control over these trusts.

(5) Penton Media's beneficial ownership set forth above is based on the record ownership of these shares by Internet World Media which is a wholly-owned subsidiary of Penton Media.

(6) Will become a director upon the closing of this offering.

                          DESCRIPTION OF CAPITAL STOCK

Upon the closing of this offering, we will have authorized capital stock consisting of 75,000,000 shares of common stock, $0.01 par value per share, and 4,000,000 shares of preferred stock, $0.01 par value per share. As of March 31, 1999, assuming the conversion of our business form into a corporation, the simultaneous conversion of limited liability company membership units into shares of common stock and the exercise by Internet World Media of a warrant to purchase up to 2,075,634 shares of common stock, there were outstanding 20,000,000 shares of common stock, each with a par value of $0.01, held of record by 25 stockholders.

The following description of internet.com's Amended and Restated Certificate of Incorporation, Bylaws and the Registration Rights Agreement is only a summary, and does not purport to be complete. For a full understanding of these documents and the terms of our capital stock, you should read the original documents, which are included as exhibits to the registration statement of which this prospectus forms a part.

COMMON STOCK

Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the board from time to time may determine. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is not authorized by internet.com's Amended and Restated Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of internet.com, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will upon payment therefor be, duly and validly issued, fully paid and nonassessable.

PREFERRED STOCK

The board is authorized, subject to any limitations prescribed by the Delaware General Corporation Law, to issue preferred stock in one or more series. The board can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions thereon.

The board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of internet.com. We have no current plans to issue any shares of preferred stock. See "Risk Factors--Our charter documents and the Delaware General Corporation Law may inhibit a takeover."

WARRANTS

On November 24, 1998, we issued a warrant to Internet World Media which will entitle Internet World Media to acquire additional shares of common stock prior to the closing of this offering. See "Certain Transactions--Formation Transactions--Warrant Agreement."

REGISTRATION RIGHTS

We entered into a Registration Rights Agreement with Internet World Media at the closing of the acquisition of Mecklermedia by Internet World Media. Internet World Media has piggyback registration rights if we register any of our equity securities under the Securities Act of 1933, as amended, other than the common stock offered by this prospectus, securities relating to employee benefits plans, securities registered pursuant to Rule 145 of the Securities Act of 1933, as amended, in connection with reclassifications, mergers, acquisitions and asset transfers and registrations which do not permit secondary sales. If we register additional equity securities in the future, Internet World Media will have the right to have all or a part of its internet.com common stock included in the registration, including any shares of common stock acquired by Internet World Media by the exercise of its warrant. However, the managing underwriter, if any, of any such offering has the right to limit the number of securities that Internet World Media may include in such registration if the managing underwriter determines that marketing factors require such a limitation. Internet World Media is entitled to unlimited piggyback registrations.

We would bear all registration expenses incurred in connection with these registrations. Internet World Media would pay all underwriting discounts and selling commissions applicable to the sale of its securities.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

EFFECT OF DELAWARE ANTI-TAKEOVER STATUTE. We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a publicly held Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless:

      - prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

      - upon consummation of the transaction that resulted in the stockholder becoming an interest stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; and

      - on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines "business combination" to include:

      - any merger or consolidation involving the corporation and the interested stockholder;

      - any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

      - subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

      - any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

      - the receipt by the "interested stockholder" of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

This statute could prohibit or delay mergers or other takeover or change-in-control attempts with respect to internet.com and, accordingly, may discourage attempts to acquire us.

Our Bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting may only be taken if it is properly brought before such meeting. The Amended and Restated Certificate of Incorporation and the Bylaws provide that special meetings of the stockholders may only be called by the Chairman of the board, the Chief Executive Officer, the board or by the President, who will call a meeting at the request of any stockholder or stockholders holding together at least a majority of the outstanding voting stock. Such provisions may have the effect of delaying or preventing a change-in-control.

The board is authorized, subject to any limitations prescribed by the Delaware General Corporation Law, to issue preferred stock in one or more series. The board can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions thereon. The board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of internet.com.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS. Our Amended and Restated Certificate of Incorporation and our Bylaws limit liability of directors to the fullest extent permitted by the Delaware General Corporation Law. See "Indemnification of Directors and Executive Officers and Limitation of Liability."

TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company. Its address is 40 Wall Street, New York, New York 10005, and its telephone number at this location is
(212) 936-5100.

LISTING. We have applied to list our common stock on the Nasdaq National Market under the trading symbol "INTM."

                        SHARES ELIGIBLE FOR FUTURE SALE

Upon the completion of this offering, we will have outstanding an aggregate 23,400,000 shares of our common stock, assuming no exercise of outstanding options. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act of 1933, as amended. The remaining 20,000,000 shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933, as amended. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act of 1933, as amended, which rules are summarized below.

As a result of the contractual restrictions described below and the provisions of Rule 144 and 701, the restricted securities will be available for sale in the public market on the date which is one year from the date of the effectiveness of the registration statement of which this prospectus forms a part, subject to the volume limitations and other conditions of Rule 144.

LOCK-UP AGREEMENTS. Our officers, directors and all of our remaining stockholders have signed lock-up agreements under which they agreed not to transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 180 days after the date of this prospectus, subject to certain exceptions. Transfers or dispositions can be made sooner with the prior written consent of U.S. Bancorp Piper Jaffray Inc.

RULE 144. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

      - 1% of the number of shares of common stock then outstanding, which will equal 234,000 shares immediately after this offering; or

      - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(K). Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701. In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

REGISTRATION RIGHTS. Upon completion of this offering, Internet World Media, which will (assuming the exercise of its warrant but assuming no exercise of the underwriters' over-allotment option) hold

5,483,383 shares of our common stock, or its transferees, will be entitled to rights with respect to the registration of such shares under the Securities Act of 1933, as amended, if we register additional equity securities under the Securities Act. See "Description of Capital Stock--Registration Rights." After such a registration, any shares registered would become freely tradable without restriction under the Securities Act of 1933, as amended. Internet World Media would then not have any obligation or other restrictions on resale with respect to our common stock, other than restrictions imposed by lock-up agreements described above and applicable securities laws.

STOCK OPTIONS. Immediately after this offering, we intend to file a registration statement under the Securities Act of 1933, as amended, covering the 2,000,000 shares of common stock reserved for issuance under our 1999 Stock Incentive Plan. Immediately prior to the consummation of this offering, we will issue options to purchase 510,500 shares of common stock, of which 13,500 shares will vest immediately. Upon the expiration of the lock-up agreements describe above, at least 13,500 shares of common stock will be subject to vested options, based on the number of options to be issued immediately prior to the consummation of this offering. Such registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under such registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the lock-up agreements expire.

                                  UNDERWRITING

The underwriters named below, for whom U.S. Bancorp Piper Jaffray Inc., William Blair & Company, L.L.C. and DLJDIRECT Inc. are acting as representatives, have agreed to buy, subject to the terms of the purchase agreement, the number of shares listed opposite their names below. The underwriters are committed to purchase and pay for all of the shares if any are purchased, other than those shares covered by the over-allotment option described below.

UNDERWRITERS                                                 NUMBER OF SHARES
-----------------------------------------------------------  -----------------
U.S. Bancorp Piper Jaffray Inc.............................
William Blair & Company, L.L.C.............................
DLJDIRECT Inc..............................................
                                                             -----------------
      Total................................................       3,400,000
                                                             -----------------
                                                             -----------------

internet.com estimates that the total expenses of this offering, excluding
underwriting discounts and commissions, will be approximately $        .

The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess
of $        per share. The underwriters may allow and these dealers may reallow
a concession not in excess of $        per share to certain other dealers. After
the initial public offering of the shares has been completed, the offering price and other selling terms may be changed by the representatives of the underwriters. The representatives have informed internet.com that the underwriters do not intend to confirm discretionary sales in excess of 5% of the shares of common stock offered by this prospectus.

An electronic prospectus is available on the Web site maintained by DLJDIRECT Inc., a selected dealer, which is facilitating the Internet distribution of the shares of common stock being offered by this prospectus.

Internet World Media, a wholly-owned subsidiary of Penton Media, has granted to the underwriters an option to purchase up to an additional 510,000 shares of our common stock, at the same price to the public, and with the same underwriting discount, as set forth in the table above. The underwriters may exercise this option any time during the 30-day period after the date of this prospectus, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares as it was obligated to purchase under the purchase agreement.

The following tables show the per share and total underwriting discount to be paid to the underwriters by internet.com and the selling stockholder in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

                                                                                      FULL
PAID BY INTERNET.COM                                                NO EXERCISE     EXERCISE
------------------------------------------------------------------  ------------  ------------
Per share.........................................................  $              $
Total.............................................................  $              $


                                                                                      FULL
PAID BY SELLING STOCKHOLDER                                         NO EXERCISE     EXERCISE
------------------------------------------------------------------  ------------  ------------
Per share.........................................................       --        $
Total.............................................................       --        $

The underwriting fee will be an amount equal to the offering price per share to the public of the common stock, less the amount paid by the underwriters to internet.com per share of common stock. The underwriting fee is currently expected to be approximately 7%.

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.


The expenses of the offering, exclusive of the underwriting discount, include the Securities and Exchange Commission registration fee, the National Association of Securities Dealers filing fee, the Nasdaq National Market listing fee, printing expenses, legal fees and expenses, accounting fees and expenses, road show expenses, Blue Sky fees and expenses, transfer agent and registrar fees and other miscellaneous fees. We estimate that these fees and expenses will be an aggregate of approximately $1,500,000. These fees and expenses are payable entirely by us. The selling stockholder will not bear any of the expenses of the offering other than the underwriting discount in connection with the sale of its shares of our common stock.


We and each of our directors, executive officers and stockholders have agreed to certain restrictions on our ability to sell additional shares of our common stock for a period of 180 days after the date of this prospectus. We have agreed not to directly or indirectly offer for sale, sell, contract to sell, grant any option for the sale of, or otherwise issue or dispose of, any shares of common stock, options or warrants to acquire shares of common stock, or any related security or instrument, without the prior written consent of the representatives. The agreements provide exceptions for (1) sales to the underwriters pursuant to the purchase agreement, (2) our sales in connection with the exercise of options granted and the granting of options to purchase shares under the existing stock option plan and (3) other exceptions specified in the purchase agreement and lock-up agreements.

Of the 3,400,000 shares of common stock offered by us, 170,000 shares will be reserved for sale to persons designated by us. Total shares reserved for sale to persons designated by us will not exceed 5% of the total shares offered. Shares not sold to these persons will be reoffered immediately by the underwriters to the public at the initial public offering price.

Prior to the offering, there has been no established trading market for the common stock. The initial public offering price for the shares of common stock offered by this prospectus was negotiated by us and the underwriters. The factors considered in determining the initial public offering price include the history of and the prospects for the industry in which we compete, our past and present operations, our historical results of operations, our prospects for future earnings, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of the offering and other relevant factors. There can be no assurance that the initial public offering price of the common stock will correspond to the price at which the common stock will trade in the public market subsequent to this offering or that an active public market for the common stock will develop and continue after this offering.

PRICING OF THIS OFFERING

Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock was determined by negotiation among internet.com and the representatives of the underwriters. Among the factors considered in determining the public offering price were:

      -      prevailing market conditions;

      -      our results of operations in recent periods;

      -      the present stage of our development;

      - the market capitalizations and stages of development of other companies which we and the representatives of the underwriters believe to be comparable to internet.com; and

      -      estimates of our business potential.

                                 LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for internet.com by Willkie Farr & Gallagher, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cooley Godward LLP, San Francisco, California.

                                    EXPERTS

The audited financial statements and schedules included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the Securities and Exchange Commission for the stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.

You can read our Securities and Exchange Commission filings, including the registration statement, over the Internet at the Securities and Exchange Commission's Web site at http://www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facilities at 450 Fifth Street, NW, Washington, DC 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, NW, Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our Securities and Exchange Commission filings are also available at the office of the Nasdaq National Market. For further information on obtaining copies of our public filings at the Nasdaq National Market, you should call
(212) 656-5060.

                                INTERNET.COM LLC

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                             -----------
Report of Independent Public Accountants...................................................................         F-2

Balance Sheets as of December 31, 1998 and March 31, 1999 (unaudited)......................................         F-3

Statements of Operations for the Period from Inception (November 24, 1998) through December 31, 1998 and
  for the Three Months Ended March 31, 1999 (unaudited)....................................................         F-4

Statements of Changes in Members' Capital for the Period from Inception (November 24, 1998) through
  December 31, 1998 and for the Three Months Ended March 31, 1999 (unaudited)..............................         F-5

Statements of Cash Flows for the Period from Inception (November 24, 1998) through December 31, 1998 and
  for the Three Months Ended March 31, 1999 (unaudited)....................................................         F-6

Notes to Financial Statements..............................................................................         F-7

                  IWORLD DIVISION OF MECKLERMEDIA CORPORATION
                             (PREDECESSOR BUSINESS)
                         INDEX TO FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Public Accountants...................................................................       F-15

Balance Sheets as of September 30, 1997 and 1998...........................................................       F-16

Statements of Operations for the Years ended September 30, 1996, 1997 and 1998 and for the Period from
  October 1, 1998 through November 23, 1998 and for the Three Months Ended March 31, 1998 (unaudited)......       F-17

Statements of Changes in Division Equity for the Years ended September 30, 1996, 1997 and 1998 and for the
  Period from October 1, 1998 through November 23, 1998....................................................       F-18

Statements of Cash Flows for the Years ended September 30, 1996, 1997 and 1998 and for the Period from
  October 1, 1998 through November 23, 1998 and for the Three Months Ended March 31, 1998 (unaudited)......       F-19

Notes to Financial Statements..............................................................................       F-20

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of internet.com LLC:

We have audited the accompanying balance sheet of internet.com LLC (a Delaware limited liability company) as of December 31, 1998, and the related statements of operations, changes in members' capital and cash flows for the period from inception (November 24, 1998) through December 31, 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of internet.com LLC as of December 31, 1998, and the results of its operations and its cash flows for the period from inception (November 24, 1998) through December 31, 1998, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP


Stamford, Connecticut
June 21, 1999

                                INTERNET.COM LLC

                                 BALANCE SHEETS

                DECEMBER 31, 1998 AND MARCH 31, 1999 (UNAUDITED)
                      (IN THOUSANDS, EXCEPT UNIT AMOUNTS)

                                                                                        DECEMBER 31,   MARCH 31,
                                                                                            1998         1999
                                                                                        ------------  -----------
                                                                                                      (UNAUDITED)
                                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...........................................................   $      129    $     236
  Accounts receivable, net of allowances of $42 and $109, respectively................        1,723        1,663
  Prepaid expenses and other..........................................................          312          531
                                                                                        ------------  -----------
      Total current assets............................................................        2,164        2,430
PROPERTY AND EQUIPMENT, net...........................................................        1,380        1,668
INTANGIBLE ASSETS, net................................................................       22,332       20,804
                                                                                        ------------  -----------
      Total assets....................................................................   $   25,876    $  24,902
                                                                                        ------------  -----------
                                                                                        ------------  -----------
                           LIABILITIES AND MEMBERS' CAPITAL
CURRENT LIABILITIES:
  Accounts payable....................................................................   $      482    $     584
  Accrued payroll and related expenses................................................          296          490
  Accrued Web site acquisition payments...............................................          775          100
  Accrued expenses and other..........................................................          462        1,180
  Deferred revenues...................................................................          122          432
  Borrowings under line of credit.....................................................        1,886        1,851
                                                                                        ------------  -----------
      Total current liabilities.......................................................        4,023        4,637

COMMITMENTS AND CONTINGENCIES.........................................................       --           --

MEMBERS' CAPITAL:
  Members' capital, 1,000 and 1,105 units issued and outstanding, respectively........       22,827       25,068
  Members' capital receivable.........................................................       --             (571)
  Accumulated deficit.................................................................         (974)      (4,232)
                                                                                        ------------  -----------
      Total members' capital..........................................................       21,853       20,265
                                                                                        ------------  -----------
      Total liabilities and members' capital..........................................   $   25,876    $  24,902
                                                                                        ------------  -----------
                                                                                        ------------  -----------

                       See notes to financial statements.

                                INTERNET.COM LLC

                            STATEMENTS OF OPERATIONS

FOR THE PERIOD FROM INCEPTION (NOVEMBER 24, 1998) THROUGH DECEMBER 31, 1998 AND
             FOR THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED)

                                 (IN THOUSANDS)

                                                                             NOVEMBER 24, 1998    THREE MONTHS
                                                                                  THROUGH             ENDED
                                                                             DECEMBER 31, 1998   MARCH 31, 1999
                                                                             -----------------  -----------------
                                                                                                   (UNAUDITED)
REVENUES...................................................................      $     772          $   1,612
COST OF REVENUES...........................................................            403              1,117
                                                                                   -------            -------
GROSS PROFIT...............................................................            369                495
                                                                                   -------            -------
OPERATING EXPENSES:
  Advertising, promotion and selling.......................................            239                928
  General and administrative...............................................            449                773
  Depreciation.............................................................             15                 82
  Amortization.............................................................            632              1,938
                                                                                   -------            -------
TOTAL OPERATING EXPENSES...................................................          1,335              3,721
                                                                                   -------            -------
OPERATING LOSS.............................................................           (966)            (3,226)
INTEREST EXPENSE, NET......................................................             (8)               (32)
                                                                                   -------            -------
NET LOSS...................................................................      $    (974)         $  (3,258)
                                                                                   -------            -------
                                                                                   -------            -------

                       See notes to financial statements.

                                INTERNET.COM LLC

                   STATEMENTS OF CHANGES IN MEMBERS' CAPITAL

FOR THE PERIOD FROM INCEPTION (NOVEMBER 24, 1998) THROUGH DECEMBER 31, 1998 AND
             FOR THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED)

                      (IN THOUSANDS, EXCEPT UNIT AMOUNTS)

                                                                            MEMBERS' CAPITAL
                                                      MEMBERS' CAPITAL         RECEIVABLE                       TOTAL
                                                    --------------------  --------------------  ACCUMULATED   MEMBERS'
                                                      UNITS     AMOUNT      UNITS     AMOUNT      DEFICIT      CAPITAL
                                                    ---------  ---------  ---------  ---------  ------------  ---------
BALANCE AT INCEPTION (November 24, 1998)..........      1,000  $  22,827         --  $      --   $       --   $  22,827
Net loss..........................................     --         --             --         --         (974)       (974)
                                                    ---------  ---------  ---------  ---------  ------------  ---------
BALANCE AT DECEMBER 31, 1998......................      1,000     22,827         --         --         (974)     21,853
Capital contributions.............................         56      2,241        (14)      (571)          --       1,670
Issuance of membership units......................         49         --         --         --           --          --
Net loss..........................................         --         --         --         --       (3,258)     (3,258)
                                                    ---------  ---------  ---------  ---------  ------------  ---------
BALANCE AT MARCH 31, 1999.........................      1,105  $  25,068        (14) $    (571)  $   (4,232)  $  20,265
                                                    ---------  ---------  ---------  ---------  ------------  ---------
                                                    ---------  ---------  ---------  ---------  ------------  ---------

                       See notes to financial statements.

                                INTERNET.COM LLC

                            STATEMENTS OF CASH FLOWS

FOR THE PERIOD FROM INCEPTION (NOVEMBER 24, 1998) THROUGH DECEMBER 31, 1998 AND
             FOR THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED)

                                 (IN THOUSANDS)

                                                                                NOVEMBER 24, 1998   THREE MONTHS
                                                                                     THROUGH           ENDED
                                                                                DECEMBER 31, 1998  MARCH 31, 1999
                                                                                -----------------  --------------
                                                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss....................................................................      $    (974)       $   (3,258)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization.............................................            647             2,020
    Changes in operating assets and liabilities:
      Accounts receivable, net................................................           (553)               60
      Prepaid expenses and other..............................................            (23)             (219)
      Accounts payable........................................................            183               102
      Accrued expenses and other..............................................             34               912
      Deferred revenues.......................................................             74               310
                                                                                      -------           -------
        Net cash used in operating activities.................................           (612)              (73)
                                                                                      -------           -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment.........................................           (546)             (370)
  Acquisitions of Web sites, related Internet media properties and other......           (599)           (1,085)
                                                                                      -------           -------
        Net cash used in investing activities.................................         (1,145)           (1,455)
                                                                                      -------           -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under line of credit.............................................          1,886             1,465
  Payments for line of credit.................................................         --                (1,500)
  Capital contributions.......................................................         --                 1,670
                                                                                      -------           -------
        Net cash provided by financing activities.............................          1,886             1,635
                                                                                      -------           -------
Net change in cash............................................................            129               107

Cash at beginning of period...................................................         --                   129
                                                                                      -------           -------
Cash at end of period.........................................................      $     129        $      236
                                                                                      -------           -------
                                                                                      -------           -------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW:
  Cash paid for interest......................................................      $       8        $       32
                                                                                      -------           -------
                                                                                      -------           -------
  Cash paid for income taxes..................................................      $  --                --
                                                                                      -------           -------
                                                                                      -------           -------

                       See notes to financial statements.

                                INTERNET.COM LLC

                         NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM INCEPTION (NOVEMBER 24, 1998) THROUGH DECEMBER 31, 1998 AND
             FOR THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED)

1. ORGANIZATION AND NATURE OF BUSINESS

Immediately prior to the closing of this offering, internet.com LLC will convert its business form to a corporation. This reorganization will be effected by merging internet.com LLC into a newly-formed Delaware corporation called internet.com Corporation. Each member of internet.com LLC will receive shares of internet.com Corporation common stock in exchange for his or her membership units at a rate of 16,215.891 shares per membership unit. internet.com Corporation currently is a shell entity and will remain as such until the conversion of internet.com LLC into a corporation. internet.com Corporation currently has no assets, liabilities, revenues nor expenses.

HISTORY. internet.com LLC was formed as part of the acquisition of Mecklermedia Corporation by Internet World Media, a wholly-owned subsidiary of Penton Media (a publicly-owned corporation). During the negotiation of this acquisition, Penton Media indicated that it did not wish to retain all of iWorld Corporation, Mecklermedia's Internet business, because it believed that the Internet business was inconsistent with its strategic direction. However, Penton Media indicated that it wanted Internet World Media to maintain a minority interest in the Internet business due to its belief that the Internet business had the potential to become profitable in the future. As a result, Alan M. Meckler, Mecklermedia's Chairman and Chief Executive Officer, agreed to purchase an 80.1% interest in the Internet business from Internet World Media for a total of $18.0 million in cash and a warrant valued at $284,000 immediately following the acquisition of Mecklermedia by Internet World Media which imputed a purchase price of $22.8 million. On November 24, 1998, Mecklermedia was acquired by Internet World Media in an all-cash tender offer. Following its purchase of Mecklermedia, Internet World Media caused iWorld Corporation to be merged into internet.com LLC, a newly-formed Delaware limited liability company. Internet World Media then sold 80.1% of its membership interest in internet.com to Alan M. Meckler (including four trusts for the benefit of his children) for a total of $18.0 million in cash and a warrant valued at $284,000. Internet World Media retained a 19.9% interest in internet.com LLC and a warrant to acquire up to an additional 128 membership units in internet.com LLC (representing 2,075,634 shares of our common stock) for up to $3.0 million. For accounting purposes, the warrant has been valued at $284,000 which reflects the present value of the strike price using a risk free rate of return over a three year term, as compared to the cash price per share paid to Penton Media.

                                INTERNET.COM LLC

FOR THE PERIOD FROM INCEPTION (NOVEMBER 24, 1998) THROUGH DECEMBER 31, 1998 AND
             FOR THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED)


The preliminary allocation of Internet World Media's valuation, which was pushed down to internet.com LLC, including the warrant, is as follows (in thousands):


Accounts receivable................................................  $   1,170
Prepaid expenses and other.........................................        289
Property and equipment.............................................        850
Intangible assets..................................................     22,365
Accounts payable...................................................       (299)
Accrued payroll and related expenses...............................       (136)
Accrued Web site acquisition payments..............................       (485)
Accrued expenses and other.........................................       (242)
Borrowings under line of credit....................................       (685)
                                                                     ---------
                                                                     $  22,827
                                                                     ---------
                                                                     ---------

Since all of internet.com's products and services relate to providing Internet-related information to Internet industry and Internet technology professionals, Web developers and experienced Internet users, its success is dependent on the continued growth of the Internet.

On April 13, 1999, the Board of Directors authorized internet.com to proceed with an initial public offering ("IPO") of our common stock.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION. internet.com barters portions of the unsold advertising impressions generated by its Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists for advertising and promotion in media properties owned by Penton Media and other third parties. internet.com does not record any revenues or expenses for such barter because it does not incur any costs to fulfill such barter and because such unsold advertising and promotion exchanged and received would otherwise have no value. Therefore, the recording of any barter would result in an overstatement of revenues and expenses.

internet.com generates its revenues from four primary sources: the sale of advertising on its Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists; e-commerce agreements; licensing of editorial content, brands and software; and subscriptions to paid e-mail newsletters.

       ADVERTISING REVENUES. Advertising revenue is recognized ratably in the period the advertising is displayed, provided that no significant company obligations remain and collection of the resulting receivable is probable. Company obligations typically include guarantees of a minimum number of advertising impressions, or times that an advertisement is viewed by users of internet.com's Web sites and related Internet media properties.

       E-COMMERCE REVENUES. E-commerce agreements generally include a fixed fee for advertising and/or revenue sharing for sales made by the e-commerce vendors. The advertising component of these agreements is recognized ratably in the period the advertising is displayed, provided that no significant company obligations remain and collection of the remaining receivable is

                                INTERNET.COM LLC

FOR THE PERIOD FROM INCEPTION (NOVEMBER 24, 1998) THROUGH DECEMBER 31, 1998 AND
             FOR THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED)

       probable. The revenue sharing component of these agreements is recognized as revenue in the period that the underlying sale is made by the e-commerce vendor.

       LICENSING REVENUES. The licensing agreements vary, with internet.com generating fixed fees and royalties for monthly access to editorial content, brands and software produced by internet.com. Such amounts are recognized as revenue in the month earned.

       PAID SUBSCRIPTION REVENUES. Subscription revenue relates to customer subscriptions to our paid e-mail newsletters. Revenue from subscriptions is recognized ratably over the subscription period. Deferred revenues relate to the portion of collected subscription fees which have not yet been recognized as revenue.

USE OF ESTIMATES IN THE FINANCIAL STATEMENTS. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INTERIM FINANCIAL DATA. The accompanying financial statements as of, and for the three months ended, March 31, 1999 are unaudited. In the opinion of management, these interim statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of the interim periods. The financial and other data disclosed in these notes to the financial statements for these periods are also unaudited. The results of the operations for the interim periods are not necessarily indicative of the results to be expected for any future periods.

CONCENTRATION OF CREDIT RISK. Financial instruments that potentially subject internet.com to a significant concentration of credit risk consist primarily of cash and accounts receivable. internet.com deposits all its cash with a single financial institution. Most of internet.com's accounts receivable as of December 31, 1998 and March 31, 1999 are from Internet-related businesses.

At December 31, 1998, three customers accounted for 38% of accounts receivable. At March 31, 1999, three customers accounted for 21% of accounts receivable. For the period from inception (November 24, 1998) through December 31, 1998, one customer accounted for 25% of revenues. For the three months ended March 31, 1999, one customer accounted for 13% of revenues.

CASH AND CASH EQUIVALENTS. internet.com considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. At December 31, 1998 and March 31, 1999, internet.com had no investments with maturities greater than three months.

FINANCIAL INSTRUMENTS. The recorded amounts of financial instruments such as cash and cash equivalents, accounts receivable, accounts payable and debt approximate their fair values due to their short maturities.

PROPERTY AND EQUIPMENT. Depreciation of computer equipment and software is provided for by the straight-line method over estimated useful lives ranging from three to five years. Depreciation of

                                INTERNET.COM LLC

FOR THE PERIOD FROM INCEPTION (NOVEMBER 24, 1998) THROUGH DECEMBER 31, 1998 AND
             FOR THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED)

furniture, fixtures and equipment is provided for by the straight-line method over estimated useful lives ranging from five to ten years.

Maintenance and repair expenditures are charged to appropriate expense accounts in the period incurred; replacements, renewals and betterments are capitalized. Upon the sale or other disposition of property, the cost and accumulated depreciation of such properties are eliminated from the accounts and the gains or losses thereon are reflected in operations.

INTANGIBLE ASSETS. Intangible assets, primarily consisting of goodwill, are being amortized using the straight-line method over three years.

IMPAIRMENT OF LONG-LIVED ASSETS. Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized when the sum of undiscounted expected future cash flows is less than the carrying amount of such assets. The measurement for such impairment loss is based on the fair value of the assets. internet.com believes no such impairment exists as of March 31, 1999.

ACCRUED WEB SITE ACQUISITION PAYMENTS. Accrued Web site acquisition payments consist of future amounts payable under purchase agreements for Web sites and related Internet media properties.

INCOME TAXES. internet.com accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires an asset and liability approach which requires the recognition of deferred tax assets and deferred tax liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Valuation allowances will be established when necessary to reduce deferred tax assets to the amount expected to be realized.

No benefit for federal and state income taxes is reported in the financial statements as internet.com has elected to be taxed as a partnership prior to the reorganization of the limited liability company into a corporation, which will take effect immediately prior to the closing of the IPO. Therefore, the federal and state income tax effects of internet.com's results of operations are recorded by the members in their respective income tax returns.

ADVERTISING COSTS. internet.com expenses advertising costs as incurred. Advertising expense was $44,000 for the period from inception (November 24, 1998) through December 31, 1998 and $189,000 for the three months ended March 31, 1999.

RECENT ACCOUNTING PRONOUNCEMENTS. In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which establishes standards for reporting information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The adoption of this standard is not expected to have an impact on the presentation of the financial statements of internet.com.

                                INTERNET.COM LLC

FOR THE PERIOD FROM INCEPTION (NOVEMBER 24, 1998) THROUGH DECEMBER 31, 1998 AND
             FOR THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED)

In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. Presently, all costs to develop computer software for internal use are expensed as incurred. Adoption of this new pronouncement in 1999 may require capitalization of certain software development costs although such amounts are not expected to be material.

In April 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. As internet.com has expensed these costs historically, the adoption of this statement is not expected to have a significant impact on internet.com's results of operations, financial position or cash flows.

3. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following (in thousands):

                                                                        DECEMBER 31,    MARCH 31,
                                                                            1998          1999
                                                                        -------------  -----------
Computer equipment and software.......................................    $   1,248     $   1,590
Furniture, fixtures and equipment.....................................          147           175
                                                                             ------    -----------
                                                                              1,395         1,765
Less: Accumulated depreciation........................................          (15)          (97)
                                                                             ------    -----------
Property and equipment, net...........................................    $   1,380     $   1,668
                                                                             ------    -----------
                                                                             ------    -----------

4. INTANGIBLE ASSETS

Intangible assets consisted of the following (in thousands):

                                                                        DECEMBER 31,   MARCH 31,
                                                                            1998         1999
                                                                        ------------  -----------
Goodwill..............................................................   $   22,695    $  22,870
Trademarks............................................................          269          504
                                                                        ------------  -----------
                                                                             22,964       23,374
Less: Accumulated amortization........................................         (632)      (2,570)
                                                                        ------------  -----------
Intangibles, net......................................................   $   22,332    $  20,804
                                                                        ------------  -----------
                                                                        ------------  -----------

5. ACQUISITIONS OF ASSETS

internet.com made two acquisitions for a total of $580,000 during the period from inception (November 24, 1998) through December 31, 1998 and one acquisition for $175,000 during the three months ended March 31, 1999. These acquisitions were accounted for as purchases. Two of these

                                INTERNET.COM LLC

FOR THE PERIOD FROM INCEPTION (NOVEMBER 24, 1998) THROUGH DECEMBER 31, 1998 AND
             FOR THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED)

acquisitions provide for contingent payments to be made one year after the acquisition date based upon the achievement of certain objectives. The acquired Web sites and related Internet media properties had no tangible assets or liabilities. Therefore, the entire purchase price has been recorded as goodwill and is being amortized over its estimated useful life for these acquisitions. The pro forma results for the period from inception (November 24, 1998) through December 31, 1998 and for the three months ended March 31, 1999, assuming these acquisitions had been made at the beginning of the period, would not be materially different from reported results.

6. LINE OF CREDIT

internet.com has a $6.0 million line of credit with a bank secured by a personal guarantee from Alan M. Meckler, Chairman and Chief Executive Officer of internet.com. internet.com had outstanding borrowings under the line of credit of approximately $1.9 million as of December 31, 1998 and March 31, 1999. Interest expense on this line is based on the lower of prime plus 1% or LIBOR plus .65% (5.7% as of December 31, 1998). This line of credit expires on November 15, 1999.

7. COMMITMENTS AND CONTINGENCIES

Since November 24, 1998, internet.com has occupied space in Penton Media, Inc. facilities in Westport, Connecticut to house its corporate headquarters and in Burlingame, California to house a portion of its sales force. Rent expense for this space was approximately $7,000 for the period from inception (November 24, 1998) through December 31, 1998 and $15,000 for the three months ended March 31, 1999. internet.com is obligated to pay its proportionate share of all electricity, heating, ventilation and air conditioning costs for these premises. Future annual minimum lease payments under all operating leases as of December 31, 1998 were as follows (in thousands):

YEAR ENDING DECEMBER 31,
----------------------------------------------------------------------------------------
1999....................................................................................  $     236
2000....................................................................................        131
                                                                                          ---------
                                                                                          $     367
                                                                                          ---------
                                                                                          ---------

internet.com has entered into employment agreements with two of its officers with terms ranging from six months to one year.

internet.com has made a $180,000 non-interest bearing loan to one of its members.


Prior to the effectiveness of the registration of the shares of internet.com common stock being sold in the IPO, one of internet.com's underwriters mailed written materials to 278 persons internet.com had designated as potential purchasers of up to 170,000 shares of common stock in the IPO through a directed share program. These materials requested that any of the recipients who wished to purchase shares of internet.com's common stock through the directed share program send payment for such shares to this underwriter prior to the effectiveness of the registration of the shares of internet.com's common stock being sold in the IPO. These materials may constitute a prospectus that does not meet the requirements of the Securities Act of 1933.

                                INTERNET.COM LLC

FOR THE PERIOD FROM INCEPTION (NOVEMBER 24, 1998) THROUGH DECEMBER 31, 1998 AND
             FOR THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED)


In addition, as of June 21, 1999 this underwriter has received funds from 88 persons seeking to subscribe for the entire $1.9 million of common stock reserved for issuance in the directed share program. This receipt of payment may have constituted a sale of internet.com's common stock in violation of the Securities Act of 1933. If the mailing of these materials or the receipt of funds by this underwriter did constitute a violation of the Securities Act of 1933, the recipients of the letter who purchased common stock in the IPO would have the right, for a period of one year from the date of their purchase of common stock, to obtain recovery of the consideration paid in connection with their purchase of common stock or, if they had already sold the stock, sue internet.com for damages resulting from their purchase of common stock. These refunds or damages could total up to approximately $1.9 million, based on an assumed initial public offering price of $11.00 per share, if these investors seek recovery or damages after an entire loss of their investment. While the ultimate outcome of these matters cannot be determined, internet.com does not expect that they will have a material adverse effect on its financial position, results of operations or cash flows.



A complaint seeking class action status was filed in Delaware Chancery Court on June 16, 1999 by a former shareholder of Mecklermedia Corporation alleging that certain officers and directors of Mecklermedia Corporation breached their fiduciary duties in connection with the sale of Mecklermedia Corporation to Penton Media. This former shareholder of Mecklermedia Corporation has asserted claims for damages against the officers and directors and has also named internet.com Corporation as a defendant seeking that a constructive trust be established. All of the defendants deny such allegations and intend to vigorously defend themselves.


internet.com is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position of internet.com.

8. EMPLOYEE BENEFIT PLAN

internet.com has a defined contribution plan which qualifies under Section 401(k) of the Internal Revenue Code for employees meeting certain service requirements. The plan allows eligible employees to contribute up to 15% of their compensation to the plan. At the discretion of the Board of Directors, internet.com may also make contributions dependent on profits each year for the benefit of all eligible employees under the plan. There were no discretionary contributions for the period from inception (November 24, 1998) through December 31, 1998 and for the three months ended March 31, 1999.

9. RELATED PARTY TRANSACTIONS

internet.com, Internet World Media, Inc. and Penton Media, Inc. entered into a Services Agreement dated November 24, 1998, whereby internet.com agreed to provide certain services to Internet World Media, Inc. and Penton Media, Inc. in return for services to be provided to internet.com by Internet World Media, Inc. and Penton Media, Inc. The Services Agreement expires November 24, 2001 and will automatically renew for three-year terms unless canceled by either party.

On November 24, 1998, internet.com entered into a Trademark Co-License Agreement with Internet World Media. Internet World Media provides internet.com with a royalty-free license to use several of its trademarks in connection with the inclusion of those trademarks on internet.com's network of Web sites and related Internet media properties. internet.com provides Internet World Media with a

                                INTERNET.COM LLC

FOR THE PERIOD FROM INCEPTION (NOVEMBER 24, 1998) THROUGH DECEMBER 31, 1998 AND
             FOR THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED)

royalty-free license to use several of internet.com's trademarks in Internet World Media's INTERNET WORLD, BOARDWATCH and DIRECTORY OF INTERNET SERVICE PROVIDERS print publications, at Internet World Media's Internet World and ISPCON trade shows and conferences and in promotional materials for those print publications, trade shows and conferences.

On November 24, 1998, internet.com entered into a Copyright Co-License Agreement with Internet World Media. Internet World Media provides internet.com with a royalty-free license to use several of its copyrights in connection with the inclusion of those copyrights and material protected by those copyrights on internet.com's network of Web sites and related Internet media properties. internet.com provides Internet World Media with a royalty-free license to use several of internet.com's copyrights and the material protected by those copyrights in Internet World Media's INTERNET WORLD, BOARDWATCH and DIRECTORY OF INTERNET SERVICE PROVIDERS print publications.

Since November 24, 1998, internet.com has occupied space in Penton Media, Inc. facilities in Westport, Connecticut to house its corporate headquarters and in Burlingame, California to house a portion of its sales force. Rent expense for this space was $7,000 for the period from inception (November 24, 1998) through December 31, 1998 and $15,000 for the three months ended March 31, 1999. internet.com is obligated to pay its proportionate share of all electricity, heating, ventilation and air conditioning costs for these premises.

10. SUBSEQUENT EVENTS

ISSUANCE OF ADDITIONAL MEMBERSHIP UNITS. Since December 31, 1998, internet.com has sold additional membership units for an aggregate of approximately $2,241,000 to Internet World Media and to several additional investors, including certain of internet.com's employees, officers and directors. In addition, in March 1999, internet.com granted 4% of its total membership units at the time (assuming full dilution, including the exercise of the Internet World Media warrant) to certain of its employees. As these membership units will vest upon the completion of an IPO, internet.com will record a $8.8 million compensation charge concurrent with the completion of its IPO.

STOCK INCENTIVE PLAN. In April 1999, internet.com established a stock incentive plan under which internet.com may issue qualified incentive or nonqualified stock options to employees, including officers, and consultants and directors up to an aggregate of 2,000,000 shares of common stock, of which 510,500 options will be granted immediately prior to the consummation of this offering under the plan. The exercise price of the options granted under the stock incentive plan will not be less than the fair market value of the shares of internet.com's common stock on the date of grant. The plan will terminate on April 15, 2009.

VENTURE CAPITAL FUND. In April 1999, internet.com established internet.com Venture Fund I LLC, a $5.0 million venture fund that will invest in early-stage content-based Internet properties that are not competitive with internet.com. internet.com earns management fees for the day to day operation and general management of the fund. internet.com will also earn a percentage of the realized gains on investments made by this fund. internet.com has committed to invest $600,000 in this fund at its inception.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of internet.com LLC:

We have audited the accompanying balance sheets of the iWorld division of Mecklermedia Corporation, as of September 30, 1997 and 1998, and the related statements of operations, changes in division equity and cash flows for each of the three years in the period ended September 30, 1998 and for the period October 1, 1998 through November 23, 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the iWorld division of Mecklermedia Corporation, as of September 30, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1998, and for the period October 1, 1998 through November 23, 1998, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Stamford, Connecticut
April 5, 1999

                  IWORLD DIVISION OF MECKLERMEDIA CORPORATION
                             (PREDECESSOR BUSINESS)

                                 BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                                                    SEPTEMBER 30,
                                                                                                 --------------------
                                                                                                   1997       1998
                                                                                                 ---------  ---------
                                            ASSETS
CURRENT ASSETS:
  Accounts receivable, net of allowances of $17 and $149, respectively.........................  $     432  $   1,002
  Prepaid expenses and other...................................................................         70        257
                                                                                                 ---------  ---------
      Total current assets.....................................................................        502      1,259
PROPERTY AND EQUIPMENT, net....................................................................        831      1,336
INTANGIBLE ASSETS, net.........................................................................      1,479      4,630
                                                                                                 ---------  ---------
      Total assets.............................................................................  $   2,812  $   7,225
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------
                                LIABILITIES AND DIVISION EQUITY
CURRENT LIABILITIES:
  Accounts payable.............................................................................  $     162  $     316
  Accrued payroll and related expenses.........................................................        475        625
  Accrued expenses.............................................................................         31         32
                                                                                                 ---------  ---------
      Total current liabilities................................................................        668        973
DIVISION EQUITY................................................................................      2,144      6,252
                                                                                                 ---------  ---------
      Total liabilities and division equity....................................................  $   2,812  $   7,225
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

                       See notes to financial statements.

                  IWORLD DIVISION OF MECKLERMEDIA CORPORATION
                             (PREDECESSOR BUSINESS)

                            STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                FOR THE YEARS ENDED SEPTEMBER                    OCTOBER 1, 1998
                                                             30,                 THREE MONTHS        THROUGH
                                               -------------------------------  ENDED MARCH 31,   NOVEMBER 23,
                                                 1996       1997       1998          1998             1998
                                               ---------  ---------  ---------  ---------------  ---------------
                                                                                  (UNAUDITED)
REVENUES.....................................  $     498  $   1,479  $   3,544     $     831        $     778
COST OF REVENUES.............................        536      1,171      2,171           567              456
                                               ---------  ---------  ---------         -----            -----
GROSS PROFIT.................................        (38)       308      1,373           264              322
                                               ---------  ---------  ---------         -----            -----
OPERATING EXPENSES:
  Advertising, promotion and selling.........        285        881      1,406           283              441
  General and administrative.................        727        751      1,349           348              195
  Depreciation...............................         85        326        429           102               67
  Amortization...............................        109        505        920           222               86
                                               ---------  ---------  ---------         -----            -----
TOTAL OPERATING EXPENSES.....................      1,206      2,463      4,104           955              789
                                               ---------  ---------  ---------         -----            -----
NET LOSS.....................................  $  (1,244) $  (2,155) $  (2,731)    $    (691)       $    (467)
                                               ---------  ---------  ---------         -----            -----
                                               ---------  ---------  ---------         -----            -----

                       See notes to financial statements.

                  IWORLD DIVISION OF MECKLERMEDIA CORPORATION
                             (PREDECESSOR BUSINESS)

                    STATEMENTS OF CHANGES IN DIVISION EQUITY

             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998
       AND FOR THE PERIOD FROM OCTOBER 1, 1998 THROUGH NOVEMBER 23, 1998

                                 (IN THOUSANDS)

BALANCE AT SEPTEMBER 30, 1995..........................................................................  $     265
Contributions from Mecklermedia Corporation............................................................      1,787
Net loss...............................................................................................     (1,244)
                                                                                                         ---------
BALANCE AT SEPTEMBER 30, 1996..........................................................................        808
Contributions from Mecklermedia Corporation............................................................      3,491
Net loss...............................................................................................     (2,155)
                                                                                                         ---------
BALANCE AT SEPTEMBER 30, 1997..........................................................................      2,144
Contributions from Mecklermedia Corporation............................................................      6,839
Net loss...............................................................................................     (2,731)
                                                                                                         ---------
BALANCE AT SEPTEMBER 30, 1998..........................................................................      6,252
Contributions from Mecklermedia Corporation............................................................      3,877
Net loss...............................................................................................       (467)
                                                                                                         ---------
BALANCE AT NOVEMBER 23, 1998...........................................................................  $   9,662
                                                                                                         ---------
                                                                                                         ---------

                       See notes to financial statements.

                  IWORLD DIVISION OF MECKLERMEDIA CORPORATION
                             (PREDECESSOR BUSINESS)

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                        FOR THE YEARS ENDED                        OCTOBER 1, 1998
                                                           SEPTEMBER 30,            THREE MONTHS       THROUGH
                                                  -------------------------------   ENDED MARCH     NOVEMBER 23,
                                                    1996       1997       1998        31, 1998          1998
                                                  ---------  ---------  ---------  --------------  ---------------
                                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss......................................  $  (1,244) $  (2,155) $  (2,731)   $     (691)      $    (467)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation and amortization...............        194        831      1,349           324             153
    Changes in operating assets and liabilities:
      Accounts receivable, net..................       (142)      (261)      (570)         (104)           (326)
      Prepaid expenses and other................         26        (41)      (187)           14             (28)
      Accounts payable and accrued expenses.....         21        534        305           (38)           (725)
                                                  ---------  ---------  ---------       -------         -------
        Net cash used in operating activities...     (1,145)    (1,092)    (1,834)         (495)         (1,393)
                                                  ---------  ---------  ---------       -------         -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment...........       (315)      (740)      (934)         (178)            (91)
  Acquisitions of Web sites, related Internet
    media properties and other..................       (327)    (1,659)    (4,071)       (1,199)         (2,393)
                                                  ---------  ---------  ---------       -------         -------
        Net cash used in investing activities...       (642)    (2,399)    (5,005)       (1,377)         (2,484)
                                                  ---------  ---------  ---------       -------         -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Contributions from Mecklermedia Corporation...      1,787      3,491      6,839         1,872           3,877
                                                  ---------  ---------  ---------       -------         -------
        Net cash provided by financing
          activities............................      1,787      3,491      6,839         1,872           3,877
                                                  ---------  ---------  ---------       -------         -------
Net change in cash..............................     --         --         --            --              --
                                                  ---------  ---------  ---------       -------         -------
Cash at beginning of period.....................     --         --         --            --              --
                                                  ---------  ---------  ---------       -------         -------
Cash at end of period...........................  $  --      $  --      $  --        $   --           $  --
                                                  ---------  ---------  ---------       -------         -------
                                                  ---------  ---------  ---------       -------         -------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW:
Cash paid for interest..........................  $  --      $  --      $  --        $   --           $  --
                                                  ---------  ---------  ---------       -------         -------
                                                  ---------  ---------  ---------       -------         -------
Cash paid for income taxes......................  $  --      $  --      $  --        $   --           $  --
                                                  ---------  ---------  ---------       -------         -------
                                                  ---------  ---------  ---------       -------         -------

                       See notes to financial statements.

                  IWORLD DIVISION OF MECKLERMEDIA CORPORATION
                             (PREDECESSOR BUSINESS)

                         NOTES TO FINANCIAL STATEMENTS

             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998
       AND FOR THE PERIOD FROM OCTOBER 1, 1998 THROUGH NOVEMBER 23, 1998
           AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)

1. ORGANIZATION AND NATURE OF BUSINESS

The accompanying financial statements and related notes reflect the carved-out historical results of operations and financial position of the iWorld division of Mecklermedia Corporation ("iWorld"). The Statements of Operations include all revenues and costs directly attributable to iWorld, including costs for facilities, functions and services used by iWorld at shared sites and allocations of costs for certain administrative functions and services performed by centralized departments within Mecklermedia Corporation.

iWorld consisted of a network of Web sites and related Internet media properties that delivered the latest news and resources for the Internet industry, directories of Internet products and services, back issues of the Mecklermedia Corporation's print publications, and information about Mecklermedia Corporation's trade shows.

Costs were allocated to iWorld based on management's estimate of costs attributable to the operation of the business. Such costs are not necessarily indicative of the costs that would have been incurred if iWorld had been a separate entity.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION. iWorld bartered portions of the unsold advertising impressions generated by its Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists for advertising and promotion in media properties owned by third parties. iWorld did not record any revenues or expenses for such barter because it does not incur any costs to fulfill such barter and because such unsold advertising and promotion exchanged and received would otherwise have no value. Therefore, the recording of any barter would result in an overstatement of revenues and expenses.

iWorld generated its revenues from four primary sources: the sale of advertising on its Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists; e-commerce agreements; licensing of editorial content, brands and software; and subscriptions to paid e-mail newsletters.

      ADVERTISING REVENUES. Advertising revenue is recognized ratably in the period the advertising is displayed, provided that no significant company obligations remain and collection of the resulting receivable is probable. Company obligations typically include guarantees of a minimum number of advertising impressions, or times that an advertisement is viewed by users iWorld's Web sites and related Internet media properties.

      E-COMMERCE REVENUES. E-commerce agreements generally include a fixed fee for advertising and/or revenue sharing for sales made by the e-commerce vendors. The advertising component of these agreements is recognized ratably in the period the advertising is displayed, provided that no significant company obligations remain and collection of the remaining receivable is probable. The revenue sharing component of these agreements is recognized as revenue in the period that the underlying sale is made by the e-commerce vendor.

                  IWORLD DIVISION OF MECKLERMEDIA CORPORATION
                             (PREDECESSOR BUSINESS)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998
       AND FOR THE PERIOD FROM OCTOBER 1, 1998 THROUGH NOVEMBER 23, 1998
           AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)

      LICENSING REVENUES. The licensing agreements vary, with iWorld typically generating fixed fees and royalties for monthly access to editorial content produced by iWorld. Such amounts are recognized as revenue in the month earned.

      PAID SUBSCRIPTION REVENUES. Subscription revenue relates to customer subscriptions to our paid e-mail newsletters. Revenue from subscriptions is recognized ratably over the subscription period. Deferred revenues relate to the portion of collected subscription fees which have not yet been recognized as revenue.

USE OF ESTIMATES IN THE FINANCIAL STATEMENTS. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INTERIM FINANCIAL DATA. The accompanying financial statements for the three months ended March 31, 1998 are unaudited. In the opinion of management, these interim statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of the interim periods. The financial and other data disclosed in these notes to the financial statements for these periods are also unaudited. The results of the operations for the interim periods are not necessarily indicative of the results to be expected for any future periods.

CONCENTRATION OF CREDIT RISK. Financial instruments that potentially subject iWorld to a significant concentration of credit risk consist primarily of cash and accounts receivable. iWorld deposits all its cash primarily with a single financial institution. Most of iWorld's accounts receivable as of September 30, 1996, 1997, and 1998 are from Internet-related businesses.

At September 30, 1997, and 1998, four and three customers accounted for 33% and 28% of accounts receivable, respectively. For the year ended September 30, 1996, one customer accounted for 15% of revenues. For the year ended September 30, 1997, two customers accounted for 38% of revenues. For the year ended September 30, 1998, one customer accounted for 17% of revenues. For the three months ended March 31, 1998, one customer accounted for 14% of revenues. For the period from October 1, 1998 through November 23, 1998, one customer accounted for 21% of revenues.

FINANCIAL INSTRUMENTS. The recorded amounts of financial instruments such as cash and cash equivalents, accounts receivable and accounts payable approximate their fair values due to their short maturities.

PROPERTY AND EQUIPMENT. Depreciation of computer equipment and software is provided for by the straight-line method over estimated useful lives ranging from three to five years. Depreciation of furniture, fixtures and equipment is provided for by the straight-line method over estimated useful lives ranging from five to ten years. Amortization of leasehold improvements is provided for over the lesser of the term of the related lease or the estimated useful life of the improvement.

                  IWORLD DIVISION OF MECKLERMEDIA CORPORATION
                             (PREDECESSOR BUSINESS)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998
       AND FOR THE PERIOD FROM OCTOBER 1, 1998 THROUGH NOVEMBER 23, 1998
           AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)

Maintenance and repair expenditures are charged to appropriate expense accounts in the period incurred; replacements, renewals and betterments are capitalized. Upon the sale or other disposition of property, the cost and accumulated depreciation of such properties are eliminated from the accounts and the gains or losses thereon are reflected in operations.

INTANGIBLE ASSETS. Intangible assets, primarily consisting of goodwill, resulting from acquisitions of Web sites and related Internet media properties are being amortized using the straight-line method over periods ranging from three to five years.

INCOME TAXES. The taxable losses of iWorld for each of the three years in the period ended September 30, 1998 and for the period October 1, 1998 through November 23, 1998 were included in the Mecklermedia Corporation's consolidated income tax returns. For all periods presented, deferred income taxes and related income tax expenses have been recorded by applying the asset and liability approach to each component of iWorld as if it were a separate taxpayer. Under this approach, deferred tax assets and liabilities represent the expected future tax consequences of carryforwards and temporary differences between the carrying amounts and the tax bases of assets and liabilities.

ADVERTISING COSTS. iWorld expensed advertising costs as incurred. Advertising expense was $62,000, $163,000, $320,000, $41,000 and $167,000 for the three years ended September 30, 1996, 1997, 1998, for the three months ended March 31, 1998 and for the period October 1, 1998 through November 23, 1998, respectively.

3. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following (in thousands):

                                                                                  SEPTEMBER 30,
                                                                               --------------------
                                                                                 1997       1998
                                                                               ---------  ---------
Computer equipment...........................................................  $   1,124  $   1,694
Furniture, fixtures and equipment............................................        142        420
Leasehold improvements.......................................................         48        134
                                                                               ---------  ---------
                                                                                   1,314      2,248
Less: Accumulated depreciation...............................................       (483)      (912)
                                                                               ---------  ---------
Property and equipment, net..................................................  $     831  $   1,336
                                                                               ---------  ---------
                                                                               ---------  ---------

                  IWORLD DIVISION OF MECKLERMEDIA CORPORATION
                             (PREDECESSOR BUSINESS)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998
       AND FOR THE PERIOD FROM OCTOBER 1, 1998 THROUGH NOVEMBER 23, 1998
           AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)


4. INTANGIBLE ASSETS


Intangible assets consisted of the following (in thousands):

                                                                                  SEPTEMBER 30,
                                                                               --------------------
                                                                                 1997       1998
                                                                               ---------  ---------
Goodwill.....................................................................  $   1,787  $   5,690
Trademarks...................................................................        306        474
                                                                               ---------  ---------
                                                                                   2,093      6,164
Less: Accumulated amortization...............................................       (614)    (1,534)
                                                                               ---------  ---------
Intangible assets, net.......................................................  $   1,479  $   4,630
                                                                               ---------  ---------
                                                                               ---------  ---------

5. ACQUISITIONS OF ASSETS

iWorld acquired six, two, nine, two and four Web sites and related Internet media properties for $230,000, $1.4 million, $3.9 million, $1.2 million and $2.4 million during the years ended September 30, 1996, 1997, 1998, the three months ended March 31, 1998 and the period from October 1, 1998 through November 23, 1998, respectively. These acquisitions were accounted for as purchases. Certain of these acquisitions provide for contingent payments to be made one year after the acquisition dates based upon the achievement of certain objectives. The acquired Web sites and related Internet media properties had no tangible assets or liabilities and therefore the entire purchase price has been recorded as goodwill and is being amortized over its estimated useful life. The pro forma results for the years ended September 30, 1996, 1997 and 1998 and the period from October 1, 1998 through November 23, 1998, assuming these acquisitions had been made at the beginning of the period, would not be materially different from reported results.

6. INCOME TAXES

The operating results of iWorld were included in the consolidated tax returns of Mecklermedia. The methodology for allocating income tax expense to iWorld is set forth in Note 2. For all periods presented, valuation allowances were recorded against income tax benefits generated from the losses from iWorld.

                  IWORLD DIVISION OF MECKLERMEDIA CORPORATION
                             (PREDECESSOR BUSINESS)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998
       AND FOR THE PERIOD FROM OCTOBER 1, 1998 THROUGH NOVEMBER 23, 1998
           AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)

The provision (benefit) for income taxes consisted of the following (in thousands):

                                                        FOR THE YEARS ENDED SEPTEMBER                       OCTOBER 1,
                                                                     30,                                   1998 THROUGH
                                                       -------------------------------                     NOVEMBER 23,
                                                         1996       1997       1998                            1998
                                                       ---------  ---------  ---------    THREE MONTHS     -------------
                                                                                              ENDED
                                                                                         MARCH 31, 1998
                                                                                        -----------------
                                                                                           (UNAUDITED)
Current provision (benefit):
  Federal............................................  $     (18) $     (11) $     (37)     $     (10)       $      43
  State..............................................         (5)        (3)        (9)            (2)              11
                                                       ---------  ---------  ---------            ---           ------
                                                             (23)       (14)       (46)           (12)              54

Deferred provision (benefit):
  Federal............................................         18         11         37             10              (43)
  State..............................................          5          3          9              2              (11)
                                                       ---------  ---------  ---------            ---           ------
                                                       $  --      $  --      $  --          $      --        $  --
                                                       ---------  ---------  ---------            ---           ------
                                                       ---------  ---------  ---------            ---           ------

At September 30, 1996, 1997 and 1998 and November 23, 1998, iWorld had future federal and state income tax benefits as follows (in thousands):

                                                                                SEPTEMBER 30,           NOVEMBER 23,
                                                                       -------------------------------  -------------
                                                                         1996       1997       1998         1998
                                                                       ---------  ---------  ---------  -------------
Net operating losses.................................................  $     602  $   1,390  $   2,388    $   2,559
Excess of amortization of intangibles for financial reporting
  purposes over income taxes.........................................         46        114        314          307
Excess of depreciation of property and equipment for income tax
  purposes over financial reporting..................................        (13)       (44)       (58)         (58)
Reserves recorded for financial reporting purposes...................          9         41         38           99
                                                                       ---------  ---------  ---------  -------------
Total future federal and state income tax benefits...................        644      1,501      2,682        2,907
Less valuation allowances............................................       (644)    (1,501)    (2,682)      (2,907)
                                                                       ---------  ---------  ---------  -------------
Deferred income tax asset............................................  $  --      $  --      $  --        $  --
                                                                       ---------  ---------  ---------  -------------
                                                                       ---------  ---------  ---------  -------------

At November 23, 1998, iWorld had available net operating loss carryforwards for its federal income tax purposes of approximately $7.0 million which will expire beginning in 2009.

                  IWORLD DIVISION OF MECKLERMEDIA CORPORATION
                             (PREDECESSOR BUSINESS)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998
       AND FOR THE PERIOD FROM OCTOBER 1, 1998 THROUGH NOVEMBER 23, 1998
           AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)

A reconciliation setting forth the difference between the effective income tax rate of iWorld and the U.S. Federal statutory tax rate is as follows (in thousands):

                                                                                                           OCTOBER 1,
                                                       FOR THE YEARS ENDED SEPTEMBER                          1998
                                                                    30,                                      THROUGH
                                                      -------------------------------                     NOVEMBER 23,
                                                        1996       1997       1998                            1998
                                                      ---------  ---------  ---------    THREE MONTHS     -------------
                                                                                             ENDED
                                                                                        MARCH 31, 1998
                                                                                       -----------------
                                                                                          (UNAUDITED)
Federal statutory tax rate..........................  $     423  $     733  $     928      $     235        $     159
State taxes.........................................         61        105        133             37               23
Losses without income tax benefits..................       (487)      (841)    (1,064)          (273)            (183)
Provision for non-deductible expenses...............          3          3          3              1                1
                                                      ---------  ---------  ---------          -----      -------------
                                                      $  --      $  --      $  --          $  --            $  --
                                                      ---------  ---------  ---------          -----      -------------
                                                      ---------  ---------  ---------          -----      -------------

7. EMPLOYEE BENEFIT PLAN

iWorld participated in Mecklermedia's defined contribution plan which qualified under Section 401(k) of the Internal Revenue Code for employees meeting certain service requirements. The plan allowed eligible employees to contribute up to 15% of their compensation to the plan. At the discretion of Mecklermedia's board of directors, Mecklermedia was also able to make contributions dependent on profits each year for the benefit of all eligible employees under the plan. There were no discretionary contributions for any of the periods presented.

8. RELATED PARTY TRANSACTIONS

The accompanying financial statements include costs for cash management, accounting, legal and network operations that were provided to iWorld by Mecklermedia, in addition to allocated costs for facility charges at shared sites, including rent and equipment usage. Costs for cash management accounting, legal and network operations have been allocated to iWorld based on internet.com management's estimated percentage of the time spent by Mecklermedia employees on iWorld to total department time. The costs for facility charges are based on the percentage of usage by the iWorld Division of Mecklermedia to the overall costs. Such allocations are not necessarily indicative of the costs that would have been incurred if iWorld had been a stand-alone entity.

Costs allocated to iWorld by Mecklermedia were approximately $440,000, $777,000, $1,185,000, $331,000 and $150,000 for the years ended September 30, 1996, 1997,
1998, for the three months ended March 31, 1998 and for the period from October 1, 1998 through November 23, 1998, respectively. For the year ended September 30, 1996, allocated costs of $23,000 and $417,000 were included in cost of revenues and general and administrative expenses, respectively. For the three months ended March 31, 1998, allocated costs of $26,000 and $305,000 were included in cost of revenues and general and administrative expenses, respectively. For the year ended September 30, 1997, allocated costs of $67,000 and $710,000 were included in cost of revenues and general and administrative expenses, respectively. For the year ended September 30, 1998, allocated costs of $100,000 and $1,085,000 were included in cost of revenues and general and administrative expenses, respectively. All of the allocated costs for the

                  IWORLD DIVISION OF MECKLERMEDIA CORPORATION
                             (PREDECESSOR BUSINESS)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998
       AND FOR THE PERIOD FROM OCTOBER 1, 1998 THROUGH NOVEMBER 23, 1998
           AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)

period from October 1, 1998 through November 23, 1998, were included in general and administrative expenses. Management believes the allocation methods used are reasonable.

Mecklermedia funded the working capital requirements of iWorld based upon a centralized cash management system. Division Equity, included in the accompanying financial statements, consists of funding for net losses, working capital requirements and acquisitions. There is no liability to Mecklermedia for these amounts. In addition, no interest has been charged on these transactions.

Division equity consisted of the following (in thousands):

                                                                           SEPTEMBER 30,
                                                                  -------------------------------  NOVEMBER 23,
                                                                    1996       1997       1998         1998
                                                                  ---------  ---------  ---------  -------------
Division equity at beginning of period..........................  $     265  $     808  $   2,144    $   6,252
Net losses......................................................     (1,244)    (2,155)    (2,731)        (467)
Working capital.................................................      1,145      1,092      1,834        1,393
Acquisitions....................................................        642      2,399      5,005        2,484
                                                                  ---------  ---------  ---------  -------------
Division equity at end of period................................  $     808  $   2,144  $   6,252    $   9,662
                                                                  ---------  ---------  ---------  -------------
                                                                  ---------  ---------  ---------  -------------
Average division equity during the period.......................  $     537  $   1,476  $   4,198    $   7,957
                                                                  ---------  ---------  ---------  -------------
                                                                  ---------  ---------  ---------  -------------

                                3,400,000 SHARES

                            INTERNET.COM CORPORATION

                                  COMMON STOCK

                                     [LOGO]

                             ---------------------

                                   PROSPECTUS
                                ----------------

Until             , 1999, all dealers that effect transactions in these
securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                           U.S. BANCORP PIPER JAFFRAY

                            WILLIAM BLAIR & COMPANY

                                 DLJDIRECT INC.

                                        , 1999

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses to be paid by the Registrant in connection with this offering are as follows. All amounts other than the Securities and Exchange Commission registration fee, National Association of Securities Dealers filing fee and Nasdaq National Market application fee are estimates.


Securities and Exchange Commission registration fee.............................  $  13,428
National Association of Securities Dealers filing fee...........................      5,330
Nasdaq National Market listing fee..............................................     95,000
Printing........................................................................    275,000
Legal fees and expenses.........................................................    600,000
Accounting fees and expenses....................................................    200,000
Director and officer insurance expenses.........................................    192,000
Blue Sky fees and expenses......................................................     10,000
Transfer agent and registrar fees...............................................      5,000
Miscellaneous...................................................................    104,242
                                                                                  ---------
      Total.....................................................................  $1,500,000
                                                                                  ---------
                                                                                  ---------


---------------------------------------------
*   To be filed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities including reimbursement for expenses incurred arising under the Securities Act of 1933, as amended.

As permitted by the Delaware General Corporation Law, the Registrant's Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases or (iv) for any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Bylaws of the Registrant provide that (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (ii) the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law, (iii) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions and (iv) the rights conferred in the Bylaws are not exclusive.


The Registrant intends to enter into Indemnification Agreements with each of its directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's Amended and Restated Certificate of Incorporation and to provide additional procedural protections. Except as described in the prospectus contained in this Registration Statement, at present there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.


Reference is also made to Section 6 of the purchase agreement, which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provision in the Registrant's Amended and Restated Certificate of Incorporation, Bylaws and the Indemnification Agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant's directors and executive officers for liabilities arising under the Securities Act of 1933, as amended.

The Registrant, with approval by the Registrant's Board of Directors, expects to obtain directors' and officers' liability insurance.

Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

DOCUMENT                                                                         EXHIBIT NUMBER
-------------------------------------------------------------------------------  ---------------
Purchase Agreement (draft dated May 19, 1999)..................................          1.01
Form of Amended and Restated Certificate of Incorporation of Registrant........          3.02
Bylaws of Registrant...........................................................          3.03
Form of Indemnification Agreement..............................................         10.01

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Upon the closing of this offering, internet.com LLC will be converted into a corporation and all membership interests will be converted into common stock of the Registrant at the rate of 16,215.891 shares per membership unit. The share numbers in this table give effect to the conversion of internet.com LLC into a corporation immediately prior to the closing of this offering.

All sales were made in reliance on Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended. These sales were made without general solicitation or advertising. Each purchaser was an "accredited investor" or a sophisticated investor with access to all relevant information necessary to evaluate the investment who represented to the Registrant that the shares were being acquired for investment.

                                                                           NUMBER OF
                                                                            SHARES
                                  DATE(S) OF     TITLE OF     NUMBER OF    ASSUMING      AGGREGATE         FORM OF
NAME                                 SALE       SECURITIES      UNITS     CONVERSION   PURCHASE PRICE   CONSIDERATION
------------------------------  --------------  -----------  -----------  -----------  --------------  ---------------
William A. Schutzer...........     March 1999        Units           25      405,397    $  1,000,000           Cash
Internet World Media, Inc.....     March 1999        Units       11.149      180,772    $    445,949           Cash
James S. Mulholland III.......     March 1999        Units        3.125       50,675    $    125,000           Cash
Marie Mulholland Flatness.....     March 1999        Units        3.125       50,675    $    125,000           Cash
New River Capital Partners....     March 1999        Units        3.125       50,675    $    125,000           Cash
Certain Employees, Officers
  and Directors of the
  Registrant..................     March 1999        Units         10.5      170,267    $    420,000           Cash

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits:


EXHIBIT NUMBER                                               EXHIBIT TITLE
-----------------  -------------------------------------------------------------------------------------------------
         1.01      Form of Purchase Agreement to be entered into by and among the Registrant, U.S. Bancorp Piper
                   Jaffray Inc., William Blair & Company, L.L.C. and DLJDIRECT Inc.+

         2.01      Form of Merger Agreement to be entered into by internet.com LLC and the Registrant+

         3.01      Registrant's Certificate of Incorporation+

         3.02      Form of Registrant's Amended and Restated Certificate of Incorporation+

         3.03      Registrant's Bylaws+

         4.01      Form of Specimen Stock Certificate for the Registrant's Common Stock+

         4.02      Registration Rights Agreement, dated as of November 24, 1998, by and among internet.com LLC and
                   Internet World Media, Inc.+

         4.03      Warrant to purchase units of internet.com LLC, issued to Internet World Media, Inc. on November
                   24, 1998+

         5.01      Opinion of Willkie Farr & Gallagher regarding the legality of the securities being registered

        10.01      Form of Indemnification Agreement to be entered into between the Registrant and each of its directors and executive officers+

        10.02      Second Amended and Restated Limited Liability Company Agreement of internet.com LLC, dated as of
                   March 25, 1999+

        10.03      Services Agreement by and among Penton Media, Inc., Internet World Media, Inc. and internet.com
                   LLC, dated as of November 24, 1998+

        10.04      Trademark Co-License Agreement by and between Internet World Media, Inc. and internet.com LLC, dated as of November 24, 1998+

        10.05      Copyright Co-License Agreement by and between Internet World Media, Inc. and internet.com LLC, dated as of November 24, 1998+

        10.06      Form of Registrant's 1999 Stock Incentive Plan+

        10.07      Employment Agreement between the Registrant and Christopher S. Cardell, dated as of November 24,
                   1998+

        10.08      Employment Agreement between the Registrant and Christopher J. Baudouin, dated as of November 24,
                   1998+

        10.09      Specimen Advertising Insertion Order+

        21.01      Subsidiaries of the Registrant+

        23.01      Consent of Willkie Farr & Gallagher (included in Exhibit 5.01)

        23.02      Consent of Arthur Andersen LLP

        24.01      Power of Attorney+

        27.01      Financial Data Schedule (EDGAR Version Only)+

        99.01      Consent of Gilbert F. Bach+

        99.02      Consent of Michael J. Davies+


---------------------------------------------

+   Previously filed.


(b) Financial Statement Schedule

ITEM 17. UNDERTAKINGS.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the purchase agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Westport, State of Connecticut, on the 21st day of June 1999.


                                INTERNET.COM CORPORATION

                                By:             /s/ ALAN M. MECKLER
                                     -----------------------------------------
                                                  Alan M. Meckler
                                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates indicated.


             NAME                        TITLE(S)                   DATE
------------------------------  ---------------------------  -------------------
     /s/ ALAN M. MECKLER        Director, Chairman and
------------------------------    Chief Executive Officer       June 21, 1999
       Alan M. Meckler

              *                 Director, President and
------------------------------    Chief Operating Officer       June 21, 1999
    Christopher S. Cardell

              *                 Chief Financial Officer
------------------------------                                  June 21, 1999
   Christopher J. Baudouin




*By:     /s/ ALAN M. MECKLER
      -------------------------  Attorney-in-Fact               June 21, 1999
           Alan M. Meckler

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                        ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors of internet.com LLC:


We have audited in accordance with generally accepted auditing standards the financial statements of internet.com LLC included in this registration statement and have issued our report thereon dated June 21, 1999. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The financial statement schedule on the following page is the responsibility of the company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


                                          ARTHUR ANDERSEN LLP


Stamford, Connecticut
June 21, 1999

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                        ALLOWANCE FOR DOUBTFUL ACCOUNTS
                                INTERNET.COM LLC

                                                                                                      THREE MONTHS
                                                                                                          ENDED
                                                                          INCEPTION                  MARCH 31, 1999
                                                                 (NOVEMBER 24, 1998) THROUGH    -------------------------
(IN THOUSANDS)                                                        DECEMBER 31, 1998
                                                               -------------------------------         (UNAUDITED)
Balance at beginning of period...............................             $      --                     $      42
Additions charged to statement of operations.................                    42                            67
                                                                                ---                         -----
Balance at end of period.....................................             $      42                     $     109
                                                                                ---                         -----
                                                                                ---                         -----

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                        ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors of internet.com LLC:

We have audited in accordance with generally accepted auditing standards the financial statements of the iWorld division of Mecklermedia Corporation included in this registration statement and have issued our report thereon dated April 5, 1999. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The financial statement schedule on the following page is the responsibility of the company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Stamford, Connecticut
April 5, 1999

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                        ALLOWANCE FOR DOUBTFUL ACCOUNTS

                  IWORLD DIVISION OF MECKLERMEDIA CORPORATION
                             (PREDECESSOR BUSINESS)

                                                                               FOR THE YEARS ENDED SEPTEMBER     OCTOBER 1,
                                                                                            30,                 1998 THROUGH
                                                                              -------------------------------   NOVEMBER 23,
(IN THOUSANDS)                                                                  1996       1997       1998          1998
                                                                              ---------  ---------  ---------  ---------------
Balance at beginning of period..............................................  $      --  $       9  $      17     $     149
Additions charged to statement of operations................................          9          8        152            17
Deductions from reserves....................................................         --         --        (20)           --
                                                                              ---------  ---------  ---------         -----
Balance at end of period....................................................  $       9  $      17  $     149     $     166
                                                                              ---------  ---------  ---------         -----
                                                                              ---------  ---------  ---------         -----